Exhibit 4.22

DATED 19 August 2015

EURONAV NV
as Borrower

ABN AMRO BANK N.V.
ING BANK N.V.
NORDEA BANK NORGE ASA
SKANDINAVISKA ENSKILDA BANKEN AB (publ)
as Lenders, Bookrunners and Mandated Lead Arrangers

DNB BANK ASA
as Bookrunner and Mandated Lead Arranger

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Lender and Lead Arranger

KBC BANK NV
SCOTIABANK EUROPE PLC
SOCIETE GENERALE
as Lenders and Co-Arrangers

BELFIUS BANK SA/NV
DNB (UK) LIMITED
HSBC BANK PLC
as Lenders

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 2
as Swap Providers

NORDEA BANK NORGE ASA
DNB BANK ASA
as Co-ordinators

NORDEA BANK NORGE ASA
as Agent and Security Agent
___________________________________________

LOAN AGREEMENT
relating to a committed revolving credit facility of $500,000,000, a committed acquisition facility of $250,000,000 and
an uncommitted upsize facility of up to $250,000,000
___________________________________________

INDEX

1. DEFINITIONS AND INTERPRETATION	2
2. POSITION OF THE BANKS	30
3. THE FACILITIES	31
4. DRAWDOWN	37
5. REPAYMENT AND REDUCTION	40
6. PREPAYMENT AND CANCELLATION	42
7. INTEREST	47
8. PAYMENTS	49
9. NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION	51
10. REPRESENTATIONS AND WARRANTIES	55
11. GENERAL UNDERTAKINGS	59
12. INFORMATION UNDERTAKINGS	62
13. FINANCIAL COVENANTS	64
14. VESSEL UNDERTAKINGS - INSURANCE	66
15. VESSEL UNDERTAKINGS - OPERATION AND MAINTENANCE	69
16. VALUATIONS AND ASSET PROTECTION	75
17. EVENTS OF DEFAULT	77
18. FEES, EXPENSES AND INDEMNITIES	81
19. THE AGENT	86
20. THE SECURITY AGENT	91
21. RETIREMENT OR REPLACEMENT OF A SERVICE BANK	94
22. LIMITS OF THE SERVICE BANKS' OBLIGATIONS	96
23. SHARING OF PAYMENTS	98
24. CHANGES TO THE LENDERS	100
25. CHANGES TO THE SWAP PROVIDERS	103
26. SET-OFF	104
27. MISCELLANEOUS	104
28. NOTICES	106
29. BANKS' DUTIES OF CONFIDENTIALITY	108
30. APPLICABLE LAW AND JURISDICTION	111
SCHEDULE 1 - LENDERS AND COMMITMENTS	113
SCHEDULE 2 - SWAP PROVIDERS	125

THIS AGREEMENT is made on      August 2015
BETWEEN
(1)	EURONAV NV, as Borrower;
(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Original Lenders;
(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as Original Swap Providers;
(4)	ABN AMRO BANK N.V., DNB BANK ASA, ING BANK N.V., NORDEA BANK NORGE ASA and SKANDINAVISKA ENSKILDA BANKEN AB (publ) as Mandated Lead Arrangers;
(5)	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK as Lead Arranger;
(6)	KBC BANK NV, SCOTIABANK EUROPE PLC and SOCIETE GENERALE as Co-Arrangers;
(7)	ABN AMRO BANK N.V., DNB BANK ASA, ING BANK N.V., NORDEA BANK NORGE ASA and SKANDINAVISKA ENSKILDA BANKEN AB (publ) as Bookrunners;
(8)	NORDEA BANK NORGE ASA and DNB BANK ASA, as Co-ordinators;
(9)	NORDEA BANK NORGE ASA, as Agent; and
(10)	NORDEA BANK NORGE ASA, as Security Agent.
WHEREAS
(A)	The Bookrunners, the Co-ordinators and the Arrangers have arranged, and the Original Lenders have agreed to make available to the Borrower, a committed secured loan facility in the amount of $750,000,000 comprising:
(i)	an initial revolving credit facility in the amount of $500,000,000 to be applied for the purpose of (a) refinancing the Existing $750m Facility Indebtedness, (b) refinancing the Existing Alsace Loan Indebtedness and (c) providing the Borrower and its subsidiaries with funds for general corporate and working capital purposes; and
(ii)	a further revolving credit facility in the aggregate amount of up to $250,000,000 for the purpose of (a) assisting the Borrower to finance part of the acquisition costs of the Acquisition Vessels and (b) providing the Borrower and its subsidiaries with funds for general corporate and working capital purposes.
(B)	The Borrower has further requested, and the Banks have agreed, that this Agreement should contain the provisions for an additional uncommitted revolving credit facility of up to $250,000,000 to be provided to the Borrower by the Upsize Facility Lenders for the purpose of (a) assisting the Borrower to finance part of the acquisition of the Upsize Vessels and (b) providing the Borrower and its subsidiaries with funds for general corporate and working capital purposes, such facility to be secured pari passu with the facilities referred to in Recital (A).

(C)	One or more of the Swap Providers may enter into swap transactions with the Borrower from time to time to hedge the Borrower's floating interest rate exposure in relation to the Advances.
(D)	The Lenders and the Borrower have agreed with the Swap Providers that the Swap Providers on a subordinated basis will share in the security to be granted to the Security Agent pursuant to this Agreement as set out in this Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement, including the Recitals, the following expressions shall have the following meanings:
"Account Security" means the first priority Norwegian law instrument of pledge in respect of the Earnings Account to be executed by the Borrower in favour of the Security Agent in the agreed form;
"Acquisition Facility" means the committed revolving credit facility in the sum of up to $250,000,000 made available to the Borrower by the Acquisition Facility Lenders in accordance with the terms of this Agreement as described in Clause 3.1.2;
"Acquisition Facility Advance" means the principal amount of each portion of the Total Acquisition Facility Commitments drawn by the Borrower under this Agreement or (as the context requires) the principal amount of any proposed drawing under the Acquisition Facility as specified by the Borrower in a Notice of Drawdown;
"Acquisition Facility Commitment" means:
(a)	in relation to an Original Acquisition Facility Lender, the amount set opposite its name in Part 2 of Schedule 1 and the amount of any other Acquisition Facility Commitment transferred to it under this Agreement; and
(b)	in relation to any other Acquisition Facility Lender, the amount of any Acquisition Facility Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement;
"Acquisition Facility Contribution" means, in relation to an Acquisition Facility Lender, the part of the aggregate Acquisition Facility Advances which is owing to that Acquisition Facility Lender at any relevant time;

"Acquisition Facility Lender" means:
(a)	any Original Acquisition Facility Lender; and
(b)	any bank, financial institution or other entity which has become a Party as Acquisition Facility Lender in accordance with Clause 24.1, which in each case has not ceased to be a Party as Acquisition Facility Lender in accordance with the terms of this Agreement;
"Acquisition Vessels" means the vessels specified in Part 2 of Schedule 3 (but, unless the context otherwise requires, shall not include any such vessel which has been sold in accordance with this Agreement or which has become a Total Loss);
"Advances" means each Acquisition Facility Advance, each Revolving Credit Facility Advance and each Upsize Facility Advance;
"Affected Lender" and "Affected Lenders" each has the meaning given to it in the definition of "Market Disruption Event" in this Clause 1.1;
"Agent" means Nordea Bank Norge ASA, a bank incorporated in Norway acting through its office at Middelthunsgate 17, P.O. Box 1166 Sentrum, NO-0107 Oslo, Norway (or any successor to it appointed under Clause 21);
"Anti-Corruption Laws" means the Bribery Act 2010, the United States Foreign Corrupt Practices Act 1977 or other applicable anti-corruption or similar legislation in any other jurisdictions;
"Applicable Commitment Fee Rate" means:
(a)	in respect of the Revolving Credit Facility and the Acquisition Facility, the rate per annum equivalent to 35% of the Applicable Margin for such Facilities; and
(b)	in respect of the Upsize Facility Commitments relating to a particular Upsize Vessel, such rate per annum in respect thereof as the relevant Upsize Facility Lenders and the Borrower may agree in the relevant Upsize Confirmation;
"Applicable Margin" means:
(a)	in respect of the Revolving Credit Facility and the Acquisition Facility, 1.95% per annum; and
(b)	in respect of an Upsize Facility Advance, such rate per annum in respect thereof as the relevant Upsize Facility Lenders and the Borrower may agree in the relevant Upsize Confirmation;
"Approved Flag State" means Belgium, France, Greece, Hong Kong, Liberia, the Marshall Islands and such other jurisdictions as the Security Agent (as directed by the Majority Lenders) may approve;

"Approved Shipbrokers" means Clarksons Platou, Arrow Sale & Purchase (UK) Ltd., Braemar ACM, Maersk Broker, Fearnleys or such other list of shipbrokers as may from time to time be agreed in writing between the Borrower and the Majority Lenders for the purposes of Clause 16.2.2;
"Arrangers" means together the Mandated Lead Arrangers, the Lead Arranger and the Co-Arrangers;
"Available Acquisition Facility Commitment" means, in relation to an Acquisition Facility Lender at any time, its Acquisition Facility Commitment minus its Acquisition Facility Contribution at that time;
"Available Commitment" means, in relation to a Lender, the aggregate of its Available Revolving Credit Facility Commitment, its Available Acquisition Facility Commitment and/or its Available Upsize Facility Commitment;
"Available Revolving Credit Facility Commitment" means, in relation to a Revolving Credit Facility Lender at any time, its Revolving Credit Facility Commitment minus its Revolving Credit Facility Contribution at that time;
"Available Tranche Amount" means:
(a)	in relation to an Acquisition Vessel, the portion of the Acquisition Facility Commitments available to be drawn in relation to that Vessel, being the lesser of (i) $62,500,000 and (ii) 65% of the Fair Market Value of the relevant Acquisition Vessel, as such amount shall be reduced from time to time by Clause 5.2.2 and the other relevant provisions of this Agreement;
(b)	in relation to an Upsize Vessel, the portion of the Upsize Facility Commitments available to be drawn in relation to that Vessel, being the lesser of (i) $62,500,000 and (ii) 65% of the Fair Market Value of the relevant Upsize Vessel as such amount shall be reduced from time to time by Clause 5.2.3 and the other relevant provisions of this Agreement;
"Available Upsize Facility Commitment" means, in relation to an Upsize Facility Lender at any time, its Upsize Facility Commitment minus its Upsize Facility Contribution at that time;
"Availability Period" means:
(a)	subject to Clause 3.3, in relation to the Revolving Credit Facility, the period commencing on the Closing Date and ending on the earlier of:
(i)	the Maturity Date; and
(ii)	the date on which the Total Revolving Credit Facility Commitments are reduced to zero by being fully cancelled and/or terminated;
(b)	subject to Clause 3.4, in relation to the Acquisition Facility Commitments in respect of a particular Acquisition Vessel, the period commencing on the Closing Date and ending on the earlier of:

(i)	the Maturity Date; and
(ii)	the date on which such Acquisition Facility Commitments are reduced to zero by being fully cancelled and/or terminated;
(c)	subject to Clause 3.6, in relation to the Upsize Facility Commitments in respect of a particular Upsize Vessel, subject to the relevant Upsize Date having occurred, the period commencing on that Upsize Date and ending on the earlier of:
(i)	the Maturity Date; and
(ii)	the date on which such Upsize Facility Commitments are reduced to zero by being fully cancelled and/or terminated;
"Bank" means any of the Lenders, the Swap Providers, the Arrangers, the Bookrunners, the Co-ordinators, the Agent and the Security Agent;
"Banking Day" means a day (excluding Saturdays and Sundays) on which banks are open in London, Oslo and Brussels and, in respect of a day on which a payment is required to be made in Dollars under a Finance Document, also in New York City;
"Basel II" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of Basel III;
"Basel II Approach" means, in relation to any Bank, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in Basel II) adopted by that Bank (or any of its affiliates) for the purposes of implementing or complying with Basel II;
"Basel II Regulation" means:
(a)	any law or regulation implementing Basel II (including the relevant provisions of CRD IV and CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of Basel II but excluding any provision of such law or regulation implementing Basel III; and
(b)            any Basel II Approach adopted by a Bank or any of its affiliates;
"Basel III" means:
(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)	the rules for global systemically important banks contained in "Global systemically important banks: assessment, methodology and additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";
"Basel III Increased Cost" means an Increased Cost which is attributable to Basel III or to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Bank or any of its affiliates);
"Basel III Regulation" means any law or regulation implementing Basel III (including CRD IV and CRR) save and to the extent that such law or regulation re-enacts a Basel II Regulation;
"Bookrunners" means ABN AMRO Bank N.V., DNB Bank ASA, ING Bank N.V., Nordea Bank Norge ASA and Skandinaviska Enskilda Banken AB (publ);
"Borrower" means Euronav NV, a company incorporated in Belgium with enterprise number 0860.402.767 whose registered office is at de Gerlachekaai 20, 2000 Antwerpen, Belgium;
"Break Costs" means the amount (if any) by which:
(a)	the interest (excluding the Applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of any Advance to the last day of the current Interest Period in respect of that Advance or the relevant part thereof (as the case may be), had the principal amount received been paid on the last day of that current Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the London interbank market for a period starting on the Banking Day of receipt or recovery and ending on the last day of that current Interest Period;
"Builder" means Hyundai Heavy Industries Co., Ltd.;
"Building Contracts" means, in respect of an Acquisition Vessel or an Upsize Vessel, the shipbuilding contract in relation thereto made between the Builder and the Borrower (details of which are set out in Schedule 3);
"Change of Control" means, in relation to the Borrower, if two or more persons acting in concert or any individual person other than the Permitted Holders:
(a)	acquires legally and/or beneficially, and either directly or indirectly, in excess of 50% of the issued share capital or the voting rights of the Borrower; or
(b)	has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Borrower;

"Charged Property" means any real or personal property, assets or rights belonging to the Borrower, whether present or future, over which an Encumbrance has been or is intended to be created pursuant to any of the Finance Documents;
"Charter Assignment" means, in relation to a Mortgaged Vessel which is subject to a Long Term Charter, a first priority deed of assignment of that Long Term Charter and any related Charter Guarantee to be executed by the Borrower in favour of the Security Agent in accordance with Clause 11.8 in the agreed form;
"Charter Guarantee" means, in relation to a Mortgaged Vessel, any guarantee, bond, letter of credit or other instrument provided as security for the obligations of the charterer under any Long Term Charter of that Vessel;
"Classification Society" means, in relation to a Mortgaged Vessel, American Bureau of Shipping, Bureau Veritas, DNV GL, Lloyds Register of Shipping, Nippon Kaiji Kyokai or such other classification society which is a member of the International Association of Classification Societies as may be approved in writing by the Security Agent (acting on the instructions of the Majority Lenders);
"Closing Date" has the meaning given to it in Clause 3.2;
"Co-Arrangers" means KBC Bank NV, Scotiabank Europe plc and Societe Generale;
"Code" means the US Internal Revenue Code of 1986;
"Commitment" means, in relation to a Lender, the aggregate of its Revolving Credit Facility Commitment, its Acquisition Facility Commitment and/or (provided that the relevant Upsize Date in relation thereto has occurred) its Upsize Facility Commitment;
"Compliance Certificate" means a certificate signed by the chief financial officer of the Borrower substantially in the form of Schedule 8;
"Compulsory Acquisition" means, in relation to a Mortgaged Vessel, requisition for title or other compulsory acquisition of that Vessel by any government or other competent authority, otherwise than by requisition for hire;
"Confidential Information" means all information relating to the Borrower, the Group, the Finance Documents or the Facilities of which a Bank becomes aware in its capacity as, or for the purpose of becoming, a Bank or which is received by a Bank in relation to, or for the purpose of becoming a Bank under, the Finance Documents or the Facilities from either:
(a)            the Borrower or any of its advisers; or
(b)	another Bank, if the information was obtained by that Bank directly or indirectly from the Borrower or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Bank of Clause 29.1; or
(ii)	is identified in writing at the time of delivery as non-confidential by the Borrower or any of its advisers; or
(iii)	is known by that Bank before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Bank after that date, from a source which is, as far as that Bank is aware, unconnected with the Group and which, in either case, as far as that Bank is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;
"Confidentiality Undertaking" means a confidentiality undertaking substantially in the recommended form published from time to time by the Loan Market Association or in any other form agreed between the Borrower and the Agent;
"Confirmation", in relation to any continuing Designated Transaction, has the meaning given to it in the relevant Master Agreement;
"Contribution" means, in relation to a Lender, the aggregate of its Revolving Credit Facility Contribution, its Acquisition Facility Contribution and/or its Upsize Facility Contribution;
"Co-ordinators" means Nordea Bank Norge ASA and DNB Bank ASA;
"CRD IV" means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EU and repealing Directives 2006/48/EC and 2006/49/EC;
"CRR" means Regulation (EU) No. 575/2013 of the European Parliament and of the council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012;
"Default Rate" means, in respect of any overdue amount, the annual rate of interest determined in accordance with Clause 7.3;
"Defaulting Lender" means any Lender:
(a)	which has failed to make available the relevant proportion of its Commitment in respect of any Advance or has given notice to the Agent that it will not make such amount available by the relevant Drawdown Date in accordance with Clause 4.3; or
(b)	which has rescinded or repudiated this Agreement; or
(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event;
and payment is made within 5 Banking Days of its due date; or
(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the relevant payment;
"Delivery Date" means, in relation to an Acquisition Vessel or an Upsize Vessel, the date on which the title to such Vessel is transferred to the Borrower by the relevant Builder;
"Designated Transaction" means a transaction:
(a)	which is entered into by the Borrower with a Swap Provider pursuant to a Master Agreement;
(b)	whose purpose is the hedging of all or a part of the Borrower's exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Advances (or any part thereof);
(c)	which is for a period expiring no later than the Maturity Date; and
(d)	which is designated as a Designated Transaction at any time by notice in writing in the form set out in Schedule 9 from the relevant Swap Provider to the Agent and copied to the Borrower;
"Disruption Event" means:
(a)	a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by the Finance Documents, which is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing it, or any other Party from:
(i)	performing its payment obligations under the Finance Documents; or
(ii)	communicating with other Parties under the Finance Documents, and which is not caused by, and is beyond the control of, the Party whose operations are disrupted;
"Dollars" and "$" mean the lawful currency for the time being of the United States of America;
"Drawdown Date" means, in relation to an Advance, the Banking Day on which the Borrower specifies that it wishes that Advance to be made or (as the context requires) the date on which that Advance is actually made to the Borrower;

"Earnings" means, in relation to a Mortgaged Vessel:
(a)	all moneys whatsoever (and all claims for such moneys), present and future, which are earned or recoverable by, or become payable to or for the account of, the Borrower arising (whether in contract, tort or otherwise howsoever), directly or indirectly, out of the ownership, use or operation of that Vessel, including (but not limited to) all freight, hire and passage moneys, compensation payable in the event of requisition of that Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for employment of that Vessel, and all moneys (other than in respect of Insurances or Requisition Compensation) arising from a Total Loss of that Vessel, together with the benefit of any guarantee, indemnity or other security which may at any time be given as security for the payment of such moneys;
(b)	all moneys which are at any time payable under the Insurances of that Vessel in respect of loss of earnings; and
(c)	if and whenever that Vessel is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Vessel;
"Earnings Account" means the Dollar denominated account with account number NO60190443909 held by the Borrower with the Agent;
"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential arrangement (including, without limitation, title transfer and/or retention arrangements having a similar effect);
"Environmental Approval" means any permit, licence, approval, ruling, exemption or other authorisation required under applicable Environmental Laws;
"Environmental Claim" means:
(a)	any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident; or
(b)	any claim by any other person howsoever relating to or arising out of an Environmental Incident,
(and, in each such case, "claim" shall mean a claim for damages, clean-up costs, compliance, remedial action or otherwise);

"Environmental Incident" means:
(a)	any release, discharge, disposal or emission of Material of Environmental Concern from a Relevant Ship; or
(b)	any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a ship other than a Relevant Ship and which involves collision between a Relevant Ship and such other ship, or some other incident of navigation or operation, in either case where a Relevant Ship or the Borrower is actually or potentially at fault or otherwise liable (in whole or in part); or
(c)	any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a ship other than a Relevant Ship and where the Relevant Ship is actually or potentially liable to be arrested or attached as a result and/or where any of the Borrower is actually or potentially at fault or otherwise liable;
"Environmental Laws" means all national and international laws, ordinances, rules, regulations, rules of common law, conventions and agreements applicable to any Relevant Ship and pertaining to pollution or protection of human health or the environment;
"Event of Default" means any of the events or circumstances listed in Clause 17.1;
"Existing $750m Facility Agreement" means the loan facility agreement dated 22 June 2011, as amended, made between the Borrower and certain banks and financial institutions as lenders (for whom Nordea Bank Norge ASA acts as agent and security agent) in relation to a term loan and revolving credit facility originally in the amount of $750,000,000 and secured over the Existing Vessels (other than m.v. "ALSACE");
"Existing $750m Facility Indebtedness" means, at any particular date, the aggregate principal amount of the Borrower's indebtedness outstanding on that date under the Existing $750m Facility Agreement;
"Existing Alsace Loan Agreement" means the loan facility agreement dated 23 December 2011, as amended, made between the Borrower and certain banks and financial institutions as lenders (for whom DNB Bank ASA acts as agent and security agent) in relation to a loan facility in the amount of $65,000,000 made in respect of m.v. "ALSACE";
"Existing Alsace Loan Indebtedness" means, at any particular date, the principal amount of the Borrower's indebtedness outstanding on that date under the Existing Alsace Loan Agreement;
"Existing Indebtedness" means the Existing $750m Facility Indebtedness and the Existing Alsace Loan Indebtedness;
"Existing Vessels" means the vessels specified in Part 1 of Schedule 3 (but, unless the context otherwise requires, shall not include any such vessel which has been sold in accordance with this Agreement or which has become a Total Loss);

"Facilities" means the Revolving Credit Facility, the Acquisition Facility and the Upsize Facility;
"Fair Market Value" means, in relation to a Mortgaged Vessel, the value of that Vessel as most recently determined in accordance with Clause 16;
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;
"FATCA Application Date" means:
(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or
(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA;
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction;
"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Bank is not a FATCA Exempt Party, could be required to make a FATCA Deduction;
"Fee Letters" means the fee letters made or to be made between the Agent and the Borrower as referred to in Clause 18.1;

"Finance Documents" means this Agreement, the Fee Letters, the Mortgages, the Supplemental Mortgages Deeds, the General Assignments, the Charter Assignments (if any), the Account Security, the Master Agreement Security Deed and any and every other document (other than a Manager's Undertaking) from time to time executed as security for, or to establish a subordination or priorities arrangement in relation to, all or any of the obligations of any person to the Banks (or any of them) under this Agreement or any of the other documents referred to in this definition;
"Financial Indebtedness" means any indebtedness in respect of:
(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with International Accounting Standard 17 issued by the International Accounting Standards Committee as in force and applied on the date of this Agreement, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;
"Flag State" means, in relation to a Mortgaged Vessel, such state or territory (being an Approved Flag State) in which the Borrower's ownership title to that Vessel is from time to time registered in accordance with the provisions of the Finance Documents;
"General Assignment" means, in relation to a Mortgaged Vessel, a first priority deed of assignment of the Insurances, Earnings and Requisition Compensation of that Vessel to be executed by the Borrower in favour of the Security Agent in the agreed form;
"Group" means the Borrower and its subsidiaries for the time being and "member of the Group" means the Borrower or any of its subsidiaries;

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;
"Increased Cost" means, in respect of a Bank;
(a)	a reduction in the rate of return from the Advances or on that Bank's (or its affiliate's) overall capital;
(b)	an additional or increased cost (including any loss, liability or cost suffered for or on account of tax); or
(c)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by that Bank or any of its affiliates to the extent that it is attributable to that Bank having entered into its Commitment or funding or performing its obligations under this Agreement or any Finance Document;
"Initial Borrowing Date" means the Drawdown Date of the first Advance under the Revolving Credit Facility, such date to be no later than 30 October 2015;
"Initial Value" means, in respect of an Existing Vessel, the market value for that Vessel as determined by reference to the most recent valuations obtained in accordance with the provisions of the Existing $750m Facility Agreement and the Existing Alsace Loan Agreement and as further set out in Part 1 of Schedule 3
"Insolvency Event" in relation to a Bank means that the Bank:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)	institutes or has instituted against it, by a regulator, supervisor or similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)	has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding up or liquidation and, in the case of any such proceeding or petition presented against it, that proceeding or petition is instituted or presented by a person or an entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has a resolution passed for its winding-up, official management or liquidation (other than as a result of a consolidation, amalgamation or merger);
(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;
(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and that secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(i)	causes or is subject to any event which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or
(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence, in any of the foregoing acts;
"Insurances" means, in relation to a Mortgaged Vessel, all policies and contracts of insurance (including all entries of that Vessel in a protection and indemnity association and a war risks association) which are from time to time taken out or entered into in respect of that Vessel or her Earnings or otherwise howsoever (as specified in greater detail in Clause 14) and all benefits of such policies and contracts, including all claims of whatsoever nature and return of premiums;
"Interest Period" means, in relation to an Advance, the period determined in accordance with Clause 7.4;
"Interest Rate" means, in relation to an Advance (or any relevant part thereof, as the case may be), the annual rate of interest which is determined by the Agent in accordance with Clause 7.2;
"Interpolated Screen Rate" means, in relation to LIBOR for an Advance or any part of it, the rate which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period, each at or about 11:00 a.m. London time on the Quotation Day;

"ISM Code" means The International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organisation as Resolutions A.741(18) and A.913(22) (as amended, supplemented or replaced from time to time);
"ISPS Code" means The International Ship and Port Facility Security Code as adopted by the International Maritime Organisation (as amended, supplemented or replaced from time to time);
"Lead Arranger" means Credit Agricole Corporate and Investment Bank;
"Lenders" means the Acquisition Facility Lenders, the Revolving Credit Facility Lenders and, as of the relevant Upsize Date, the Upsize Facility Lenders;
"Lending Office" means, in respect of a Lender, the office through which it will perform its obligations under this Agreement being, in the case of an Original Lender, the office set out against its name in Schedule 1 and, in the case of each other Lender, the office specified in the relevant Transfer Certificate by which it becomes a Party (or such other office in respect of any Lender as may be selected by it in accordance with Clause 24.12);
"LIBOR" means, in relation to an Interest Period or any other relevant period:
(a)	the applicable Screen Rate; or
(b)	(if no Screen Rate is available for the relevant currency for the relevant Interest Period), the Interpolated Screen Rate for the relevant Interest Period; or
(c)	(if no Screen Rate is available for that period and it is not possible to calculate an Interpolated Screen Rate for that period), the arithmetic mean of the rates (rounded upwards to four decimal places) quoted to the Reference Banks by leading banks in the London interbank market, at or about 11:00 a.m. London time on the Quotation Day for the offering of deposits in Dollars and for a period comparable to that period provided that, if any such rate is below zero, LIBOR will be deemed to be zero;
"Loan Indebtedness" means the aggregate of all Advances and interest accrued on the Advances and all other sums of money whatsoever (other than in respect of the Master Agreement Liabilities) from time to time due or owing actually or contingently to the Banks (or any of them) under or pursuant to the Finance Documents, including any corresponding amounts due or owing actually or contingently to the Security Agent under Clause 20.12;
"Long Term Charter" means, in relation to a Mortgaged Vessel, any charter or other contract of employment for that Vessel which is entered into by the Borrower for a term which exceeds 36 months' duration;
"Major Casualty" means, in relation to a Mortgaged Vessel, any casualty to that Vessel or incident (other than a Total Loss) in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in any other currency;

"Majority Acquisition Facility Lenders" means:
(a)	before an Acquisition Facility Advance has been made, Acquisition Facility Lenders the aggregate of whose Acquisition Facility Commitments at any relevant time exceeds 66 2/3% of the Total Acquisition Facility Commitments at that time; and
(b)	after the first Acquisition Facility Advance has been made, Acquisition Facility Lenders the aggregate of whose Acquisition Facility Contributions at any relevant time exceeds 66 2/3% of the Total Acquisition Facility Contributions at that time;
"Majority Lenders" means:
(a)	before an Advance has been made, Lenders the aggregate of whose Commitments at any relevant time exceeds 66 2/3% of the Total Commitments at that time; and
(b)	after the first Advance has been made, Lenders the aggregate of whose Contributions at any relevant time exceeds 66 2/3% of the Total Contributions at that time;
"Majority Revolving Credit Facility Lenders" means:
(a)	before a Revolving Credit Facility Advance has been made, Revolving Credit Facility Lenders the aggregate of whose Revolving Credit Facility Commitments at any relevant time exceeds 66 2/3% of the Total Revolving Credit Facility Commitments at that time; and
(b)	after the first Revolving Credit Facility Advance has been made, Revolving Credit Facility Lenders the aggregate of whose Revolving Credit Facility Contributions at any relevant time exceeds 66 2/3% of the Total Revolving Credit Facility Contributions at that time;
"Majority Upsize Facility Lenders" means, in relation to a particular Upsize Vessel or the Available Tranche Amount relating to that Upsize Vessel:
(a)	before an Upsize Facility Advance has been made in relation to that Vessel, Upsize Facility Lenders who have Upsize Facility Commitments in respect of that Vessel the aggregate of whose such Upsize Facility Commitments at any relevant time exceeds 66 2/3% of the Total Upsize Facility Commitments in respect of that Vessel at that time; and
(b)	after the first Upsize Facility Advance has been made in relation to that Vessel, Upsize Facility Lenders who have Upsize Facility Contributions in respect of that Vessel the aggregate of whose such Upsize Facility Contributions at any relevant time exceeds 66 2/3% of the Total Upsize Facility Contributions in respect of that Vessel at that time;
"Management Agreement" means, in relation to a Mortgaged Vessel, the agreement for the time being in force between the Borrower and the Manager with respect to the technical management of that Vessel by the Manager;

"Manager" means, in relation to a Mortgaged Vessel, any company belonging to the Group that may be appointed as the technical manager of that Vessel or such other company as the Borrower may from time to time appoint as the technical manager of that Vessel with the prior consent of the Agent, such consent not to be unreasonably withheld;
"Manager's Undertaking" means, in relation to a Mortgaged Vessel, the undertaking to be executed by the relevant Manager with respect to its management of that Vessel and the rights of the Banks under the Finance Documents in the agreed form;
"Mandated Lead Arrangers" means ABN AMRO Bank N.V., DNB Bank ASA, ING Bank N.V., Nordea Bank Norge ASA and Skandinaviska Enskilda Banken AB (publ);
"Market Disruption Event" means, in relation to an Interest Period, if:
(a)	at or about noon on the Quotation Day for that Interest Period the Screen Rate is not available and none of the Reference Banks supplies a rate to the Agent to determine LIBOR for that Interest Period; or
(b)	before close of business in London on the Quotation Day for that Interest Period, the Agent receives notification in the form required by Clause 7.11 from a Lender or Lenders whose Contributions aggregate more than 50% of the Total Contributions (or, before the Initial Borrowing Date, whose Commitments aggregate more than 50% of the Total Commitments) that the cost to it or them of obtaining matching deposits in the London interbank market for that Interest Period would be in excess of LIBOR (such Lender or Lenders being an "Affected Lender" or the "Affected Lenders", as the case may be);
"Master Agreement" means, in respect of a Swap Provider, the master agreement on the 1992 ISDA (Multicurrency Crossborder) form or the 2002 ISDA (Multicurrency Crossborder) form (as the case may be) made or to be made by it with the Borrower and including, in each case, all Designated Transactions from time to time entered into by it, and all Confirmations from time to time exchanged or deemed exchanged, under such master agreement;
"Master Agreement Liabilities" means, as at any relevant date, the aggregate of all liabilities of the Borrower to the Swap Providers under or pursuant to the Master Agreements, whether actual or contingent, present or future;
"Master Agreement Security Deed" means a first priority deed of assignment and charge in respect of the Borrower's rights under the Master Agreements to be executed by the Borrower in favour of the Security Agent in the agreed form;
"Material Adverse Change" or "Material Adverse Effect" means any occurrence, condition or circumstance (i) subsequent to 31 December 2014 and (ii) not previously known to the Lenders or the Agent, which the Lenders determine has had, or could reasonably be expected to have, a material adverse change in or a material adverse effect on:
(a)	the rights or remedies available to the Banks under any Finance Document;
(b)	the ability of the Borrower or any other Obligor to perform and comply with its obligations under any Finance Document;

(c)	the validity, legality or enforceability of any Finance Document;
(d)	the validity, legality or enforceability of any Encumbrance expressed to be created pursuant to any Finance Document or the priority or ranking of that Encumbrance; or
(e)	the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Borrower or any other member of the Group;
"Material of Environmental Concern" means and includes chemicals, pollutants, contaminants, waste, toxic or hazardous substances, oil, petroleum and oil and petroleum products and any other polluting substances, the release, discharge, disposal or emission of which into the environment is regulated, prohibited or penalised by or pursuant to any Environmental Law;
"Maturity Date" means 1 July 2022;
"Mortgage" means:
(a)	in relation to the Existing Vessels whose Flag State is Belgium, a first priority cross-collateralised Belgian law fleet mortgage over those Vessels to be executed by the Borrower in favour of the Security Agent and the Swap Providers in the agreed form for an amount equal to 125% of the aggregate Initial Value of those Vessels or in relation to any other Vessel whose Flag State is Belgium, a first priority cross-collateralised Belgian law mortgage over that Vessel to be executed by the Borrower in favour of the Security Agent and the Swap Providers in the agreed form for an amount equal to 125% of the aggregate Fair Market Value of that Vessel on the date of the Mortgage;
(b)	in relation to an Existing Vessel whose Flag State is France, a first priority cross-collateralised French law ship mortgage over that Vessel to be executed by the Borrower in favour of the Banks in the agreed form for an amount equal to 125% of the Initial Value of that Vessel or in relation to any other Vessel whose Flag State is France, a first priority cross-collateralised France law mortgage over that Vessel to be executed by the Borrower in favour of the Banks in the agreed form for an amount equal to 125% of the aggregate Fair Market Value of that Vessel on the date of the Mortgage;
(c)	in relation to a Vessel whose Flag State is Greece, a first priority cross-collateralised Greek law ship mortgage over that Vessel to be executed by the Borrower in favour of the Banks in the agreed form; and
(d)	in relation to a Vessel whose Flag State is another Approved Flag State, a first priority cross-collateralised ship mortgage over that Vessel to be executed in the form required by the laws of such Flag State together with, if customary for vessels registered in that Flag State, a deed of covenants collateral thereto each executed by the Borrower in favour of the Security Agent as security for the Outstanding Indebtedness, such document or documents to contain covenants, to the extent relevant, substantially in the same terms as Clauses 14 and 15 of this Agreement, and shall include any Supplemental Mortgage Deeds;
"Mortgaged Vessels" means those Vessels which are from time to time subject to a duly executed and registered first priority Mortgage granted as security for the Outstanding Indebtedness;
"Non-Consenting Lender" means any Lender who does not consent to the terms of a waiver or amendment requested by the Borrower which pursuant to Clause 19.14, Clause 19.15 or Clause 19.16 or any other provision of the Finance Documents requires the consent of all the Lenders where other Lenders whose Contributions aggregate more than 66 2/3% of the Total Contributions (or, before the Initial Borrowing Date, Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments) have consented to such waiver or amendment request;
"Notice of Drawdown" means a notice substantially in the form set out in Part 1 of Schedule 4 (in respect of the Advance or Advances to be drawn on the Initial Borrowing Date) or Part 2 of Schedule 4 (in respect of any Advance to be drawn after the Initial Borrowing Date);
"Obligor" means the Borrower and any other member of the Group which is a party from time to time to any of the Finance Documents;
"Original Acquisition Facility Lenders" means the banks and financial institutions identified as such in Part 2 of Schedule 1 acting through their respective Lending Offices;
"Original Financial Statements" means the audited consolidated account statements of the Group for the financial year ending 31 December 2014;
"Original Lenders" means the Original Acquisition Facility Lenders and the Original Revolving Credit Facility Lenders;
"Original Revolving Credit Facility Lenders" means the banks and financial institutions identified as such in Part 1 of Schedule 1 acting through their respective Lending Offices;
"Original Swap Providers" means the banks and financial institutions listed in Schedule 2 acting through their respective offices stated in Schedule 2;
"Outstanding Indebtedness" means the aggregate of the Loan Indebtedness and the Master Agreement Liabilities;
"Party" means a party to this Agreement;
"Permitted Change of Flag" means the change of Flag State in relation to a Mortgaged Vessel which satisfies the following conditions:
(a)	the new Flag State is an Approved Flag State;
(b)	at the time of the change of Flag State:

(i)	the Borrower executes and registers a Mortgage against the relevant Vessel with first priority at the appropriate ship registry;
(ii)	the Agent receives evidence reasonably satisfactory to it that the relevant Vessel is registered in the sole name of the Borrower under the laws and flag of the new Flag State free from all Encumbrances except for the Mortgage on it; and
(iii)	the Agent receives legal opinions from lawyers in Belgium and (if different) the new Flag State, in each case in a form acceptable to the Lenders acting reasonably;
"Permitted Encumbrance" means:
(a)	any Encumbrance created by or pursuant to the Finance Documents;
(b)	any Encumbrance securing the Existing Indebtedness (but only up to the Initial Borrowing Date);
(c)	liens for unpaid master's and crew's wages;
(d)	liens for salvage;
(e)	liens by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Mortgaged Vessel not prohibited by this Agreement;
(f)	liens for master's disbursements in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Mortgaged Vessel, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps);
(g)	any Encumbrance created in favour of a plaintiff or defendant in any action of the course or tribunal before whom such action is brought as security for costs and expenses where the Borrower is prosecuting or defending such proceedings or arbitration in good faith by appropriate steps provided such Encumbrance does not (and is not likely to) result in any sale, forfeiture or loss of a Mortgaged Vessel; and
(h)	Encumbrances arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;
"Permitted Holders" means:
(a)	Saverco NV;
(b)	Victrix NV;
(c)	Ceres Investments (Cyprus) Limited;
(d)	any parallel vehicle of any of the companies mentioned in paragraphs (a) to (c) above and their respective alternative investment vehicles; and

(e)	any affiliate of any of the above companies of persons;
"Potential Event of Default" means any event or circumstance specified in Clause 17 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;
"Quotation Day" means, in relation to any period for which an interest rate is to be determined, the day falling 2 Banking Days before the first day of that period;
"Reference Banks" means, subject to Clause 7.10, Nordea Bank Norge ASA and DNB Bank ASA or such other banks as may be appointed by the Agent in consultation with the Borrower;
"Relevant Majority Lenders" means:
(a)	in relation to the Revolving Credit Facility or the Existing Vessels, the Majority Revolving Credit Facility Lenders;
(b)	in relation to the Acquisition Facility or the Acquisition Vessels, the Majority Acquisition Facility Lenders;
(c)	in relation to a particular Upsize Vessel or the Available Tranche Amount relating to that Upsize Vessel, the relevant Majority Upsize Facility Lenders;
"Relevant Person" means:
(a)	each Obligor;
(b)	each subsidiary of an Obligor; and
(c)	all respective directors, officers, employees, agents and representatives of each of the persons mentioned in paragraphs (a) to (b) above;
"Relevant Ship" means a Vessel and any other ship from time to time (whether before or after the date of this Agreement) owned by, or demise chartered to, the Borrower;
"Repayment Date" means, in relation to an Advance, the date on which that Advance is required to be repaid under Clause 5.1.1;
"Representative" means, any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;
"Requisition Compensation" means, in relation to a Mortgaged Vessel, all moneys or other compensation payable by reason of a Compulsory Acquisition of that Vessel;
"Restricted Party" means a person:
(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(b)	that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws which attach legal effect to being domiciled, registered as located or having its main place of business in such country; or
(c)	that is directly or indirectly owned or controlled by a person referred to in paragraph (a) and/or (b) above; or
(d)	with which any member of the Group is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws;
"Revolving Credit Facility" means the committed revolving credit facility in the sum of $500,000,000 made available to the Borrower by the Revolving Credit Facility Lenders in accordance with the terms of this Agreement as described in Clause 3.1.1;
"Revolving Credit Facility Advance" means the principal amount of each portion of the Total Revolving Credit Facility Commitments drawn by the Borrower under this Agreement or (as the context requires) the principal amount of any proposed drawing under the Revolving Credit Facility as specified by the Borrower in a Notice of Drawdown;
"Revolving Credit Facility Commitment" means:
(a)	in relation to an Original Revolving Credit Facility Lender, the amount set opposite its name in the Part 1 of Schedule 1 and the amount of any other Revolving Credit Facility Commitment transferred to it under this Agreement; and
(b)	in relation to any other Revolving Credit Facility Lender, the amount of any Revolving Credit Facility Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement;
"Revolving Credit Facility Contribution" means, in relation to a Revolving Credit Facility Lender, the part of the aggregate Revolving Credit Facility Advances which is owing to that Revolving Credit Facility Lender at any relevant time;
"Revolving Credit Facility Lender" means:
(a)	any Original Revolving Credit Facility Lender; and
(b)	any bank, financial institution or other entity which has become a Party as Revolving Credit Facility Lender in accordance with Clause 24.1, which in each case has not ceased to be a Party as Revolving Credit Facility Lender in accordance with the terms of this Agreement;
"Rollover Advance" means:
(a)	in relation to the Revolving Credit Facility, each Advance made thereunder after the Initial Borrowing Date; and

(b)	in relation to the Acquisition Facility or the Upsize Facility, each Advance made thereunder in relation to a particular Vessel after the first Drawdown Date in respect of that Vessel;
"Sanctions Authority" means the Norwegian State, the United Nations, the European Union, the member states of the European Union, the United States of America and Canada and any authority acting on behalf of any of them in connection with Sanctions Laws;
"Sanctions Laws" means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators  implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority;
"Sanctions List" means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority as such list may be amended, revised, supplemented and substituted from time to time;
"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.  If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower;
"Security Period" means the period from the date of this Agreement until the discharge of the security created by the Finance Documents by final and irrevocable repayment or payment in full of the Outstanding Indebtedness and cancellation in full of the Total Commitments;
"Security Agent" means Nordea Bank Norge ASA, a bank incorporated in Norway acting through its office at Middelthunsgate 17, P.O. Box 1166 Sentrum, NO-0107 Oslo, Norway (or any successor to it appointed under Clause 21);
"Service Bank" means the Agent or the Security Agent;
"Supplemental Mortgage Deed" means:
(a)	in relation to each Mortgaged Vessel whose Flag State is France, a supplemental cross-collateralised French law ship mortgage over that Vessel to be executed by the Borrower in favour of the Banks on or after each Upsize Date in the agreed form;
(b)	in the event that an Upsize Facility Lender is not an Original Lender, in relation to each Mortgaged Vessel whose Flag State is Greece, a deed of amendment in respect of the Mortgage over that Vessel to be executed on or after each Upsize Date in the form required by the laws of such Flag State;
(c)	in relation to a Vessel whose Flag State is another Approved Flag State, a supplemental mortgage or deed of amendment to the Mortgage over that Vessel to be executed on or about each Upsize Date in the form required by the laws of such Flag State and if required by the laws of such Flag State to secure the relevant Upsize Facility Advance;

"Swap Provider" means:
(a)	any Original Swap Provider; and
(b)	any bank, financial institution or other entity which has become a Party as Swap Provider in accordance with Clause 25, which in each case has not ceased to be a Party as Swap Provider in accordance with the terms of this Agreement;
"Total Acquisition Facility Commitments" means the aggregate of the Acquisition Facility Commitments of all the Acquisition Facility Lenders;
"Total Acquisition Facility Contributions" means the aggregate of the Acquisition Facility Contributions of all the Acquisition Facility Lenders;
"Total Available Acquisition Facility Commitments" means the aggregate of the Available Acquisition Facility Commitments of all the Acquisition Facility Lenders;
"Total Available Commitments" means the aggregate of the Available Commitments of all the Lenders;
"Total Available Revolving Credit Facility Commitments" means the aggregate of the Available Revolving Credit Facility Commitments of all the Revolving Credit Facility Lenders;
"Total Available Upsize Facility Commitments" means the aggregate of the Available Upsize Facility Commitments of all the Upsize Facility Lenders;
"Total Commitments" means the aggregate of the Commitments of all the Lenders;
"Total Contributions" means the aggregate of the Contributions of all the Lenders;
"Total Loss" means, in relation to a Vessel:
(a)	actual, constructive, compromised, agreed or arranged total loss of that Vessel; or
(b)	Compulsory Acquisition of that Vessel; or
(c)	capture, seizure, hijacking, theft, arrest, detention or confiscation of that Vessel by any person (not amounting to Compulsory Acquisition), unless that Vessel is released and restored to the Borrower or any relevant charterer within 180 days after such capture, seizure, hijacking, theft, arrest, detention or confiscation;
"Total Loss Date" means, in relation to a Vessel, the date upon which a Total Loss of that Vessel is deemed for the purposes of the Finance Documents to have occurred, being:

(a)	if it consists of an actual total loss, the actual date of loss or, if that is not known, the date when the Vessel was last heard of;
(b)	if it consists of a constructive total loss, the date notice of abandonment of the Vessel is given to her insurers (provided a claim for total loss is admitted by the insurers) or, if the insurers do not forthwith admit such a claim, the date on which the total loss is subsequently admitted by the insurers to have occurred or (as the case may be) is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling 180 days after notice of abandonment of the Vessel was given to the insurers;
(c)	if it consists of a compromised, agreed or arranged total loss, the date on which a binding agreement as to such compromised, agreed or arranged total is entered into by or on behalf of the Borrower with the Vessel's insurers;
(d)	if it consists of a Compulsory Acquisition of the Vessel, the date on which the requisition of title or other compulsory acquisition of the Vessel occurs; and
(e)	if it consists of capture, seizure, hijacking, theft, arrest, detention or confiscation of the Vessel by any person (not amounting to Compulsory Acquisition) and the Vessel is not released and restored to the Borrower or any relevant charterer within 180 days, the date falling 180 days after the date on which the relevant capture, seizure, hijacking, theft, arrest, detention or confiscation occurred;
"Total Loss Event" means any event which constitutes a Total Loss or which, with the expiry of any relevant grace period, would constitute a Total Loss;
"Total Loss Prepayment Date" means,                                                                                                  in relation to a Vessel which becomes a Total Loss, the date which is the earlier of:
(a)	the date falling 90 days after the Total Loss Date of that Vessel; and
(b)	the date upon which the insurance proceeds or Requisition Compensation in respect of that Vessel are received by the Security Agent pursuant to the relevant Finance Documents, unless the Vessel was not insured at the time of the Total Loss in accordance with the Finance Documents or an insurer has refused to meet or has disputed the claim for the Total Loss, in which case the Total Loss Prepayment Date shall be the date falling 10 Banking Days after the date on which the Borrower receives a demand for prepayment of the relevant amount from the Agent (as directed by the Relevant Majority Lenders or, if the Agent has given any notice to the Borrower under Clause 17.2.1 which has not been revoked, as directed by the Majority Lenders);
"Total Revolving Credit Facility Commitments" means the aggregate of the Revolving Credit Facility Commitments of all the Revolving Credit Facility Lenders;
"Total Revolving Credit Facility Contributions" means the aggregate of the Revolving Credit Facility Contributions of all the Revolving Credit Facility Lenders;

"Total Upsize Facility Commitments" means the aggregate of the Upsize Facility Commitments of all the Upsize Facility Lenders;
"Total Upsize Facility Contributions" means the aggregate of the Upsize Facility Contributions of all the Upsize Facility Lenders;
"Transfer Certificate" means a transfer certificate in the form set out in Schedule 6 with any modifications or amendments approved or required by the Agent;
"Trust Property" has the meaning given to it in Clause 20;
"Upsize" means, in relation to the Upsize Facility, the conversion of the uncommitted portion of the Upsize Facility relating to an Upsize Vessel (in each case being in the amount of up to $62,500,000) into a committed portion relating thereto, such Upsize to take effect on the relevant Upsize Date in relation to an Upsize Vessel by the execution of an Upsize Confirmation in relation thereto;
"Upsize Conditions" means, in relation to an Upsize, such conditions, information, documents and other requirements relating thereto which the relevant Upsize Facility Lenders in their discretion may request or require in order to obtain the necessary credit approval to be able to offer their Upsize Facility Commitment in respect of that Upsize on a committed basis to the Borrower, including, without limitation:
(a)	an Applicable Margin being agreed in respect of the relevant Upsize Facility Commitments at a rate acceptable to the Upsize Facility Lenders;
(b)	an Applicable Commitment Fee Rate being agreed in respect of the relevant Upsize Facility Commitments at a rate acceptable to the Upsize Facility Lenders;
(c)	execution (if required) of a Fee Letter setting out such fees as may be payable in relation to the relevant Upsize; and
(d)	receipt by the relevant Upsize Facility Lenders of all such certificates and documents as they may require in order to comply with any anti-money laundering or "know your customer" legislation, regulation or procedures applicable to them including their own internal compliance policies;
"Upsize Confirmation" means a confirmation substantially in the form set out Schedule 7;
"Upsize Date" means, in relation to an Upsize, the date on which the relevant conditions specified in Clause 3.5.5 are satisfied in relation to that Upsize;
"Upsize Facility" means the uncommitted revolving credit facility in the initial sum of zero which, upon the execution of an Upsize Confirmation in relation to an Upsize Vessel, shall become a committed facility for the amount set out in that Upsize Confirmation and which may be increased by the execution of up to three further Upsize Confirmation (one per Upsize Vessel) up to a maximum sum of $250,000,000;
"Upsize Facility Advance" means the principal amount of each portion of the Total Upsize Facility Commitments drawn by the Borrower under this Agreement or (as the context requires) the principal amount of any proposed drawing under the Upsize Facility as specified by the Borrower in a Notice of Drawdown;

"Upsize Facility Commitment" means:
(a)	in relation to an Upsize Facility Lender which executes one or more Upsize Confirmations, the amount of the Upsize Facility which it thereby commits to make available to the Borrower under this Agreement; and
(b)	in relation to any other Upsize Facility Lender, the amount of any Upsize Facility Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement;
"Upsize Facility Contribution" means, in relation to an Upsize Facility Lender, the part of the aggregate Upsize Facility Advances which is owing to that Upsize Facility Lender at any relevant time;
"Upsize Facility Lender" means any bank, financial institution or other entity which has become a Party as Upsize Facility Lender in accordance with Clause 3.5.7 or Clause 24.1 and which has not ceased to be a Party as Upsize Facility Lender in accordance with the terms of this Agreement (and "relevant Upsize Facility Lender" means, in respect of the Upsize Facility Commitments relating to a particular Upsize Vessel, the Upsize Facility Lenders which have agreed to make those Upsize Facility Commitments available);
"Upsize Vessels" means the vessels specified in Part 3 of Schedule 3 (but, unless the context otherwise requires, shall not include any such vessel which has been sold in accordance with this Agreement or which has become a Total Loss);
"US" means the United States of America;
"US Tax Obligor" means a person who is resident for tax purposes in the US or some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes;
"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature;
"Vessels" means the Existing Vessels, the Acquisition Vessels and the Upsize Vessels.
1.2	Construction of certain expressions
The following expressions shall be construed in the following manner:
"affiliate" means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;
"certified copy" means, in respect of any document, a copy of it certified as a true and complete and up to date copy of the original by a director or officer of the Borrower or by its lawyers or by another person acceptable to the Agent;

a "guarantee" includes an indemnity and a performance bond in each case relating to the obligations of another person and any other obligation of any person to pay, purchase, provide funds for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;
"person" includes a corporate entity and any body of persons (including a partnership) whether corporate or unincorporate;
"subsidiary" and "holding company" have the meanings given to them by Section 1159 of the Companies Act 2006 provided that a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee;
"taxes" includes all present and future income, corporation and value-added taxes and all stamp and other taxes, duties, levies, imposts, deductions, charges and withholdings whatsoever, together with interest on them and penalties with respect to them, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect of them, and references to "tax" and "taxation" shall be construed accordingly.
1.3	General interpretation
In this Agreement:
1.3.1	unless the context otherwise requires, words in the singular include the plural and vice versa;
1.3.2	references to any document include that document as varied, supplemented or replaced from time to time;
1.3.3	references to any enactment include re-enactments, amendments and extensions of that enactment;
1.3.4	references to any person include that person's successors and permitted assigns;
1.3.5	clause headings are for convenience of reference only and are not to be taken into account in construction;
1.3.6	unless otherwise specified, references to Clauses, Recitals and Schedules are respectively to Clauses of and Recitals and Schedules to this Agreement;
1.3.7	any words following the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;
1.3.8	references to a document being "in the agreed form" are to a document in the form previously agreed in writing by or on behalf of the Borrower and the Agent with such modifications as the Majority Lenders may approve or require or, if not so agreed, in the form specified by the Agent acting on the instructions of the Majority Lenders;

1.3.9	references to a period of one or more "months" shall mean a period beginning in one calendar month and ending in the relevant calendar month on the day numerically corresponding to the day of the calendar month in which that period started, provided that (a) if that period started on the last day in a calendar month, or if there is no such numerically corresponding day, that period shall end on the last Banking Day in the relevant calendar month and (b) if such numerically corresponding day is not a Banking Day, that period shall end on the next following Banking Day in the same calendar month, or if there is no such Banking Day, that period shall end on the preceding Banking Day (and "month" and "monthly" shall be construed accordingly).
1.4	Third party rights
1.4.1	Unless expressly provided to the contrary in a Finance Document for the benefit of a Bank, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of the relevant Finance Document.
1.4.2	Subject to Clause 19.20 but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to rescind or vary the relevant Finance Document at any time.
2.	POSITION OF THE BANKS
2.1	Obligations of Banks several
The obligations of the Banks under the Finance Documents and the Master Agreements are several and, accordingly:
2.1.1	no Bank shall be liable for the failure of any other Bank to perform its obligations under any Finance Document or Master Agreement; and
2.1.2	the failure of a Bank to perform any of its obligations under any Finance Document or Master Agreement shall not relieve any other Bank or the Borrower from any of their respective obligations under those documents.
2.2	Rights of Banks several
The rights and interests of each Bank under the Finance Documents and the Master Agreements are several and, accordingly, notwithstanding any provision to the contrary in any Finance Document or Master Agreement:
2.2.1	the aggregate of the amounts outstanding at any time under the Finance Documents and/or the Master Agreements to each Bank shall be due as a separate and independent debt; and
2.2.2	each Bank shall have the right to sue for any amount due and payable to it from the Borrower or any other Obligor under the Finance Documents or any Master Agreement and it shall not be necessary for any other Bank to be joined as an additional party in any proceedings to that end.

2.3	Restrictions on other proceedings by individual Banks
Except as provided in Clause 2.2.2, no Bank shall, except with the prior written consent of the Majority Lenders, bring any proceedings against the Borrower or any other Obligor in respect of any other claim (whether in contract, tort or otherwise) which that Bank may have under or in connection with the Finance Documents and/or the Master Agreements.  For the avoidance of doubt, this Clause 2.3 applies to any proceedings against the Borrower or any other Obligor to enforce any Encumbrance created in favour of the Security Agent by any Finance Document.
2.4	Swap Providers as mortgagees
If and to the extent that any Bank is a party to any of the Mortgages in its capacity as Swap Provider in order to secure more effectively the Master Agreement Liabilities owing to it, it undertakes to act under that Mortgage in all respects in accordance with the instructions of the Security Agent (as directed by the Majority Lenders).
2.5	Consent to Master Agreement Security Deed
Each Swap Provider consents to the execution of the Master Agreement Security Deed and to the Encumbrances created by it.
3.	THE FACILITIES
3.1	Agreement to advance
Subject to the provisions of this Agreement:
3.1.1	the Revolving Credit Facility Lenders agree, on and with effect from the Closing Date, to make available to the Borrower a revolving credit facility in the principal amount of $500,000,000 to be used for the purposes described in Recital (A)(i) (being the "Revolving Credit Facility");
3.1.2	the Acquisition Facility Lenders agree, on and with effect from the Closing Date, to make available to the Borrower a revolving credit facility in the principal amount of up to $250,000,000 (being not more than $62,500,000 per Acquisition Vessel) to be used for the purposes described in Recital (A)(ii) (being the "Acquisition Facility"); and
3.1.3	upon their execution of an Upsize Confirmation in relation to an Upsize Vessel, the relevant Upsize Facility Lenders agree to make available to the Borrower in respect of that Vessel their participations in a revolving credit facility in the principal amount specified in that Upsize Confirmation (being not more than $62,500,000 per Upsize Vessel), such facility not to exceed $250,000,000 in total and to be used for the purposes described in Recital (B) (being the "Upsize Facility").
3.2	Closing Date
For the purposes of this Agreement, the "Closing Date" means the date of this Agreement or, if later, the date on which the Agent has received (a) payment of the fees and expenses specified in Clause 18 to the extent due and payable on or before the Closing Date and (b) the documents and evidence described in Part 1 of Schedule 5, in form and substance satisfactory to it, provided that on such date the Agent is satisfied that:

3.2.1	since 31 December 2014 no Material Adverse Change has occurred which is continuing;
3.2.2	the representations and warranties set out in Clause 10 would be true and not misleading if repeated on that date with reference to the circumstances then existing;
3.2.3	no Event of Default or Potential Event of Default has occurred or will arise by reason of the granting of the Facilities to the Borrower or the performance by it of its obligations under this Agreement and the other Finance Documents; and
3.2.4	the Co-ordinators have received:
(a)	Commitments from the Revolving Credit Facility Lenders in an aggregate amount equal to the Total Revolving Credit Facility Commitments; and
(b)	Commitments from the Acquisition Facility Lenders in an aggregate amount equal to the Total Acquisition Facility Commitments.
The Agent shall confirm to the other Parties in writing once the above conditions have been satisfied.
3.3	Availability of Revolving Credit Facility
The following provisions shall apply in relation to the availability to the Borrower of the Revolving Credit Facility:
3.3.1	Subject to the provisions of this Agreement, the Revolving Credit Facility Commitments will be available for drawing in one or more separate amounts (each being a "Revolving Credit Facility Advance") on any Banking Day falling during the Availability Period for the Revolving Credit Facility provided that:
(a)	each Revolving Credit Facility Advance shall be not less than $5,000,000 and an integral multiple of $1,000,000;
(b)	no Revolving Credit Facility Advance shall exceed the Total Available Revolving Credit Facility Commitments on its Drawdown Date taking into account for this purpose any Revolving Credit Facility Advance to be repaid on such day and any other Revolving Credit Facility Advance which is to be made which is the subject of a current Notice of Drawdown;
(c)	the number of Revolving Credit Facility Advances drawn and outstanding at any one time shall not exceed 10;
(d)	no Revolving Credit Facility Advance may be drawn before the Initial Borrowing Date.

3.3.2	One or more Revolving Credit Facility Advances must be drawn on a Banking Day (being the "Initial Borrowing Date") falling during the period from the Closing Date to 30 October 2015 (both dates inclusive) and applied in or towards repayment in full on that date of the Existing Indebtedness.
3.3.3	If the Initial Borrowing Date does not occur on or before 30 October 2015 the Total Revolving Credit Facility Commitments shall be automatically cancelled on that date.
3.4	Availability of Acquisition Facility
The following provisions shall apply in relation to the availability to the Borrower of the Acquisition Facility:
3.4.1	Subject to the provisions of this Agreement, the Acquisition Facility Commitments will be available for drawing in up to four separate amounts (each being an "Acquisition Facility Advance") on any Banking Day falling during the Availability Period for the Acquisition Facility provided that:
(a)	each Acquisition Facility Advance shall be drawn in respect of one specific Acquisition Vessel only (whose identity shall be specified in the Drawdown Notice relating to it);
(b)	the first Acquisition Facility Advance drawn in respect of an Acquisition Vessel shall not exceed the lesser of (i) 65% of the Fair Market Value of the Acquisition Vessel to which it relates (as determined not more than 30 days before the relevant Drawdown Date) and (ii) $62,500,000;
(c)	subsequent Acquisition Facility Advances drawn in respect of an Acquisition Vessel shall not exceed the lesser of (i) 65% of the most recent Fair Market Value of the Acquisition Vessel to which it relates and (ii) the Available Tranche Amount relating to that Vessel on the relevant Drawdown Date;
(d)	the number of Acquisition Facility Advances drawn and outstanding at any one time shall not exceed four (one per Acquisition Vessel which has become a Mortgaged Vessel);
(e)	no Acquisition Facility Advance may be drawn before the Initial Borrowing Date;
(f)	the first Acquisition Facility Advance in relation to an Acquisition Vessel shall be drawn on or after the Delivery Date of that Acquisition Vessel but no later than the first anniversary of the Closing Date.
3.4.2	If the Initial Borrowing Date does not occur on or before 30 October 2015 the Total Acquisition Facility Commitments shall be automatically cancelled on that date.
3.4.3	If no Advance has been drawn in relation to an Acquisition Vessel on or before the first anniversary of the Closing Date, the Available Tranche Amount in relation to that Vessel shall be automatically cancelled on that date.

3.4.4	If the first Advance drawn in relation to an Acquisition Vessel is less than the full amount of the Available Tranche Amount relating to that Vessel, the unutilised portion of such Available Tranche Amount shall be automatically cancelled on the Drawdown Date of such first Advance.
3.5	Exercise of Upsize option
The following provisions shall apply in relation to the exercise by the Borrower of its option to effect up to four Upsizes of the Upsize Facility from its initial amount of zero:
3.5.1	Unless and until an Upsize Confirmation is executed by one or more Upsize Facility Lenders and the Borrower and acknowledged by the Agent in respect of the first Upsize, the Upsize Facility is an uncommitted facility and the Upsize Facility Commitments shall be zero.
3.5.2	It shall be in the absolute discretion of each Lender whether, if invited by the Borrower, it wishes to become an Upsize Facility Lender and no Bank shall have any obligation whatsoever to provide the Upsize Facility or any part of it (unless it executes an Upsize Confirmation or accepts a transfer from an Upsize Facility Lender under Clause 24.1).
3.5.3	No Lender shall have the right to become an Upsize Facility Lender and, subject to obtaining the prior consent of the Co-ordinators if the proposed Upsize Facility Lender is not an existing Lender (such consent not to be unreasonably withheld or delayed), the Borrower shall be free to select any bank or financial institution as an Upsize Facility Lender.
3.5.4	Neither the Agent nor the Co-ordinators nor any other Bank has any obligation to assist the Borrower in identifying any bank or other financial institution to be invited to become an Upsize Facility Lender.
3.5.5	The date on which an Upsize takes place (being the Upsize Date in relation thereto) shall be the date on which the following conditions are satisfied:
(a)	all of the Upsize Conditions imposed by the relevant Upsize Facility Lenders in relation to such Upsize are satisfied (as confirmed by the relevant Upsize Facility Lenders by their execution of the relevant Upsize Confirmation);
(b)	the Agent confirms (by its acknowledgment of the relevant Upsize Confirmation) that it has received all such certificates and documents as it may require in relation to the Upsize in order to comply with any anti-money laundering or "know your customer" legislation, regulation or procedures applicable to them including their own internal compliance policies;
(c)	an Upsize Confirmation in relation to such Upsize is executed by the Borrower and the relevant Upsize Facility Lenders and delivered to the Agent; and
(d)	the Agent executes the acknowledgment to such Upsize Confirmation,

and it shall be the sole responsibility of the Borrower to procure that such conditions are satisfied.
3.5.6	The Agent shall give notice to the Borrower and the relevant Upsize Facility Lenders once the conditions in Clause 3.5.5 have been satisfied in respect of an Upsize together with confirmation of the relevant Upsize Date.
3.5.7	On each Upsize Date:
(a)	the Upsize Facility Commitments shall be increased by the amount specified in the relevant Upsize Confirmation;
(b)	the commitment fee under Clause 18.1.1 shall begin to accrue on the relevant Upsize Facility Commitments at the Applicable Commitment Fee specified in the relevant Upsize Confirmation;
(c)	the Borrower and the relevant Upsize Facility Lenders shall as of the relevant Upsize Date assume obligations towards one another and/or acquire rights against one another identical to the rights and obligations the Borrower and the relevant Upsize Facility Lenders would have assumed and/or acquired had the relevant Upsize Facility Lenders been party to this Agreement as Lenders on the date of this Agreement;
(d)	each relevant Upsize Facility Lender shall become a Party as an "Upsize Facility Lender" in relation to the relevant Upsize Facility Commitments and, as of the relevant Upsize Date, the relevant Upsize Facility Lenders and each of the other Banks shall assume obligations towards one another and acquire rights against one another identical to the rights and obligations those Upsize Facility Lenders and those Banks would have assumed and/or acquired had the relevant Upsize Facility Lenders been parties to this Agreement as Upsize Facility Lenders on the date of this Agreement.
3.5.8	No Upsize Date shall occur after 31 December 2016.
3.5.9	Each of the other Banks consents to each Upsize made in accordance with the above provisions of this Clause 3.5.
3.6	Availability of Upsize Facility
The following provisions shall apply in relation to the availability to the Borrower of the Upsize Credit Facility:
3.6.1	Subject to the provisions of this Agreement, the Upsize Facility Commitments will be available for drawing in up to four separate amounts (each being an "Upsize Facility Advance") on any Banking Day falling during the Availability Period for the relevant Upsize Facility Commitments provided that:
(a)	each Upsize Facility Advance shall be drawn in respect of one specific Upsize Vessel only (whose identity shall be specified in the Drawdown Notice relating to it);

(b)	the first Upsize Facility Advance drawn in respect of an Upsize Vessel shall not exceed the lesser of (i) 65% of the Fair Market Value of that Upsize Vessel (as determined not more than 30 days before the relevant Drawdown Date) and (ii) $62,500,000;
(c)	subsequent Upsize Facility Advances drawn in respect of an Upsize Vessel shall not exceed the lesser of (i) 65% of the most recent Fair Market Value of that Upsize Vessel and (ii) the Available Tranche Amount relating to that Vessel on the relevant Drawdown Date;
(d)	the number of Upsize Facility Advances drawn and outstanding at any one time shall not exceed four (one per Upsize Vessel which has become a Mortgaged Vessel); and
(e)	no Upsize Facility Advance may be drawn before the Initial Borrowing Date;
(f)	the first Upsize Facility Advance in relation to an Upsize Vessel shall be drawn on or after the Delivery Date of that Upsize Vessel but no later than 30 April 2017.
3.6.2	If no Advance has been drawn in relation to an Upsize Vessel on or before 30 April 2017, the Available Tranche Amount in relation to that Vessel shall be automatically cancelled on that date.
3.6.3	If the first Advance drawn in relation to an Upsize Vessel is less than the full amount of the Available Tranche Amount relating to that Vessel, the unutilised portion of such Available Tranche Amount shall be automatically cancelled on the Drawdown Date of such first Advance.
3.7	Purpose
The Borrower undertakes to apply:
3.7.1	the Revolving Credit Facility Advances exclusively for the purposes referred to in Recital (A)(i);
3.7.2	the Acquisition Facility Advances exclusively for the purposes referred to in Recital (A)(ii); and
3.7.3	the Upsize Facility Advances exclusively for the purposes referred to in Recital (B), provided that none of the Banks shall be bound to monitor or verify the application of the proceeds of any Advance.
3.8	Lenders' participations
Subject to the provisions of this Agreement:
3.8.1	each Revolving Credit Facility Lender will participate in each Revolving Credit Facility Advance up to a principal amount not exceeding its Revolving Credit Facility Commitment in the proportion which its Revolving Credit Facility Commitment bears to the Total Revolving Credit Facility Commitments;

3.8.2	each Acquisition Facility Lender will participate in each Acquisition Facility Advance up to a principal amount not exceeding its Available Acquisition Facility Commitment in the proportion which its Available Acquisition Facility Commitment bears to the Total Acquisition Facility Revolving Commitments; and
3.8.3	each Upsize Facility Lender will participate in each Upsize Facility Advance up to a principal amount not exceeding its Available Upsize Facility Commitment in the proportion which its Available Upsize Facility Commitment bears to the Total Upsize Facility Revolving Commitments.
3.9	No advance after expiry of Availability Period
No Lender will have any liability whatsoever to make available the relevant proportion of its Commitment in relation to a Facility after the expiry date of the Availability Period relating to that Facility and any part of a Lender's Commitment in respect of a Facility which has not been advanced to the Borrower at close of business on that relevant expiry date shall be cancelled.
4.	DRAWDOWN
4.1	Notice of Drawdown
The Borrower may draw an Advance under a Facility subject to giving the Agent a duly completed Notice of Drawdown not later than 10:00 a.m. London time 3 Banking Days before the proposed Drawdown Date of the Advance, which notice shall be irrevocable and will not be regarded as having been duly completed unless (a) the proposed Drawdown Date is a Banking Day within the Availability Period of the Facility under which the Advance is to be drawn and (b) the proposed Interest Period for the Advance complies with Clause 7.4.
4.2	Agent's notification to Lenders
Upon receipt of a Notice of Drawdown given in accordance with Clause 4.1, the Agent shall promptly notify each Lender of (a) the contents thereof and (b) the relevant proportion of the Advance or Advances to be funded by that Lender.
4.3	Availability of Lenders' Commitments
Each Lender shall, subject to the provisions of this Agreement, make available to the Agent on the Drawdown Date of an Advance the relevant proportion of its Commitment in respect of that Advance.
4.4	Conditions precedent – Revolving Credit Facility Advances drawn on Initial Borrowing Date
Notwithstanding the giving of a Notice of Drawdown pursuant to Clause 4.1 in relation to the Advance or Advances under the Revolving Credit Facility to be drawn on the Initial Borrowing Date, neither the relevant Lenders nor the Agent shall be obliged to disburse any funds in respect of such Advance or Advances, and the Borrower shall not be entitled to draw down such Advance or Advances, unless the following conditions precedent are satisfied:

4.4.1	the Agent has received payment of the fees and expenses specified in Clause 18 to the extent due and payable on or before the Initial Borrowing Date;
4.4.2	the Agent has received the documents and evidence described in Parts 1 and 2 of Schedule 5, in form and substance satisfactory to it;
4.4.3	the Agent is satisfied that both at the date of the relevant Notice of Drawdown and at the Initial Borrowing Date:
(a)	since 31 December 2014 no Material Adverse Change has occurred;
(b)	the representations and warranties set out in Clause 10 and those of the Borrower or any other Obligor which are set out in any other Finance Document would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;
(c)	none of the circumstances specified in Clauses 6.4, 6.6, 6.8, 7.12 or 18.8 has occurred and is continuing;
(d)	if the ratio set out in Clause 16.3 were tested immediately following the making of the relevant Advance or Advances by reference to the aggregate Initial Values of the Existing Vessels, the Borrower would not be obliged to provide additional security or prepay part of the Advances under that Clause; and
(e)	no Event of Default or Potential Event of Default has occurred or will arise following the making of the relevant Advance or Advances.
4.5	Conditions precedent – first Advances drawn in respect of a Vessel under the Acquisition Facility or the Upsize Facility
Notwithstanding the giving of a Notice of Drawdown pursuant to Clause 4.1 in relation to the first Advance to be drawn under the Available Tranche Amount relating to a particular Acquisition Vessel or a particular Upsize Vessel (a "relevant Vessel"), neither the relevant Lenders nor the Agent shall be obliged to disburse any funds in respect of such Advance, and the Borrower shall not be entitled to draw down such Advance, unless the following conditions precedent are satisfied:
4.5.1	the Agent has received payment of the fees and expenses specified in Clause 18 to the extent due and payable on or before the relevant Drawdown Date;
4.5.2	in the event that the Drawdown Date of such Advance occurs on the Delivery Date of the relevant Vessel, the Agent is satisfied that:
(a)	when the Advance is made available to the Builder in accordance with the terms of the relevant Building Contract, the Agent will receive the documents and evidence described in Part 3 of Schedule 5 (in the case of an Acquisition Facility Advance) or Parts 3 and 4 of Schedule 5 (in the case of an Upsize Facility Advance), in form and substance satisfactory to it; and

(b)	the Advance will remain entirely under the control of the Agent and shall only be released to the Builder's bank when the Agent receives all such documents and evidence described in Part 3 of Schedule 5 (in the case of an Acquisition Facility Advance) or Parts 3 and 4 of Schedule 5 (in the case of an Upsize Facility Advance), in form and substance satisfactory to it;
4.5.3	in the event that the Drawdown Date of such Advance occurs after the Delivery Date of the relevant Vessel, the Agent has received the documents and evidence described in Part 3 of Schedule 5 (in the case of an Acquisition Facility Advance) or Parts 3 and 4 of Schedule 5 (in the case of an Upsize Facility Advance), in form and substance satisfactory to it;
4.5.4	the Agent is satisfied that both at the date of the relevant Notice of Drawdown and at the relevant Drawdown Date:
(a)	since 31 December 2014 no Material Adverse Change has occurred;
(b)	the representations and warranties set out in Clause 10 and those of the Borrower or any other Obligor which are set out in any other Finance Document would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;
(c)	none of the circumstances specified in Clauses 6.4, 6.6, 6.8, 7.12 or 18.8 has occurred and is continuing;
(d)	if the ratio set out in Clause 16.3 were tested immediately following the making of the relevant Advance, the Borrower would not be obliged to provide additional security or prepay part of the Advances under that Clause; and
(e)	no Event of Default or Potential Event of Default has occurred or will arise following the making of that Advance.
4.6	Condition subsequent – first Advances drawn in respect of a Vessel under the Acquisition Facility or the Upsize Facility
4.6.1	Within 5 Banking Days from the Drawdown Date of an Advance referred to in Clause 4.5, the Borrower shall deliver to the Agent, in form and substance satisfactory to the Agent, all of the documents and other evidence listed in Part 5 of Schedule 5 in respect of the relevant Vessel.
4.6.2	A failure to comply with Clause 4.6.1 shall be an Event of Default.
4.7	Conditions precedent – Rollover Advances
Notwithstanding the giving of a Notice of Drawdown pursuant to Clause 4.1 in relation to a Rollover Advance, neither the relevant Lenders nor the Agent shall be obliged to disburse any funds in respect of that Advance, and the Borrower shall not be entitled to draw down that Advance, unless the Agent is satisfied that both at the date of the relevant Notice of Drawdown and at the relevant Drawdown Date:

4.7.1	the representations and warranties set out in Clause 10 and those of the Borrower or any other Obligor which are set out in any other Finance Document would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;
4.7.2	none of the circumstances specified in Clauses 6.4, 6.6, 6.8, 7.12 or 18.8 has occurred and is continuing;
4.7.3	if the ratio set out in Clause 16.3 were tested immediately following the making of the relevant Advance, the Borrower would not be obliged to provide additional security or prepay part of the Advances under that Clause; and
4.7.4	no Event of Default or Potential Event of Default has occurred or will arise following the making of that Advance.
4.8	Waiver of conditions precedent
If the relevant Lenders in their absolute discretion make an Advance notwithstanding that one or more of the conditions precedent specified above in relation to it remains unsatisfied on its Drawdown Date, the Borrower shall procure the satisfaction of such condition or conditions precedent within such period as the relevant Lenders may in their absolute discretion agree in writing.
4.9	Application of proceeds of Advances
Subject to the provisions of this Agreement, the Agent will pay to, or for the account of, the Borrower on the Drawdown Date of an Advance the amounts which the Agent receives from the relevant Lenders under Clause 4.3 in like funds as are received by the Agent from the relevant Lenders by paying the same in accordance with the Notice of Drawdown given by the Borrower. Such payment shall constitute the making of the relevant Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each relevant Lender accordingly, in an amount equal to that Lender's proportion of that Advance.
5.	REPAYMENT AND REDUCTION
5.1	Repayment of Advances
Subject to the provisions of this Agreement, the Borrower shall repay each Advance as follows:
5.1.1	each Advance shall be repaid in full on the last day of its Interest Period; and
5.1.2	unless the Borrower notifies the Agent to the contrary not later than 11:00 a.m. London time 3 Banking Days prior to the Repayment Date applicable to an Advance, then, notwithstanding Clause 5.1.1, where that Repayment Date is also a Drawdown Date in respect of another Advance under the same Facility (in the case of the Revolving Credit Facility) or in respect of the same Vessel (in the case of the Acquisition Facility or the Upsize Facility), the Agent shall, on behalf of the Borrower, apply the Advance which would otherwise have been paid to the Borrower on that Drawdown Date in or towards the discharge of the amount payable by the Borrower on that Repayment Date pursuant to Clause 5.1.1 (but without prejudice to the obligation of the Borrower to pay any balance due after application of such amount).

5.2	Scheduled reduction of Facilities
Subject to such scheduled reduction amounts being reduced in accordance with Clause 6.9.5(b), the Facilities shall be subject to scheduled reductions as follows:
5.2.1	the Total Revolving Credit Facility Commitments shall be reduced:
(a)	on the date falling 6 months after the Closing Date; and
(b)	on each of the dates falling at 6 monthly intervals thereafter, in the case of the first 12 reductions, by the sum of $40,000,000 and in the case of the 13th and final reduction, by the sum of $20,000,000;
5.2.2	subject to Clause 5.4, the Available Tranche Amount in relation to each Acquisition Vessel (and the Total Acquisition Facility Commitments) shall be reduced:
(a)	on the date falling 6 months after the Drawdown Date of the first Advance made in respect of that Acquisition Vessel; and
(b)	on each of the dates falling at 6 monthly intervals thereafter, in each case by an amount equal to 1/30th of the amount of such first Advance;
5.2.3	subject to Clause 5.4, the Available Tranche Amount in relation to each Upsize Vessel (and the Total Upsize Facility Commitments) shall be reduced:
(a)	on the date falling 6 months after the Drawdown Date of the first Advance made in respect of that Upsize Vessel; and
(b)	on each of the dates falling at 6 monthly intervals thereafter, in each case by an amount equal to 1/30th of the amount of such first Advance.
5.3	Prepayment upon reduction of Facilities
5.3.1	If, upon any scheduled reduction of the Total Revolving Credit Facility Commitments under Clause 5.2.1, the aggregate amount of the Revolving Credit Facility Advances then outstanding exceeds the Total Revolving Credit Facility Commitments as thereby reduced, the Borrower shall on such scheduled reduction date prepay such amount of the Revolving Credit Facility Advances as will ensure that immediately thereafter the outstanding aggregate amount of the Revolving Credit Facility Advances does not exceed the Total Revolving Credit Facility Commitments as so reduced.

5.3.2	If, upon any scheduled reduction of the Available Tranche Amount in relation to an Acquisition Vessel under Clause 5.2.2, the aggregate amount of the Acquisition Facility Advance relating to that Acquisition Vessel then outstanding exceeds the relevant Available Tranche Amount as thereby reduced, the Borrower shall on such scheduled reduction date prepay such amount of the relevant Acquisition Facility Advance as will ensure that immediately thereafter the outstanding amount of such Acquisition Facility Advance does not exceed the relevant Available Tranche Amount as so reduced.
5.3.3	If, upon any scheduled reduction of the Available Tranche Amount in relation to an Upsize Vessel under Clause 5.2.3, the aggregate amount of the Upsize Facility Advance relating to that Upsize Vessel then outstanding exceeds the relevant Available Tranche Amount as thereby reduced, the Borrower shall on such scheduled reduction date prepay such amount of the relevant Upsize Facility Advance as will ensure that immediately thereafter the outstanding amount of such Upsize Facility Advance does not exceed the relevant Available Tranche Amount as so reduced.
5.4	Final reduction of the Acquisition Tranche Amount and the Upsize Tranche Amount
On the Maturity Date, the Available Tranche Amount in relation to each Acquisition Vessel (and the Total Acquisition Facility Commitments) and the Available Tranche Amount in relation to each Upsize Vessel (and the Total Upsize Facility Commitments) shall be reduced to zero.
5.5	Final repayment and cancellation
On the Maturity Date, any undrawn Commitments shall be cancelled and the Borrower shall additionally pay to the Agent all sums which are then accrued or owing to the Banks (or any of them) under this Agreement and the other Finance Documents.
6.	PREPAYMENT AND CANCELLATION
6.1	Voluntary prepayment
The Borrower shall have the right upon giving the Agent not less than 3 Banking Days' prior written notice to prepay any Advance, in whole or in part, on any Banking Day provided that any partial prepayment of an Advance must be in the amount of $1,000,000 or a higher integral multiple of $1,000,000.
The Agent shall promptly notify the Lenders of any notice which is received from the Borrower under this Clause 6.1.
6.2	Voluntary cancellation
The Borrower shall have the right upon giving the Agent not less than 3 Banking Days' prior written notice to cancel, in whole or in part, on any Banking Day:
6.2.1	the Total Revolving Credit Facility Commitments, in an amount not exceeding the amount of the Total Available Revolving Credit Facility Commitments on the date of cancellation;

6.2.2	the Total Acquisition Facility Commitments in relation to an Acquisition Vessel, in an amount not exceeding the amount of the Total Available Acquisition Facility Commitments relating to that Acquisition Vessel on the date of cancellation; and/or
6.2.3	the Total Upsize Facility Commitments in relation to an Upsize Vessel, in an amount not exceeding the amount of the Total Available Upsize Facility Commitments relating to that Upsize Vessel on the date of cancellation, provided that any cancellation of part of the Total Revolving Facility Commitments, the Total Acquisition Facility Commitments or the Total Upsize Facility Commitments must be in the amount of $1,000,000 or a higher integral multiple of $1,000,000.
The Agent shall promptly notify the Lenders of any notice which is received from the Borrower under this Clause 6.2.
6.3	Mandatory cancellation if conditions precedent to Closing Date not satisfied
If the Closing Date does not occur on or before 30 September 2015 (or such later date as the Lenders may agree) the Commitments shall be cancelled upon the demand of the Agent (as directed by the Majority Lenders).
6.4	Mandatory prepayment and cancellation upon illegality
If by reason of the introduction, imposition, variation or change of any law, regulation or regulatory requirement or by reason of any judgment, order or direction of any relevant court, tribunal or authority or otherwise it becomes unlawful in any applicable jurisdiction for a Lender or an affiliate of a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its Commitment and/or Contribution (as the case may be) that Lender shall promptly notify the Agent upon becoming aware of that event, whereupon:
6.4.1	the Agent shall immediately notify the Borrower thereof;
6.4.2	the relevant Lender shall, following consultation with the Borrower, use all reasonable efforts to avoid the effects of such event and in particular shall consider, subject to obtaining any necessary consents, transferring at par its rights and obligations under this Agreement to another legal entity approved by the Borrower not affected by such law, regulation, regulatory requirement, judgment, order or direction;
6.4.3	if the relevant Lender is unable, within 90 days following the date upon which it became aware of such event, or such shorter period permitted thereby, to avoid the effect thereof, or the Borrower fails to agree to any proposal put forward by the relevant Lender to avoid the effects of such event, then the Agent shall, at the request and on behalf of the relevant Lender, give notice to the Borrower that on such date or on a future specified date, in either case not being earlier than the last day of any applicable grace period permitted by law, the Commitment of that Lender (to the extent still undrawn) shall be cancelled and the Borrower shall be obliged to prepay that Lender's Contribution (if any) in full.

6.5	Mandatory prepayment and cancellation upon sale or Total Loss of an Existing Vessel
6.5.1	If an Existing Vessel is sold in accordance with Clause 15.3.4 or becomes a Total Loss at any time before an Advance has been made, the Relevant Portion of the Revolving Credit Facility Commitments shall be automatically cancelled on the date on which the sale of such Vessel is completed or (as the case may be) on the Total Loss Date of such Existing Vessel.
6.5.2	If an Existing Vessel is sold in accordance with Clause 15.3.4 or becomes a Total Loss at any time after an Advance has been made:
(a)	the Relevant Portion of the Revolving Credit Facility Commitments shall be automatically cancelled on the date on which the sale of such Vessel is completed or (as the case may be) on the Total Loss Prepayment Date relating to such Existing Vessel; and
(b)	the Borrower shall, on or before such cancellation date, prepay such part of the Revolving Credit Facility Advances as shall ensure that, following the reduction of the Total Revolving Commitments under Clause 6.5.2(a), the aggregate of the Revolving Credit Facility Advances does not exceed the amount of the Total Revolving Credit Facility Commitments as so reduced.
6.5.3	For the purposes of this Clause 6.5:
"Relevant Portion" means, as at any relevant date in respect of an Existing Vessel which is sold or becomes a Total Loss, an amount calculated in accordance with the formula:
Relevant Portion	= A x B
C
where:
A =	the aggregate amount of the Revolving Credit Facility Advances and the Total Available Revolving Credit Facility Commitments immediately prior to that date;
B =	the Fair Market Value of the Existing Vessel sold or lost immediately prior to that date; and
C =	the aggregate Fair Market Values of all the Existing Vessels (including the Existing Vessel sold or lost) immediately prior to that date.

6.6	Mandatory prepayment and cancellation upon sale or Total Loss of an Acquisition Vessel or an Upsize Vessel
If an Acquisition Vessel or an Upsize Vessel is sold in accordance with Clause 15.3.4 or becomes a Total Loss:
6.6.1	the whole of the Advance relating to that Vessel shall be prepaid on the date on which the sale of such Vessel is completed or (as the case may be) on the Total Loss Prepayment Date relating to such Vessel; and
6.6.2	on the date of such prepayment, the Available Tranche Amount in relation to that Vessel shall automatically be reduced to zero and the Total Acquisition Facility Commitments or, as the case may be, the Total Upsize Facility Commitments shall be reduced accordingly.
6.7	Mandatory prepayment and cancellation upon a Change of Control
If a Change of Control occurs without the prior consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), the Borrower shall prepay the Advances in full on or before the date falling 60 days after the date of the Change of Control and any undrawn Commitments shall automatically be cancelled on the earlier of (a) the date on which such prepayment is made, (b) the date falling 60 days after the date of the Change of Control and (c) such other date as the Borrower and the Majority Lenders may agree.
6.8	Mandatory prepayment and cancellation upon breach of financial covenants
If there is a breach of the financial covenants set out in Clause 13.1, the Borrower shall prepay the Advances in full within 5 days after receipt of a written demand from the Agent (as directed by the Majority Lenders) requiring it to do so and any undrawn Commitments shall automatically be cancelled on the earlier of (a) the date on which such prepayment is made and (b) the date falling 5 days after the Borrower's receipt of the Agent's written demand.
6.9	Conditions of prepayment and cancellation
The following shall apply to any prepayment under this Agreement:
6.9.1	each prepayment must be made together with all accrued interest on the amount prepaid and all other sums payable in respect of that amount under the provisions of this Agreement and, in the case of prepayment in full of all Advances, shall be accompanied by payment of all other Outstanding Indebtedness;
6.9.2	where the Borrower is required to make a partial prepayment of the Revolving Credit Facility Advances and two or more Revolving Credit Facility Advances are then outstanding, the Borrower may specify to the Agent the Revolving Credit Facility Advance or Revolving Credit Facility Advances against which it wishes the prepaid sum to be applied (but, in the absence of any such instruction from the Borrower before the relevant prepayment date, the Agent may select the Revolving Credit Facility Advance or Revolving Credit Facility Advances to be prepaid);

6.9.3	if the Total Revolving Credit Facility Commitments are reduced for any reason under this Agreement and the aggregate amount of the Revolving Credit Facility Advances outstanding would otherwise exceed the amount of the Total Revolving Credit Facility Commitments as so reduced, the Borrower shall prepay such part of the Revolving Credit Facility Advances on or before the relevant reduction date as shall ensure that, following the reduction of the Total Revolving Credit Facility Commitments under this Agreement, the aggregate of the Revolving Credit Facility Advances does not exceed the amount of the Total Revolving Credit Facility Commitments as so reduced;
6.9.4	if the Available Tranche Amount in relation to an Acquisition Vessel or an Upsize Vessel is reduced for any reason under this Agreement and the outstanding amount of the Acquisition Facility Advance or the Upsize Facility Advance (as the case may be) relating to that Vessel would otherwise exceed the amount of the relevant Available Tranche Amount as so reduced, the Borrower shall prepay such part of the relevant Advance on or before the relevant reduction date as shall ensure that, following the reduction of the Available Tranche Amount under this Agreement, the outstanding amount of such Advance does not exceed the amount of the relevant Available Tranche Amount as so reduced;
6.9.5	any partial cancellation of the Total Revolving Credit Facility Commitments, the Total Acquisition Facility Commitments or the Total Upsize Facility Commitments shall:
(a)	reduce those amounts pro rata; and
(b)	reduce pro rata all remaining scheduled reductions in respect of the relevant Commitments;
6.9.6	any notice of prepayment or cancellation given by the Borrower in respect of a Facility shall be effective on receipt by the Agent and, once given, may not be withdrawn or amended without the consent of the Lenders relating to that Facility and, in the case of a notice of prepayment, the Borrower shall be bound to make the relevant prepayment in accordance with it;
6.9.7	except as specifically provided in this Agreement, in the absence of an Event of Default and demand for repayment by the Agent, the Majority Lenders shall not be obliged to accept any other prepayment of the whole or any part of an Advance;
6.9.8	subject to the terms of this Agreement, any Advance (or part thereof) which is repaid or prepaid by the Borrower may be re-borrowed;
6.9.9	no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated; and
6.9.10	any prepayment made on a day other than the last day of an Interest Period applicable to the whole amount prepaid shall be made together with any Break Costs.

7.	INTEREST
7.1	Payment of interest
Subject to the provisions of this Agreement, the Borrower shall pay interest at the applicable Interest Rate on each Advance in arrears on the last day of each Interest Period applicable to it, except in the case of an Interest Period longer than 3 months in which case interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.
7.2	Interest Rate
Subject to Clauses 7.3 and 7.12, the Interest Rate applicable to each Advance for each Interest Period applicable to it will be the annual rate of interest determined by the Agent to be the aggregate of:
7.2.1	the Applicable Margin; and
7.2.2	LIBOR for that Interest Period.
7.3	Default Rate
If the Borrower fails to pay any amount payable by it under this Agreement or any other Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 2% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance in that amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 7.3 shall be immediately payable by the Borrower on demand by the Agent.  If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
7.4	Interest Periods
There shall be a single Interest Period for each Advance which shall be selected by the Borrower and notified to the Agent in the Notice of Drawdown for that Advance. Subject to Clause 7.5, each Interest Period shall commence on the Drawdown Date of the relevant Advance and be for a period of 1, 3 or 6 months (as selected by the Borrower) or such other period for which a Screen Rate is published as the Borrower may select and all the Lenders may agree, provided that:
7.4.1	the Interest Periods for the Advances in respect of the Acquisition Facility may be consolidated by selecting, in respect of the first Advance in respect of a particular Acquisition Vessel, an Interest Period which terminates on the last day of the then current Interest Period in respect of any other Acquisition Facility Advance which is then outstanding under this Agreement;
7.4.2	the Interest Periods for the Advances in respect of the Upsize Facility may be consolidated by selecting, in respect of the first Advance in respect of a particular Upsize Vessel, an Interest Period which terminates on the last day of the then current Interest Period in respect of any other Upsize Facility Advance which is then outstanding under this Agreement; and

7.4.3	no Interest Period shall extend beyond the Maturity Date.
7.5	Borrower's failure to select Interest Period
In the absence of any selection by the Borrower of the duration of an Interest Period, or if the Agent shall certify to the Borrower that matching funds are not available for an Interest Period of the duration selected by the Borrower, the duration of that Interest Period shall (subject as provided in Clause 7.6) be 3 months.
7.6	Adjustment for non-Banking Days
If an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not).
7.7	Agent's notification
The Agent shall promptly notify the Borrower and the Lenders of each determination under this Agreement of (a) the duration of an Interest Period and/or (b) a rate of interest.
7.8	Obligation of Reference Banks to quote
In circumstances where a quotation is required from the Reference Banks, a Bank which is a Reference Bank shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.
7.9	Absence of quotations from Reference Banks
Subject to Clause 7.12, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. London time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations provided to the remaining Reference Bank or Reference Banks.
7.10	Replacement of Reference Bank
If any Reference Bank which is a Lender ceases to be a Lender or has become an Affected Lender or, in the opinion of the Agent, is substantially unable to provide the Agent from time to time when required with the necessary quotations for the purpose of fixing a rate of interest under this Agreement, then the Agent shall (after consultation with the Borrower) appoint another bank to be a Reference Bank in replacement of that Reference Bank.
7.11	Notice of Market Disruption Event by Affected Lenders
Any notification to the Agent by an Affected Lender of a Market Disruption Event occurring under paragraph (b) of the definition of that term shall be in writing and accompanied by a certificate signed by an officer of that Affected Lender certifying the cost to that Affected Lender of obtaining matching deposits in the London interbank market on the date of that certificate.

The Agent shall pass to the Borrower a copy of each certificate provided to it under this Clause 7.11 (and each Affected Lender consents to such disclosure).
7.12	Market disruption
If a Market Disruption Event occurs in relation to a Lender in respect of any Advance for any Interest Period applicable to it, the rate of interest on that Lender's share of that Advance for that Interest Period shall be the percentage rate per annum which is the sum of:
7.12.1	the Applicable Margin; and
7.12.2	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select.
7.13	Alternative basis of interest or funding
If a Market Disruption Event occurs, and the Agent or the Borrower so requires, the Agent, the Lenders or (as the case may be) the Affected Lender and the Borrower shall enter into negotiations (for a period of not more than 15 days) with a view to agreeing an alternative basis for determining the rate of interest for the Advances or, as the case may be, the Affected Lender's Contribution. Any alternative basis so agreed shall, with the prior consent of the Borrower and the Lenders or (as the case may be) the Affected Lender, be binding on those parties. In the absence of such agreement, the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, select the Interest Periods for the Advances and set a rate of interest for each such Interest Period in accordance with Clause 7.12 provided that the Borrower shall have the right, upon giving 3 Banking Days notice to the Agent, to:
7.13.1	prepay the whole of the Advances; or
7.13.2	prepay the Contribution of any Affected Lender; or
7.13.3	exercise its rights under Clause 24.15 in respect of any Affected Lender.
8.	PAYMENTS
8.1	Place, time and manner of payment
Unless otherwise specified by the Agent, all moneys to be paid by the Lenders to the Agent or by the Borrower to any Bank under this Agreement and the other Finance Documents shall be paid to the Agent in Dollars by not later than 10:00 a.m. London time on the due date and in same day funds to such account as the Agent may from time to time notify the Borrower. The Borrower waives any right it may have in any jurisdiction to pay any such amount in a currency other than that in which it is expressed to be payable.

8.2	Order of application; partial payments
Except as otherwise specifically provided in this Agreement or any other Finance Document, if the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Agent shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:
8.2.1	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Banks under this Agreement;
8.2.2	secondly, in or towards payment pro rata of any accrued interest or fees due but unpaid under this Agreement;
8.2.3	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;
8.2.4	fourthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement;
8.2.5	fifthly, in or towards payment pro rata between the Swap Providers of any Master Agreement Liabilities due but unpaid under the Master Agreements;
8.2.6	lastly, the surplus (if any) shall be paid to the Borrower or whomsoever else shall be entitled to it.
The provisions of this Clause 8.2 will override any appropriation made by the Borrower. The Parties also agree that notwithstanding the fact that any Supplemental Mortgage Deed in respect of a Mortgaged Vessel whose Flag State is France may rank with second or subsequent priority to the other Finance Documents, any and all amounts received by the Agent in connection with a Supplemental Mortgage Deed shall be applied in accordance with Clause 8.2 together with any and all amounts received under the other Finance Documents.
8.3	Availability of funds conditional upon receipt by Agent
The Agent shall not be obliged to make available to any other Party any amount which it is due to receive for the account of that Party unless it is satisfied that it has unconditionally received the funds concerned.
8.4	Refunds by Borrower
Without prejudice to Clause 8.3, if the Agent makes an amount available to the Borrower which has not (but should have) been made unconditionally available to the Agent by a Lender, the Borrower shall on demand refund that amount to the Agent.
8.5	Refunds by Banks
Without prejudice to Clause 8.3, if the Agent makes an amount available to a Bank which has not (but should have) been paid to the Agent by the Borrower, that Bank shall:
8.5.1	on demand refund that amount to the Agent; and

8.5.2	pay to the Agent on demand such further amount (as conclusively certified by the Agent) as shall indemnify the Agent against any cost incurred by the Agent as a result of its having made available such amount to that Bank before receiving it from the Borrower.
8.6	Non-Banking Days
Any payment which is due to be made on a day that is not a Banking Day shall be made on the next Banking Day in the same calendar month (if there is one) or the preceding Banking Day (if there is not).
8.7	Accrual of interest and periodic payments
All payments of interest and other payments of an annual or periodic nature to be made by the Borrower shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 360 day year.
8.8	Control account
The Agent and each other Bank will open and maintain on its books a control account showing the amounts owing to the Banks (in the case of the Agent) or that Bank (in the case of each other Bank) from the Borrower and the amounts of all payments of principal, interest and other moneys falling due and received by them or it, as the case may be. The Borrower's obligation to repay the Advances, to pay interest thereon and to pay all other sums due under this Agreement and the other Finance Documents shall be conclusively evidenced (in the absence of manifest error) by the entries from time to time made in the control accounts opened and maintained under this Clause 8.8.
9.	NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION
9.1	No set-off or counterclaim
All payments to be made by the Borrower under this Agreement and the other Finance Documents shall be made without set-off or counterclaim free and clear of, and without deduction for or on account of, any present or future taxes, unless the Borrower is compelled by law to make payment subject to any such tax.
9.2	Gross up
If the Borrower is compelled by law to make any tax deduction (other than a FATCA Deduction) from any payment due under this Agreement or any other Finance Document, the Borrower will (subject to Clause 24.13):
9.2.1	promptly notify the Agent upon becoming aware of that requirement;
9.2.2	pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;
9.2.3	pay the Bank to which that payment is made such additional amount as is necessary to ensure that such Bank receives a net amount equal to the full amount which it would have received had that tax deduction not been required to be made; and

9.2.4	as soon as reasonably practicable after making the relevant tax deduction, deliver to the Agent a copy of the receipt from the relevant taxation authority evidencing that the tax had been paid to that authority.
9.3	Tax credit
If, following any tax deduction as is referred to in Clause 9.2 from any payment by the Borrower, the recipient of that payment shall receive or be granted a credit against or remission for any taxes payable by it, such recipient shall, subject to the Borrower having made any increased payment in accordance with Clause 9.2.3 and to the extent that such recipient can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of such recipient to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as such recipient shall in its absolute discretion certify to be the proportion of such credit or remission as will leave it (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment to such recipient as aforesaid.  Such reimbursement shall be made forthwith upon the recipient certifying that the amount of such credit or remission has been received by it.  Nothing contained in this Agreement shall oblige any Bank to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations.  Without prejudice to the generality of the foregoing, the Borrower shall not by virtue of this Clause 9.3 be entitled to enquire about the tax affairs of any Bank.
9.4	Double tax treaties
Where the Borrower is or may be obliged to withhold tax from any payment to a Bank under this Agreement or any other Finance Document and its obligation to withhold such tax may be eliminated or reduced under any applicable double taxation agreement or treaty, the relevant Bank will promptly comply with all appropriate formalities required to be performed by it under such double taxation agreement or treaty (save as may depend on action being taken by a third party which has not been taken) so that it can receive the relevant payments from the Borrower without deduction of such tax or with deduction at the reduced level permitted by such double taxation agreement or treaty.
9.5	FATCA information
9.5.1	Subject to Clause 9.5.3 below, each Party shall, within 10 Banking Days of a reasonable request by another Party:
(a)	confirm to that other Party whether it is:
(i)	a FATCA Exempt Party; or
(ii)	not a FATCA Exempt Party;
(b)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage") as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(c)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
9.5.2	If a Party confirms to another Party pursuant to Clause 9.5.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
9.5.3	Clause 9.5.1 above shall not oblige any Bank to do anything, and Clause 9.5.1(c) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(a)	any law or regulation;
(b)	any fiduciary duty; or
(c)	any duty of confidentiality.
9.5.4	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 9.5.1(a) or 9.5.1(b) above (including, for the avoidance of doubt, where Clause 9.5.3 above applies), then:
(a)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party, such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party; and
(b)	if that Party failed to confirm its applicable "passthru payment percentage", such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100 per cent., until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.
9.5.5	If the Borrower becomes a US Tax Obligor, it shall as soon as reasonably practicable inform the Agent of the same and provide the Agent with a Form W-8 or Form W-9 (or any successor form) (as applicable) or any other forms of documentation which the Banks may reasonably require.
9.5.6	If the Borrower is a US Tax Obligor, or where the Agent reasonably believes that its obligations under FATCA require it, each Lender shall, within 10 Banking Days of:

(a)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(b)	where the Borrower is a US Tax Obligor and the relevant Lender becomes a Lender after the date of this Agreement, the relevant date on which it becomes a Lender; or
(c)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:
(i)	a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); or
(ii)	any withholding statement and other documentation, authorisations and waivers as the Agent may require to certify or establish the status of such Lender under FATCA.
9.5.7	The Agent shall provide any withholding certificate, withholding statement, document, authorisation and waiver it receives from a Lender pursuant to Clause 9.5.6 to the Borrower.
9.5.8	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to Clause 9.5.6 is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for that Lender to do so (in which case that Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.
9.5.9	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 9.5.6 or 9.5.7 without further verification. The Agent shall not be liable for any action taken by it under or in connection with Clause 9.5.6 or 9.5.7.
9.6	FATCA Deduction
9.6.1	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction, save as expressly provided in this Agreement.
9.6.2	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Banks.

9.7	Indemnity re FATCA
A Bank shall indemnify the Agent, within 3 Banking Days of demand, against any cost, loss or liability incurred by the Agent with respect to any tax imposed by reason of FATCA attributable to such Bank in relation to the Finance Documents. In the case that the relevant Bank fails to make the relevant payment or the Agent cannot recover such payment from such Bank for other reasons, the Borrower shall indemnify the Agent accordingly and in such case the Borrower may reclaim payment from the Bank that failed to make the relevant payment to the Agent.
9.8	VAT
All amounts expressed to be payable under a Finance Document by any party to a Bank shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Bank to any party in connection with a Finance Document, that party shall pay to the Bank (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT.
Where a Finance Document requires any party to reimburse a Bank for any costs or expenses, that party shall also at the same time pay and indemnify such Bank against all VAT incurred by the Bank in respect of those costs or expenses to the extent that the Bank reasonably determines that it is not entitled to credit or repayment of the VAT.
10.	REPRESENTATIONS AND WARRANTIES
10.1	Date of representations and warranties
The Borrower represents and warrants that the following matters are true at the date of this Agreement.
10.2	Existence, listing, powers, compliance and solvency
The Borrower:
10.2.1	is a limited liability company duly incorporated and validly existing in goodstanding under the laws of, and has the centre of its main interests in, Belgium;
10.2.2	is listed on the First Market of Euronext Brussels and on the New York Stock Exchange;
10.2.3	has full power to own its property and assets and to carry on its business as it is now being conducted;
10.2.4	has complied with all statutory and other requirements relative to its business;
10.2.5	is solvent and not in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of it or all or any part of its assets.

10.3	Capacity and authorisation
The entry into and performance by the Borrower of this Agreement, the Master Agreements and the other Finance Documents to which it is (or is to become) a party are within the corporate powers of the Borrower and have been duly authorised by all necessary corporate actions and approvals and no limitation on its powers will be exceeded as a result of the borrowings made or other liabilities incurred under this Agreement.  In entering into this Agreement, the Master Agreements and the other relevant Finance Documents the Borrower is acting on its own account and not as agent or nominee of any person.
10.4	No contravention of laws or contractual restrictions
The entry into and performance by the Borrower of this Agreement, the Master Agreements and the other Finance Documents to which it is (or is to become) a party do not and will not:
10.4.1	contravene in any respect the constitutional documents of the Borrower or any law, regulation or contractual restriction binding on the Borrower or any of its assets; or
10.4.2	result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of its assets in favour of any party.
10.5	Licences and approvals in force
All licences, authorisations, approvals and consents necessary for the entry into, performance, validity, enforceability or admissibility in evidence of this Agreement, the Master Agreements and the other Finance Documents have been obtained and are in full force and effect and there has been no breach of any condition or restriction imposed in this respect.
10.6	Validity and enforceability
When duly executed and delivered, and where applicable registered, each of the Finance Documents and the Master Agreements will:
10.6.1	constitute the legal, valid and binding obligations of each Obligor which is a party thereto enforceable against such Obligor in accordance with its terms; and
10.6.2	(to the extent that by its terms it purports to do so) create a legal, valid and binding first priority Encumbrance in accordance with its terms over all the assets to which by its terms it relates, except insofar as enforcement may be limited by any applicable laws relating to bankruptcy, insolvency, administration and similar laws affecting creditors' rights generally and by principles of equity.
10.7	No third party Encumbrances; title
At the time of execution of each Finance Document, no third party will have any Encumbrance (other than a Permitted Encumbrance) on any asset over which an Encumbrance is to be created pursuant to that Finance Document and the Obligor entering into that Finance Document will be the sole and absolute legal and beneficial owner of that asset.

10.8	No litigation current or pending
No litigation, arbitration, tax claim or administrative proceeding involving the Borrower is current or pending or (to the knowledge of the Borrower) threatened or likely to commence or be taken, which is reasonably likely to have a Material Adverse Effect.
10.9	No defaults
10.9.1	No Event of Default or Potential Event of Default is continuing or might reasonably be expected to result from the making of any Advance or any part thereof.
10.9.2	The Borrower is not in default under any other agreement where such default would have a Material Adverse Effect.
10.10	Truth of factual information
All factual information furnished in writing to any Bank by or on behalf of the Borrower in connection with the negotiation and preparation of this Agreement and the other Finance Documents was (when given) true and correct in all material respects and there are no other facts or considerations the omission of which would render any such information materially misleading.
10.11	Accuracy of financial statements
The Original Financial Statements were prepared in accordance with IFRS and give a true and fair view of the Borrower's and the Group's financial condition of the relevant financial year and operations during the relevant financial year.
10.12	No liability to deduction or withholding; no registration taxes
All payments to be made by the Borrower under this Agreement, the Master Agreements and the other Finance Documents may be made free and clear of and without deduction or withholding for or on account of any taxes, and neither this Agreement nor any other Finance Document is liable to any registration charge or any stamp, documentary or similar taxes imposed by any authority, including without limitation, in connection with its admissibility in evidence.
10.13	Tax compliance
The Borrower has complied in all material respects with all relevant tax laws and regulations applicable to it and its business.
10.14	FATCA status
The Borrower is not a FATCA FFI or a US Tax Obligor.

10.15	Pari passu obligations
The payment obligations of the Borrower under this Agreement, the Master Agreements and the other Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
10.16	Environmental matters
Except as may have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Agent:
10.16.1	the Borrower has complied with the provisions of all Environmental Laws;
10.16.2	the Borrower has obtained all Environmental Approvals and is in compliance with all Environmental Approvals;
10.16.3	the Borrower has not received notice of any Environmental Claim that alleges that it is not in compliance with any Environmental Law or any Environmental Approval;
10.16.4	there is no Environmental Claim pending or, to the best of the Borrower's knowledge and belief (having made due enquiry), threatened against the Borrower or any Relevant Ship; and
10.16.5	no Environmental Incident which could or might give rise to any Environmental Claim has occurred.
10.17	No money laundering
In relation to the utilisation by the Borrower of the Facilities granted or to be granted to it under this Agreement, the performance and discharge of its obligations and liabilities under the Finance Documents to which it is a party, and the transactions and other arrangements effected or contemplated by the Finance Documents to which it is a party, the Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October 2005).
10.18	Anti-Corruption Laws
The Borrower has conducted its business in compliance with all applicable Anti-Corruption Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
10.19	Sanctions
Each Relevant Person has been and is in compliance with all Sanctions Laws and no Relevant Person:

10.19.1	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or
10.19.2	has received formal notice in writing of any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws.
11.	GENERAL UNDERTAKINGS
11.1	Duration of undertakings
The undertakings in this Clause 11 shall remain in force from the date of this Agreement to the end of the Security Period.
11.2	Maintenance of status; listing
The Borrower:
11.2.1	shall maintain its separate corporate existence as a limited liability company under the laws of Belgium;
11.2.2	shall not, without the prior consent of the Agent, change its name;
11.2.3	shall maintain its listing on the First Market of Euronext Brussels and on the New York Stock Exchange;
11.2.4	shall not, without the prior consent of the Majority Lenders, change its place of incorporation or domicile or alter its legal status as a limited liability company.
11.3	Consents
The Borrower shall obtain and maintain in force, and promptly upon the Agent's request furnish certified copies to the Agent of, all licences, authorisations, approvals and consents, and do all other acts and things, which may from time to time be necessary or desirable for the continued due performance of its obligations under the Finance Documents and the Master Agreements or which may be required for the validity, enforceability or admissibility in evidence of the Finance Documents and the Master Agreements.
11.4	Pari passu obligations
The Borrower shall ensure that its obligations under the Finance Documents and the Master Agreements rank at least pari passu with all its other present, future and/or contingent unsecured and unsubordinated obligations.
11.5	Conduct of business; compliance with laws
The Borrower shall conduct its business in a proper and efficient manner in compliance with:
11.5.1	its constitutional documents;
11.5.2	all Sanctions Laws;

11.5.3	all Anti-Corruption Laws;
11.5.4	all Environmental Laws; and
11.5.5	all other laws and regulations applicable to its business,
and shall notify the Agent immediately upon becoming aware of any breach of any such document, law or regulation.
11.6	Payment of taxes
The Borrower shall pay all taxes, assessments and other governmental charges as they fall due, except to the extent that it is contesting them in good faith by appropriate proceedings and has set aside adequate reserves for their payment if those proceedings fail.
11.7	Books of account
The Borrower shall keep proper books of account in respect of its business in accordance with IFRS consistently applied and, whenever so requested by the Agent, make them available for inspection by or on behalf of the Agent.
11.8	Execution of Charter Assignments
The Borrower undertakes to procure that, promptly after the execution of a Long Term Charter in respect of a Mortgaged Vessel, it will:
11.8.1	execute a Charter Assignment in favour of the Security Agent in respect of that Long Term Charter (unless, despite the commercially reasonable efforts of the Borrower, that Long Term Charter can only be assigned with the consent of the relevant charterer and the Borrower is unable to obtain the charterer's consent to the assignment); and
11.8.2	subject to Clause 11.8.1, give notice of the Charter Assignment to the relevant charterer in the form required by the Charter Assignment and use its commercially reasonable efforts to obtain the charterer's acknowledgment thereto in the form required by the Charter Assignment.
11.9	Earnings Account
The Borrower undertakes to procure that, with effect from the Initial Borrowing Date and throughout the remainder of the Security Period, unless and until the Security Agent shall otherwise direct in accordance with the Account Security, all Earnings due to the Borrower in respect of the Mortgaged Vessels shall be paid and credited to the Earnings Account.
Unless and until an Event of Default has occurred and is continuing (in which case such moneys shall be applied in accordance with the Account Security), the Borrower shall be entitled to withdraw any and all moneys from time to time credited to the Earnings Account.
11.10	Restriction on disposals
Except as contemplated by Clause 15.3.4 and any other relevant provision of this Agreement, the Borrower shall not, without the prior consent of the Majority Lenders transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not except in the usual course of its business and for fair market value.

11.11	Incurrence of Financial Indebtedness
The Borrower shall not, without the prior consent of the Majority Lenders, incur any Financial Indebtedness or grant any guarantee in respect of Financial Indebtedness if, as a result of incurring that Financial Indebtedness or incurring the contingent liability under that guarantee (as assessed in accordance with IFRS), an Event of Default would occur, or one or more of the financial covenants in respect of the Group set out in Clause 13.1 would be breached, on the date of such incurrence.
11.12	Negative pledge
The Borrower shall not, without the prior consent of the Majority Lenders, create or permit to exist any Encumbrance (other than a Permitted Encumbrance) over any Charged Property, whether present or future (provided that where any such Encumbrance arises in the ordinary course of business, the Borrower shall as soon as practicably possible discharge it).
11.13	Restriction on dividends
The Borrower may only pay a dividend or make a distribution and/or buy-back its own common stock subject to the following conditions:
11.13.1	no Event of Default has occurred and is continuing or would result upon payment of the proposed dividend or distribution or completion of the proposed buy-back; and
11.13.2	the payment of such dividend or distribution or completion of such buy-back would not cause any breach of any of the financial covenants set out in Clause 13.1.
11.14	No mergers or demergers
The Borrower shall not, without the prior consent of the Majority Lenders, consolidate, amalgamate or merge with any other entity or demerge or enter into any form of reconstruction or reorganisation or do anything analogous thereto which has or could reasonably be expected to have a Material Adverse Effect.
11.15	No change to financial year
The Borrower shall not, without the prior consent of the Majority Lenders, alter or extend its financial year for the purposes of the preparation of its accounts.
11.16	No change of business
The Borrower shall not, without the prior consent of the Majority Lenders, make or permit to be made any substantial change to the general nature of its business from that permitted to be carried out under its articles of association as in force at the date of this Agreement.

11.17	Restriction on undertakings with affiliates
The Borrower shall not, without the prior consent of the Majority Lenders, undertake any transaction with any person, company or other entity which is an affiliate of the Borrower (other than another member of the Group) unless such transaction is conducted at arm's length on normal commercial terms.
11.18	Compliance with Sanctions Laws
The Borrower shall:
11.18.1	procure that no Obligor nor any subsidiary of any Obligor is or will become a Restricted Party:
11.18.2	use reasonable endeavours to procure that no director, officer, employee, agent or representative of any Obligor or any subsidiary of any Obligor is or will become a Restricted Party; and
11.18.3	procure that no proceeds of any Advance shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws.
12.	INFORMATION UNDERTAKINGS
12.1	Duration of undertakings
The undertakings in this Clause 12 shall remain in force from the date of this Agreement to the end of the Security Period.
12.2	Financial information
The Borrower shall, to the extent that the Agent is unable to obtain copies from the Borrower's website, provide to the Agent:
12.2.1	as soon as possible, but in no event later than 120 days after the end of each financial year of the Borrower, the audited consolidated accounts of the Group for that financial year, prepared in accordance with IFRS;
12.2.2	as soon as possible, but in no event later than 75 days after the end of each financial half-year of the Borrower, the unaudited consolidated accounts of the Group for that financial half-year, prepared in accordance with IFRS;
12.2.3	as soon as possible, but in no event later than 60 days after the end of each quarter in each financial year of the Borrower, the Borrower's press release which shall include its unaudited quarterly income statement for that relevant quarter certified as to their correctness by the chief financial officer of the Borrower;
12.2.4	together with the consolidated accounts referred to in Clauses 12.2.1 and 12.2.2:
(a)	a Compliance Certificate evidencing that as at that date the Borrower is in compliance with all of the financial covenants in respect of the Group as set out in Clause 13.1 and that there is no security shortfall under Clause 16.3 (or, if not, showing in either case the amount of any shortfall); and

(b)	copies of the valuations of the Mortgaged Vessels obtained by the Borrower in accordance with Clause 16.2 from any two Approved Shipbrokers not earlier than 30 days before the date of such Compliance Certificate;
12.2.5	as soon as possible, but in no event later than 120 days after the end of each financial year of the Borrower, a financial projection for the Borrower and the Group for the next 3 years in a format which is acceptable to the Borrower;
12.2.6	promptly, such further information in the possession or control of the Borrower regarding the financial condition and operations of the Group as the Agent may reasonably request.
12.3	Notification of material litigation
The Borrower shall inform the Agent promptly of any litigation, arbitration, tax claim or administrative proceeding instituted or (to its knowledge) threatened and of any other occurrence of which it becomes aware which has or could reasonably be expected to have a Material Adverse Effect.
12.4	Notification in respect of Sanctions
The Borrower shall:
12.4.1	supply to the Agent, promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws against (a) the Borrower, (b) any other Relevant Person or (c) any owners of any Relevant Person (other than any owner of the Borrower), as well as information on what steps are being taken with regards to answering or opposing the same;
12.4.2	inform the Agent promptly upon becoming aware that any of (a) the Borrower, (b) any other Relevant Person or (c) any owners of any Relevant Person (other than any owner of the Borrower), has become or is likely to become a Restricted Party.
12.5	Notification of default
The Borrower shall promptly after the occurrence of any Event of Default or a Potential Event of Default, notify the Agent of that event and of the steps (if any) which are being taken to remedy it.
12.6	Inspection of books and records
The Borrower shall permit one or more representatives of the Agent, at the request of the Agent, to have reasonable access to its books and records and to inspect the same during normal business hours at its offices upon reasonable prior written notice.

12.7	"Know your customer" checks
The Borrower shall provide the Agent with any information requested by any Bank in order for that Bank to comply with any anti-money laundering or "know your customer" legislation, regulation or procedures applicable to it from time to time including its own internal compliance policies.
12.8	Provision of further information
The Borrower shall promptly provide the Agent with such other financial and other information concerning itself and its affairs as the Agent may from time to time reasonably require.
13.	FINANCIAL COVENANTS
13.1	Covenants
The Borrower shall ensure that at all times during the Security Period:
13.1.1	Current Assets exceed Current Liabilities;
13.1.2	Free Liquid Assets are not less than the higher of:
(a)	$50,000,000; and
(b)	5% of the Total Indebtedness;
13.1.3	the aggregate amount of cash is not less than $30,000,000; and
13.1.4	the ratio of Stockholders' Equity to Total Assets is not less than 30%.
13.2	Notice of breach
The Borrower shall notify the Agent in writing immediately upon becoming aware of a breach of any of the financial covenants set out in Clause 13.1.
13.3	Definitions of financial terms
For the purposes of this Clause 13:
"Available Facilities" means, at any date of determination under this Agreement, the aggregate undrawn amount of any committed loan or overdraft facilities available to the Borrower or any other member of the Group having a maturity of at least 6 months from that date of determination (including the Facilities provided under this Agreement);
"Current Assets" means, at any date of determination under this Agreement, the amount of the current assets of the Group determined on a consolidated basis in accordance with IFRS as in effect on the date of this Agreement and as shown in the Latest Balance Sheet and including any amounts available under committed credit lines having maturities of more than 12 months;

"Current Liabilities" means, at any date of determination under this Agreement, the amount of the current liabilities of the Group determined on a consolidated basis in accordance with IFRS as in effect on the date of this Agreement and as shown in the Latest Balance Sheet;
"Free Liquid Assets" means, at any date of determination under this Agreement, the aggregate amount of cash (which, for the avoidance of doubt, shall include cash on debt reserve accounts or other accounts having the same effect), cash equivalents and Available Facilities of the Group determined on a consolidated basis in accordance with IFRS as in effect on date of this Agreement and as shown in the Latest Balance Sheet but excluding any of those assets subject to an Encumbrance (other than an Encumbrance in favour of the Security Agent pursuant to this Agreement) at any time;
"Latest Balance Sheet" means, at any date, the consolidated balance sheet of the Group most recently delivered to the Agent pursuant to Clause 12.2 and/or most recently publicly available;
"Stockholders' Equity" means, at any date of determination under this Agreement, the amount of the capital and reserves of the Group determined on a consolidated basis in accordance with IFRS as in effect on the date of this Agreement and as shown in the Latest Balance Sheet;
"Total Assets" means, at any date of determination under this Agreement, the amount of the total assets of the Group determined on a consolidated basis in accordance with IFRS as in effect on the date of this Agreement and as shown in the Latest Balance Sheet; and
"Total Indebtedness" means, at any date of determination under this Agreement, the amount of long-term loans (including finance leases, bank loans and other long-term loans) and short-term loans of the Group determined on a consolidated basis in accordance with IFRS as in effect on the date of this Agreement and as shown in the Latest Balance Sheet.
13.4	Testing financial covenants following changes in IFRS or any applicable laws
If, at any time after the date of this Agreement, any mandatory change is made to IFRS or any applicable law relating to the financial reporting (including but not limited to accounting bases, policies, practices and procedures or reference periods) of the Group generally or any member of the Group individually and the effect of complying with that change would result in the value for "Current Assets", "Current Liabilities", "Free Liquid Assets", "Stockholders' Equity", "Total Assets" and/or "Total Indebtedness" being effectively different from its value if calculated in accordance with IFRS and all applicable laws in effect at the date of this Agreement and of which the Lenders would reasonably expect to have been informed, the Borrower shall immediately notify the Agent of that change and procure that, as soon as reasonably practicable thereafter, the Borrower's auditors deliver to the Agent:
13.4.1	a description of the change and what adjustments would need to be made to the financial statements of the Group following that change in order to reverse the effects of that change so that the values of "Current Assets", "Current Liabilities", "Free Liquid Assets", "Stockholders' Equity", "Total Assets" and/or "Total Indebtedness" will be the same as if calculated in accordance with IFRS and all applicable laws in effect at the date of this Agreement; and

13.4.2	such information, in form and substance acceptable to the Agent, as may be required:
(a)	to enable the Lenders to determine whether there is a breach of any of the financial covenants in respect of the Group set out in Clause 13.1 (based on IFRS and all applicable laws in effect at the date of this Agreement); and
(b)	to assist the Lenders in making an accurate comparison between the financial position of the Group indicated in the financial statements prepared following the change and those prepared prior to it.
In the event that the Lenders are satisfied in their sole discretion that, based on the information provided by the Borrower's auditors, the financial covenants in Clause 13.1 have been complied with, the Lenders and the Borrower shall enter into discussions with a view to agreeing amendments to this Agreement so as to reverse the effect of the change.
14.	VESSEL UNDERTAKINGS - INSURANCE
14.1	Duration of undertakings
The Borrower undertakes to the Security Agent to comply with the undertakings contained in this Clause 14 at all times from the Initial Borrowing Date until the end of the Security Period.
14.2	Obligatory Insurances
The Borrower undertakes in respect of the Mortgaged Vessels:
14.2.1	to effect and maintain sufficient insurances on and over each Mortgaged Vessel in respect of (a) hull and machinery, (ii) hull interest, (iii) freight interest, (iv) protection and indemnity (including oil pollution risks for each Mortgaged Vessel) and (v) war risks (including piracy, terrorism and confiscation);
14.2.2	to effect such insurances on each Mortgaged Vessel in Dollars and upon such terms as shall from time to time be reviewed by the Security Agent, but in any event for not less than:
(a)	in the case of hull, machinery and equipment, marine and war risks, on an agreed value basis for whichever is the greater of (i) the market value of the relevant Mortgaged Vessel and (ii) such amount which, when aggregated with the corresponding insurances on the other Mortgaged Vessels, equals at least 125% of the aggregate amount of the Advances, provided however that the amount of hull and machinery cover other than total loss only cover shall be equal to at least 70% of the market value of the Mortgaged Vessel; and
(b)	in the case of protection and indemnity risks (including pollution risks) for the full value and tonnage of the relevant Mortgaged Vessel, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry with a protection and indemnity association belonging to the International Group of Protection and Indemnity Associations;

14.2.3	to effect the Insurances through such brokers (the "approved insurance brokers") and with such insurance companies, underwriters, war risks associations and/or protection and indemnity associations as shall from time to time be approved in writing by the Security Agent (which approval shall not be unreasonably withheld);
14.2.4	to notify the Security Agent, at least 10 days before the relevant policies or contracts expire, of the relevant brokers and/or insurance companies, underwriters, war risks association and/or protection and indemnity association through and with whom the Insurances for each Mortgaged Vessel are expected to be renewed;
14.2.5	to renew the Insurances before the relevant policies or contracts expire, and to procure that the approved insurance brokers or insurers with which the Insurances for a Mortgaged Vessel are effected shall promptly confirm such renewal in writing to the Security Agent and inform the Security Agent of the terms and conditions thereof, as and when the same occurs;
14.2.6	punctually to pay all premiums, calls, contributions or other sums in respect of the Insurances and to produce all relevant receipts when so reasonably required by the Security Agent;
14.2.7	to arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risks association (if applicable) for or for the continuance of a Mortgaged Vessel's entry;
14.2.8	to procure that notice of assignment to the Security Agent in respect of each Mortgaged Vessel signed by the Borrower is duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued in connection with the Insurances for that Mortgaged Vessel, together with a loss payable clause, in each case in such form as may be required by the Security Agent, all in accordance with usual industry practice;
14.2.9	to procure that all such instruments of insurance referred to in Clause 14.2.8 as are effected through the approved insurance brokers shall be deposited with the approved insurance brokers, and that such brokers shall furnish the Security Agent with pro forma copies and a letter or letters of undertaking in such form as the Security Agent may reasonably require having regard to the then current market practice;
14.2.10	to procure that the protection and indemnity association and/or war risks association (if applicable) in which each Mortgaged Vessel is entered shall furnish the Security Agent with a certified copy of the certificate of entry for the relevant Mortgaged Vessel and a letter or letters of undertaking in such form as may be required by the Security Agent together with a certified copy of each certificate of financial responsibility for pollution by oil or other substances in relation to the Vessel;
14.2.11	without prejudice to the generality of Clauses 14.2.9 and 14.2.10, if any of the Insurances form part of a fleet cover, to use its reasonable endeavours (having regard to then current market practice including the practice prescribed by the Lloyds Insurance Brokers' Committee and/or any other professional association of which the approved insurance brokers are members) to procure that the approved insurance brokers shall undertake to the Security Agent that they shall neither set off against any claim in respect of any Mortgaged Vessel any premiums or calls due in respect of any other vessel or in respect of other insurances nor cancel any of the Insurances by reason of non payment of premiums or calls due in respect of any other vessel or in respect of other insurances;

14.2.12	to comply with all the requirements from time to time applicable to the Insurances, and not to make, do, consent or agree to any act or omission which would or might render any such instrument of insurance invalid, void, voidable or unenforceable or subject to any material exclusion or qualification or which would render any sum payable under them repayable in whole or in part;
14.2.13	not to employ any Mortgaged Vessel, or suffer any Mortgaged Vessel to be employed, otherwise than in conformity with the terms of the said instruments of insurance (including any express or implied warranties they contain), without first obtaining the insurers' consent to such other employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe, or arranging for additional insurances;
14.2.14	to apply all sums received in respect of the Insurances in accordance with the Finance Documents for the purpose of making good the loss and repairing the damage in respect of which those sums have been received;
14.2.15	not to alter any of the terms of any of the instruments of insurance referred to in Clause 14.2.8 if, as a result of such alteration, the position of the Banks would be materially adversely affected;
14.2.16	not without the prior written consent of the Security Agent (such consent not to be unreasonably withheld) to settle, compromise or abandon any claim under the Insurances in respect of any Mortgaged Vessel for a Total Loss or a Major Casualty;
14.2.17	to do all things necessary and provide the Security Agent with all relevant documents, evidence and information as the Security Agent may require to enable the Security Agent to collect or recover any moneys in respect of the Insurances which are payable to the Security Agent pursuant to the Finance Documents;
14.2.18	to provide the Security Agent, upon its reasonable request, with copies of all communications of a material nature between the Borrower and the approved insurance brokers or (as the case may be) approved associations relating to the Insurances of the Mortgaged Vessels in relation to:
(a)	any material condition, qualification or exclusion applicable to those Insurances;
(b)	any actual or potential suspension of any of those Insurances;
(c)	payment of premiums and calls and performance by the Borrower of its other material obligations in respect of those Insurances;

14.2.19	to make or procure that the managers of each Mortgaged Vessel shall make such quarterly voyage declarations as may be required from time to time in accordance with the Insurances, especially in order to maintain cover for trading in and to the United States of America and the Exclusive Economic Zone (as defined in the United States of America Oil Pollution Act 1990) and shall on request supply the Security Agent with copies thereof.
14.3	MII and MAP Cover
The Borrower undertakes to pay to the Security Agent on demand all reasonable premiums and other amounts reasonably payable by the Security Agent in effecting and maintaining on behalf of the Security Agent a mortgagee's interest insurance policy and a mortgagee's interest additional perils (pollution) policy in respect of the Mortgaged Vessels in such amount and on such terms and conditions as the Security Agent shall deem appropriate after consulting with the Borrower.
Notwithstanding the above, if at any time before the date on which the Security Agent requires any insurances of the nature referred to in this Clause 14.3 to be effected, the Borrower can demonstrate that a firm of approved insurance brokers is able to arrange those insurances upon the same terms, before that date, for a price lower than that for which any firm of insurance brokers nominated by the Security Agent is prepared to arrange those insurances, with a scope of coverage and with underwriters acceptable to the Security Agent, the Security Agent shall not unreasonably refuse to effect those insurances through that firm of insurance brokers so nominated by the Borrower, but only if that firm of insurance brokers will enter into such agreements with the Security Agent as it may require taking into account the identity of that firm of insurance brokers.
15.	VESSEL UNDERTAKINGS - OPERATION AND MAINTENANCE
15.1	Duration of undertakings
The Borrower undertakes to the Security Agent to comply with the undertakings contained in this Clause 15 at all times from the Initial Borrowing Date until the end of the Security Period, provided that at any time after a Total Loss Event has occurred and is continuing in relation to a Mortgaged Vessel the Borrower shall not be obliged to perform any of its undertakings under this Clause 15 in respect of that Vessel to the extent that it would be impossible or impractical for it to do so.
15.2	Compliance with laws
The Borrower undertakes to comply with all laws and regulations applicable to each Mortgaged Vessel and the ownership, employment, operation, management and registration of such Vessel including, without limitation, the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws and the laws of the Vessel's Flag State.

15.3	Ownership and registration
The Borrower undertakes:
15.3.1	to keep each Mortgaged Vessel registered under the laws and flag of its Flag State and, save for a Permitted Change of Flag, not to do or suffer to be done anything by which that registration may be forfeited or imperilled;
15.3.2	other than in connection with a Permitted Change of Flag, not to change the port of registration of any Mortgaged Vessel without the prior written consent of the Security Agent;
15.3.3	to inform the Security Agent in advance of any change to the name of any Mortgaged Vessel;
15.3.4	unless the requirements of Clause 6.5 or Clause 6.6 (as the case may be) are complied with in relation to that sale, not to sell or agree to sell a Mortgaged Vessel or any share in a Mortgaged Vessel without the prior written consent of the Security Agent.
15.4	Classification, repair and surveys
The Borrower undertakes:
15.4.1	to procure that each Mortgaged Vessel is kept in a good and seaworthy state of repair, so as to maintain the highest class with its Classification Society free of overdue recommendations and conditions, and so as to comply with the provisions of all laws and all other regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered at ports in its Flag State;
15.4.2	to procure that each Mortgaged Vessel is submitted regularly to such periodical or other surveys as may be required for classification and regulatory purposes and, if so required by the Security Agent, to procure that the Security Agent is supplied with copies of all survey reports and class and other certificates issued in this respect;
15.4.3	to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment shall be effected in accordance with the rules and requirements of the Classification Society in such manner (both as regards workmanship and quality of materials) as not to diminish the value of any Mortgaged Vessel;
15.4.4	not to remove any material part of any Mortgaged Vessel, or any item of equipment installed on it, unless the part or item so removed is promptly replaced by a suitable part or item which (a) is in the same condition as or better condition than the part or item removed, (b) is free from any Encumbrance (other than a Permitted Encumbrance) or right in favour of any person other than the Security Agent and (c) becomes on installation on the relevant Mortgaged Vessel the property of the Borrower and subject to the security constituted by the relevant Mortgage in respect of that Vessel, provided that the Borrower may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to the relevant Vessel;

15.4.5	except as required by law or by the Classification Society, not without the prior written consent of the Security Agent, to cause or permit to be made any substantial change in the structure, type or performance characteristics of any Mortgaged Vessel which would materially and adversely affect the value of that Vessel.
15.5	Management
The Borrower undertakes:
15.5.1	to procure that at all times each Mortgaged Vessel is managed only by its Manager on the terms of the relevant Management Agreement;
15.5.2	not, without the prior written consent of the Security Agent (which shall not be unreasonably withheld or delayed), to amend the Management Agreement in respect of any Mortgaged Vessel in any material respect or to terminate or suffer the termination of any such appointment or to appoint or suffer the appointment of any other managers for that Vessel; and
15.5.3	to procure that on or before the Initial Borrowing Date (or, if later, the date of its appointment) the relevant Manager executes and delivers to the Security Agent a Manager's Undertaking in respect of each Mortgaged Vessel managed by it.
15.6	Employment
The Borrower undertakes:
15.6.1	not to employ or operate any Mortgaged Vessel, or suffer any Mortgaged Vessel to be employed, operated or managed:
(a)	in any manner contrary to any applicable law or regulation including, but not limited to:
(i)	the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws;
(ii)	in any trade or business which is forbidden by the law of its Flag State or of any country to which that Vessel may sail, or which is otherwise illicit; or
(iii)	in carrying illicit or prohibited goods, or in any manner whatsoever which may render her liable to condemnation in a Prize Court or to destruction, seizure or confiscation;
(b)	in the event of hostilities in any part of the world (whether war be declared or not), in carrying any contraband goods, nor to enter or trade to any zone which is declared a war zone by that Vessel's war risks insurers unless the Borrower has effected, at its own expense, special insurance cover for the Vessel in relation thereto;
15.6.2	fully to perform its own obligations under each Long Term Charter in respect of each Mortgaged Vessel;

15.6.3	not, without the prior written consent of the Security Agent, to let or employ any Mortgaged Vessel on demise charter;
15.6.4	not to employ or permit any member of a Mortgaged Vessel's crew to be employed in breach of the International Transport Worker's Federation (ITF) rules and regulations.
15.7	Inspection; access to records
The Borrower undertakes to procure that the Security Agent or any representative of the Security Agent is permitted:
15.7.1	without affecting the relevant Mortgaged Vessel's daily operations, to board each Mortgaged Vessel at all reasonable times for the purpose of inspecting her condition or satisfying itself as to proposed or executed repairs, and to afford all proper facilities for such inspections (which inspections shall be at the cost of the Borrower up to a maximum of one inspection per Mortgaged Vessel per calendar year, provided that following the occurrence of an Event of Default which is continuing, all inspections shall be at the cost of the Borrower); and
15.7.2	at any time after the Borrower has failed to supply such information in accordance with Clause 15.8, with prior notice to the Borrower, to obtain information about each Mortgaged Vessel and her condition from her Classification Society and the relevant regulatory authorities, to have access to the records of each Mortgaged Vessel maintained by her Classification Society and such authorities and otherwise to communicate direct with each of them as if the Security Agent were the owner of the relevant Mortgaged Vessel.
15.8	Information
The Borrower undertakes:
15.8.1	as soon as practically possible to furnish the Security Agent, when so reasonably required by it in writing, with a copy of the classification certificate issued by the relevant Classification Society for any Mortgaged Vessel, all such reasonable information regarding any Mortgaged Vessel, her employment, position and engagements, particulars of all towages and salvages and copies of all charters and other contracts for her employment or otherwise howsoever concerning her and all such material information as shall be or ought to be supplied to the insurers of any Mortgaged Vessel;
15.8.2	to notify the Security Agent immediately upon its becoming aware of:
(a)	any accident to a Mortgaged Vessel or incident which is or is likely to be a Major Casualty;
(b)	any occurrence resulting in a Mortgaged Vessel becoming or being likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or the relevant Classification Society, or by any competent authority, in respect of a Mortgaged Vessel which is not complied with within any time limit imposed by that insurer, Classification Society or authority;
(d)	any arrest of a Mortgaged Vessel, or the exercise or purported exercise of any lien on a Mortgaged Vessel or her Earnings or any requisition of a Mortgaged Vessel for hire;
(e)	any hijacking or theft (or attempted hijacking or theft) of a Mortgaged Vessel;
(f)	any other matter, event or incident, actual or threatened, the effect of which will or may lead to the ISM Code or the ISPS Code not being complied with by the Borrower or the relevant Manager or otherwise in connection with a Mortgaged Vessel.
15.9	Discharge of debts; avoidance of liens
The Borrower undertakes:
15.9.1	unless the same is being contested in good faith by the Borrower, as soon as practically possible to pay and discharge or secure all debts, damages and liabilities whatsoever which the Borrower shall have been called upon to pay, discharge or secure and which have given, or may give, rise to maritime or possessory liens on or claims enforceable against any Mortgaged Vessel;
15.9.2	unless the same is being contested in good faith by the Borrower, in the event of arrest of a Mortgaged Vessel pursuant to legal process, or in the event of her detention in exercise or purported exercise of any such lien, to procure the release of the Vessel from such arrest or detention within 30 days (or such longer period as may be agreed by the Lenders) of receiving notice of the same by providing bail or otherwise as the circumstances may require;
15.9.3	not without the previous consent in writing of the Security Agent (as directed by the Majority Lenders) to create or suffer the creation of an Encumbrance (other than a Permitted Encumbrance) over or in respect of any Mortgaged Vessel or any share in any Mortgaged Vessel;
15.9.4	not without the previous consent in writing of the Security Agent (as directed by the Majority Lenders) to put or suffer any Mortgaged Vessel to be put into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $5,000,000 (or the equivalent in any other currency) unless either:
(a)	the cost of that work is fully recoverable under the Insurances of the relevant Vessel; or
(b)	that person has first given to the Security Agent in terms satisfactory to the Security Agent a written undertaking not to exercise any lien on the relevant Vessel or her Earnings for the cost of that work or otherwise; or

(c)	the Borrower has established to the reasonable satisfaction of the Security Agent that it has sufficient funds to pay for the cost of that work.
15.10	Perfection of Mortgage
The Borrower undertakes in respect of each Mortgaged Vessel:
15.10.1	to place, and at all times and places to retain, a properly certified copy of the relevant Mortgage on board the Mortgaged Vessel with her papers, and to cause such certified copy and such papers to be exhibited to any and all persons having business with the Mortgaged Vessel which might give rise to any lien on it other than liens for crew's wages and salvage and to any representative of the Security Agent and keep prominently displayed in the chart room and in the Master's cabin of the Vessel a framed notice in plain type, reading as follows (or in such other form as the Security Agent may reasonably require having regard to the laws of the relevant Flag State):
"NOTICE OF MORTGAGE
This Vessel is subject to a First Priority Mortgage in favour of Nordea Bank Norge ASA as agent and trustee for and on behalf of itself and certain other banks and financial institutions.  Under the terms of the said Mortgage neither the Owner, any Charterer, the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew's wages and salvage";
15.10.2	to comply with and satisfy all pertinent requirements and formalities to perfect and maintain the relevant Mortgage as a legal, valid and enforceable first priority mortgage over the Mortgaged Vessel.
15.11	Environmental undertakings
The Borrower undertakes:
15.11.1	to notify the Security Agent immediately upon its becoming aware of the occurrence of:
(a)	any Environmental Claim against the Borrower or any Relevant Ship; or
(b)	any Environmental Incident which would potentially give rise to any Environmental Claim;
which, in either case, has affected or could affect the interests of the Banks in a materially adverse way, and to keep the Security Agent advised in writing on such regular basis and in such detail as the Security Agent shall reasonably require of the nature of that Environmental Claim or Environmental Incident and the Borrower's proposed and actual response thereto;
15.11.2	to comply with and procure that its affiliates comply with all Environmental Laws including, without limitation, requirements relating to manning and establishment of financial responsibility;

15.11.3	to obtain, comply with and do all that is necessary to maintain in full force and effect all Environment Approvals and to procure that its affiliates obtain, comply with and do all that is necessary to maintain in full force and effect all Environment Approvals;
15.11.4	to ensure that each Mortgaged Vessel is, at all times, equipped and accredited with any required trading documentation and/or authorisations necessary to legitimise the entry of the Mortgaged Vessel into the waters of any relevant jurisdiction. Such trading documentation and authorisations shall include, amongst other things, valid certification under the International Convention on Civil Liability for Oil Pollution Damage (as amended) and the International Convention on Civil Liability for Bunker Oil Pollution Damage, a valid US Coast Guard certificate of financial responsibility (water pollution), a valid certificate from any US state that requires a state equivalent of a certificate of financial responsibility, a vessel classification certificate and any other credentials as might be, or may come to be, required. Copies of such trading documentation and/or authorisations shall be made available to the Security Agent as and when requested.
15.12	ISM Code and ISPS Code
The Borrower undertakes to comply, and procure compliance by the relevant Manager and any other operator of each Mortgaged Vessel, with:
15.12.1	all provisions of the ISM Code including, without limitation, obtaining and maintaining in force at all times a valid Document of Compliance in relation to the company responsible for the Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code and a valid Safety Management Certificate in respect of the Vessel as required by the ISM Code; and
15.12.2	all provisions of the ISPS Code including, without limitation, obtaining and maintaining in force a valid International Ship Security Certificate in respect of the Vessel as required by the ISPS Code, and ensuring that the Vessel's security system and its associated security equipment comply with the applicable requirements of Part A of the ISPS Code and of Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS), and that an approved ship security plan is in place, and to procure that certified copies of all such certificates and other documents are provided promptly on demand to the Security Agent.
16.	VALUATIONS AND ASSET PROTECTION
16.1	Dates on which valuations to be carried out
The Borrower shall arrange at its own expense for valuations of each Mortgaged Vessel to be carried out:

16.1.1	within 30 days before each date on which the Borrower is required to provide a Compliance Certificate to the Agent under Clause 12.2.4(a);
16.1.2	in the case of an Acquisition Vessel, within 30 days before the Drawdown Date of the first Acquisition Facility Advance relating to that Vessel;
16.1.3	in the case of an Upsize Vessel, within 30 days before the Drawdown Date of the first Upsize Facility Advance relating to that Vessel; and
16.1.4	at any other time that the Borrower deems appropriate,
in order to determine her market value as at each such date. Such valuations shall be addressed to the Agent (for the benefit of the Lenders).
16.2	Determination of Fair Market Values
The valuations in respect of a Mortgaged Vessel referred to in Clause 16.1 shall be prepared:
16.2.1	without a physical inspection of the relevant Vessel (at the discretion of the Agent) in Dollars on the basis of a sale for prompt delivery, charter-free, at arm's length between a willing seller and a willing buyer;
16.2.2	by any two Approved Shipbrokers as the Borrower may from time to time select;
and the Fair Market Value of a Mortgaged Vessel shall be the mean average of those valuations, except that:
(a)	where a Mortgaged Vessel is subject to a Mortgage under which the amount recoverable is restricted to a registered maximum mortgage amount, the Fair Market Value of that Vessel shall be restricted to that mortgage amount if the valuation otherwise determined under this Clause 16.2 would be higher; and
(b)	where a Mortgaged Vessel becomes a Total Loss but the proceeds of the Insurances in respect of that Total Loss have not yet been applied in accordance with Clause 6.5, that Vessel shall be deemed to have a Fair Market Value equal to its insured value or, if lower, such amount as the Agent determines is reasonably expected to be received from the Vessel's insurers in respect of the Total Loss.
Each such valuation shall be conclusive and binding on the Borrower and the Banks save in the case of manifest error.
16.3	Consequences of security shortfall
If the aggregate of (a) the Fair Market Values of the Mortgaged Vessels determined pursuant to Clause 16.2 and (b) the market value of any additional security previously provided under this Clause 16 is at any time less than 125% of the aggregate of the Advances, the Borrower shall at its own discretion, as soon as possible but in any event not later than 30 days after a written demand by the Agent to make good that shortfall (as directed by the Majority Lenders), either:

16.3.1	provide additional security over cash deposits and/or such other assets and in such form as is acceptable to the Majority Lenders where such cash deposits and/or other assets have an aggregate market value (after deducting the amount secured by any prior Encumbrances over such assets) at least equal to the shortfall; or
16.3.2	prepay such part of the Advances (in the Borrower's option) as will eliminate the shortfall in accordance with the relevant provisions of Clause 6.9; or
16.3.3	make good the shortfall by combining the provision of additional security under Clause 16.3.1 with a partial prepayment of the Advances under Clause 16.3.2.
For the avoidance of doubt, any part of an Advance prepaid under this Clause 16.3 may be redrawn as long as the conditions precedent to drawdown set out in Clause 4.7 are satisfied.
16.4	Valuation of additional security
The market value of any additional security provided or to be provided under this Clause 16 shall be determined at the cost of the Borrower on such basis and by such independent valuers as the Borrower and the Agent may agree (or, in the absence of such agreement, on such basis and by such independent valuers as shall reasonably be selected by the Agent), subject to the following:
16.4.1	the value of any cash collateral in Dollars will be valued at its principal amount; and
16.4.2	any additional vessel will be valued in accordance with Clause 16.2.
16.5	Agent's right to obtain valuations after Event of Default
If an Event of Default has occurred and is continuing, the Agent shall be entitled from time to time to obtain its own valuations of:
16.5.1	the Mortgaged Vessels or any additional vessel in accordance with Clause 16.2 from any two Approved Shipbrokers selected by the Agent; and/or
16.5.2	any other additional security in accordance with Clause 16.4 from such independent valuers as the Agent shall select, and the Borrower shall reimburse the Agent on demand for the costs of each such valuation. The Borrower undertakes to provide, and shall procure that the Borrower provides, such assistance as the Agent shall require in connection with all valuations obtained by the Agent in accordance with this Clause 16.5.
17.	EVENTS OF DEFAULT
17.1	Defaults
Each of the following events or circumstances is an Event of Default:
17.1.1	Non-payment An Obligor does not pay on the due date any amount payable pursuant to the Finance Documents at the place and in the currency in which it is expressed to be payable or, in respect of moneys payable on demand, (unless otherwise specifically provided) within 3 Banking Days from the date of demand, unless the non-payment:

(a)	is caused by technical or administrative error and is remedied within 3 Banking Days of the due date; or
(b)	is caused by a Disruption Event and is remedied within 3 Banking Days of the due date.
17.1.2	Insurances Any Mortgaged Vessel is not, or ceases to be, insured in the relevant amount and on the relevant terms specified in Clause 14 or the Owner fails to comply with any of its other material (in the Agent's reasonable opinion) obligations in respect of the Insurances.
17.1.3	Security shortfall A security shortfall occurs under Clause 16 and is not eliminated or otherwise made good within the period specified in Clause 16.3.
17.1.4	Sanctions The Borrower fails to comply with any of its obligations under Clauses 11.5.2, 11.18, 12.4, 15.3 (insofar as it relates to Sanctions Laws) and 15.6.1 (insofar as it relates to Sanctions Laws).
17.1.5	Other obligations An Obligor does not comply with any provision of the Finance Documents other than those referred to in Clauses 17.1.1, 17.1.2, 17.1.3 and 17.1.4 provided that no Event of Default will occur under this Clause 17.1.5 if:
(a)	such failure to comply relates to a breach of the financial covenants set out in Clause 13.1 (in which case the mandatory prepayment provisions of Clause 6.8 shall apply but the breach shall not constitute an Event of Default); or
(b)	such failure to comply is capable of remedy (in the Agent's reasonable opinion) and is remedied within 30 days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply, whichever date occurs earlier.
17.1.6	Misrepresentation Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
17.1.7	Event of Default under Master Agreement Any of the Master Agreements is terminated as a result of an Event of Default (as therein defined) in relation to the Borrower.
17.1.8	Other cross default
(a)	Any repayment of principal in respect of, or any payment of interest on, any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period (unless the due date for payment thereof is rescheduled with the agreement of the relevant creditor before the expiry of any such grace period); or

(b)	any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or
(c)	any commitment to an Obligor for any Financial Indebtedness is cancelled by a creditor of that Obligor by reason of an event of default (however described); or
(d)	any Financial Indebtedness of an Obligor becomes capable of being declared due and payable prior to its specified maturity or any commitment to an Obligor for any Financial Indebtedness becomes capable of being cancelled in either case as a result of an event of default (however described) and the event giving rise to that event of default is not waived or remedied to the satisfaction of the relevant creditor within 30 days of its occurrence;
provided that no Event of Default will occur under this Clause 17.1.8 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $10,000,000 (or its equivalent in any other currency or currencies).
17.1.9	Insolvency
(a)	An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors generally or any class of creditors with a view to rescheduling any of its indebtedness; or
(b)	the value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities); or
(c)	a moratorium is declared in respect of any indebtedness of an Obligor.
17.1.10	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor other than a solvent liquidation or reorganisation of an Obligor other than the Borrower; or
(b)	a composition, compromise, assignment or arrangement with any class of creditors of an Obligor; or
(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of an Obligor other than the Borrower), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of an Obligor, or any analogous procedure or step is taken in any jurisdiction.
17.1.11	Creditors' process Any expropriation, attachment, sequestration, distress or execution by a creditor affects any asset or assets of an Obligor having an aggregate value of at least $10,000,000 and is not discharged within 30 days (unless the same is capable of appeal and is being contested in good faith by the relevant Obligor, in which case, as long as the Obligor continues its appeal in good faith, it shall only be an Event of Default if such appeal fails and such expropriation, attachment, sequestration, distress or execution is not discharged within 30 days of the date on which the Obligor's final appeal is dismissed).
17.1.12	Security imperilled Anything is done, suffered or omitted to be done or occurs which, in the reasonable opinion of the Majority Lenders, would in any way imperil the security created by the Finance Documents.
17.1.13	Change or cessation of business The Borrower ceases, or threatens to cease, to carry on its business, or a material part of its properties or assets is seized or nationalised, appropriated or compulsorily purchased by or under the authority of any government, and such cessation, disposal, seizure, nationalisation, appropriation or compulsory purchase, in the reasonable opinion of the Majority Lenders, does or would have a Material Adverse Effect.
17.1.14	Unlawfulness, impossibility or repudiation It becomes impossible or unlawful for an Obligor to fulfil any of its obligations under the Finance Documents, or for any Bank to exercise any of the rights vested in it by, or to enforce the security constituted by, the Finance Documents, or any of the Finance Documents for any reason becomes invalid or unenforceable or ceases to be in full force and effect or (save to the extent that it ranks behind a Permitted Encumbrance arising by operation of law) loses its first priority ranking or an Obligor repudiates any of the Finance Documents.
17.1.15	Revocation or modification of authorisations Any licence, approval, consent, authorisation or registration at any time necessary or desirable for the validity, enforceability or admissibility in evidence of the Finance Documents, or for an Obligor to comply with its obligations under them, or in connection with the ownership or operation of any Mortgaged Vessel, is revoked, withheld or expires, or is modified in what the Majority Lenders reasonably consider a material respect.
17.1.16	Breach of Environmental Law The Borrower fails to comply with any Environmental Law or any Environmental Approval or any Relevant Ship is involved in any incident which gives rise to an Environmental Claim if, in any such case, that non-compliance or incident or the consequences of it would, in the reasonable opinion of the Majority Lenders, have a Material Adverse Effect.
17.1.17	Material litigation Any final and conclusive judgment, order or award is made by any court, arbitration board or other tribunal against any Obligor or any other member of the Group in circumstances in which:

(a)	the cost of complying with such judgment, order or award is not (in the opinion of the Agent) covered by adequate insurances; and
(b)	the effect of complying with such judgment, order or award would (in the opinion of the Agent) have a Material Adverse Effect.
17.1.18	Material Adverse Change There is any Material Adverse Change.
17.2	Banks' remedies
Upon the occurrence of an Event of Default and at any time whilst it is still continuing, without prejudice to any of the rights and remedies of the Agent and/or the other Banks under any of the other Finance Documents or otherwise:
17.2.1	the Agent may, and shall if so requested by the Majority Lenders, take any one or more of the following actions:
(a)	by written notice to the Borrower declare the Total Commitments of the Lenders cancelled, whereupon they shall be cancelled;
(b)	by written notice to the Borrower declare that all or part of the Advances, all interest accrued thereon and all other Outstanding Indebtedness be immediately due and payable, whereupon such amount shall become immediately due and payable;
(c)	by written notice to the Borrower declare that all or part of the Advances be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;
(d)	take steps to exercise the rights and remedies conferred upon the Agent and/or the other Banks by this Agreement and the other Finance Documents and exercisable on or after the occurrence of an Event of Default; and
17.2.2	the Security Agent may, and shall if so requested by the Majority Lenders, take steps to enforce the security created by the Finance Documents and/or otherwise exercise the rights and remedies conferred on the Security Agent by this Agreement and the other Finance Documents or otherwise under any applicable law and exercisable on or after the occurrence of an Event of Default.
18.	FEES, EXPENSES AND INDEMNITIES
18.1	Fees
The Borrower shall pay to the Agent:
18.1.1	quarterly in arrears on 31 March, 30 June, 30 September and 31 December and on the Maturity Date (or, if earlier, the date on which the Total Commitments are cancelled in full) during the period from the Closing Date until the Maturity Date (or such earlier date on which the Total Commitments are cancelled in full), for the account of the Lenders, a commitment fee computed at the Applicable Commitment Fee Rate on the Total Available Commitments, for distribution to the Lenders pro rata in accordance with their Available Commitments;

18.1.2	on the date of this Agreement or as otherwise agreed, such other fees in such amounts as have been agreed in writing between the Agent and the Borrower in one or more fee letters dated on or before the date of this Agreement (each such fee to be for the account of the relevant Banks as specified in the fee letter applicable to it);
18.1.3	on each Upsize Date or as otherwise agreed, such other fees in such amounts as have been agreed in writing between the Agent (on behalf of the Upsize Facility Lenders) and the Borrower in relation to that Upsize Facility Advance in one or more fee letters dated on or before the relevant Upsize Date (each such fee to be for the account of the Upsize Facility Lenders and/or the Agent as specified in the fee letter applicable to it).
18.2	Indemnity against costs
The Borrower shall pay to the Agent on demand, and the Borrower shall indemnify and keep each Bank indemnified against, all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees and expenses on a full indemnity basis) and taxes thereon suffered or reasonably incurred by that Bank:
18.2.1	in the negotiation, preparation, printing, execution and registration of this Agreement and the other Finance Documents;
18.2.2	in collating, monitoring and otherwise attending to the relevant conditions precedent to the Closing Date and the Initial Borrowing Date;
18.2.3	in collating, monitoring and otherwise attending to the relevant conditions precedent to each Upsize Date (if any), the drawdown of each Advance after the Initial Borrowing Date and any Permitted Change of Flag;
18.2.4	in the enforcement or preservation or the attempted enforcement or preservation of any of the rights and powers of the Banks (or any of them) under this Agreement and the other Finance Documents or of the security constituted by the Finance Documents;
18.2.5	in connection with any actual or proposed amendment of or supplement to this Agreement or any other Finance Document, or with any request to the Banks (or any of them) to grant any consent or waiver in respect of any provision of this Agreement or any other Finance Document, whether or not it is given, provided that the Borrower shall not be liable to reimburse the costs of any legal advisers in respect of the matters referred to in Clauses 18.2.1 and 18.2.2 except the legal fees and disbursements of Holman Fenwick Willan LLP as counsel to the Agent and the fees and disbursements of the legal counsel who are to render opinions in respect of any of the Finance Documents or to deal with the preparation and/or registration of any of the Mortgages or other Finance Documents on behalf of the Agent.

18.3	Documentary taxes
The Borrower shall promptly pay all stamp duty, registration and other similar taxes payable on or by reference to any Finance Document and shall indemnify the Banks on the Agent's written demand against any and all claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay any such duty or tax.
18.4	Tax indemnity
The Borrower shall indemnify each Bank on the Agent's written demand against any loss, liability or cost suffered for or on account of tax by that Bank in respect of a Finance Document under any laws in effect (and as interpreted, administered and applied) at the date of this Agreement, except that the indemnity under this Clause 18.4 shall not apply:
18.4.1	with respect to any tax assessed on a Bank:
(a)	under the law of the jurisdiction in which that Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Bank is treated as resident for tax purposes; or
(b)	under the law of the jurisdiction in which that Bank's Lending Office is located in respect of amounts received or receivable in that jurisdiction, if that tax is imposed on or calculated by reference to the overall net income received or receivable (but not any sum deemed to be received or receivable) by that Bank; or
18.4.2	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 9.2 or relates to a FATCA Deduction required to be made by a Party; or
18.4.3	to the extent that Clause 24.13 applies.
For the avoidance of doubt, any loss, liability or cost suffered for or on account of tax by a Bank in respect of a Finance Document as a result of the introduction of, or any change in (or in the interpretation, administration or application of), any law or regulation after the date of this Agreement, or the compliance with any law or regulation made after the date of this Agreement, shall be indemnified in accordance with the provisions of Clause 18.8 which shall apply thereto.
18.5	Break costs and other general indemnities
The Borrower shall pay to the Agent on demand, and the Borrower shall indemnify each Bank against all Break Costs and any other actual losses, expenses or liabilities (as to the amount of which the Agent's certificate shall be conclusive and binding upon the Borrower, except in case of manifest error) suffered or reasonably incurred by that Bank in connection with or as a result of:
18.5.1	an Advance not being drawn for any reason in full on the Drawdown Date specified in the relevant Notice of Drawdown, other than as a result of a default by that Bank;
18.5.2	any repayment or prepayment of the whole or any part of an Advance being made on any date other than the last day of an Interest Period applicable to it;

18.5.3	any default in payment by the Borrower of any sum due under this Agreement and/or the other Finance Documents on its due date; or
18.5.4	the occurrence or continuance of an Event of Default and/or a Potential Event of Default.
18.6	Currency indemnity
If any sum due from the Borrower under this Agreement or any other Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of making or filing a claim or proof against the Borrower or obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within 3 Banking Days of demand, indemnify each Bank to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that Bank at the time of its receipt of that Sum.
18.7	Sanctions and regulatory indemnities
The Borrower shall pay to the Agent on demand, and the Borrower shall indemnify each Bank against, all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees and expenses on a full indemnity basis) and taxes thereon suffered or incurred by a Bank (other than in each case by reason of a Bank's gross negligence, dishonesty or wilful misconduct):
18.7.1	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions Law; or
18.7.2	as a result of any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and as a result of conduct of any Obligor or any of their partners, directors, officers, employees or agents that violates any Sanctions Laws.
18.8	Increased costs
If, as result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement or the compliance with any law or regulation made after the date of this Agreement or (b) a Basel III Increased Cost, any Bank or any of its affiliates suffers or incurs an Increased Cost, it shall promptly notify the Agent upon becoming aware of that event, whereupon, subject to Clause 18.9 and Clause 24.13:
18.8.1	the Agent shall immediately notify the Borrower thereof;
18.8.2	the relevant Bank shall, following consultation with the Borrower, use all reasonable efforts within a period of 60 days from the date of the Agent's notice under Clause 18.8.1 (the "Remedy Period") to avoid the effects of such event and in particular shall consider, subject to obtaining any necessary consents, transferring at par its rights and obligations under this Agreement to another legal entity approved by the Borrower not affected by such law or regulation;

18.8.3	if the relevant Bank, having used all reasonable efforts as required under Clause 18.8.2, is unable to avoid the effects of such event during the Remedy Period, the Borrower shall indemnify the relevant Bank against all Increased Costs suffered or incurred by that Bank or any of its affiliates by paying to the Agent for the account of the relevant Bank within 3 Banking Days of a demand by the Agent the amount of such Increased Costs so suffered or incurred from time to time as certified by that Bank to the Agent;
18.8.4	without prejudice to Clause 18.8.3, if the relevant Bank is a Lender, the Borrower shall have the right at any time (whether during or after the Remedy Period), upon giving 3 Banking Days notice to the Agent, to prepay that Lender's Contribution or, to the extent permitted thereunder, to exercise its rights under Clause 24.15 in respect of that Lender.
18.9	Exceptions to increased costs provisions
Clause 18.8 does not apply to the extent any Increased Cost is:
18.9.1	compensated for by a payment under Clause 9.2 or Clause 18.4; or
18.9.2	attributable to a FATCA Deduction required to be made by a Party; or
18.9.3	attributable to any tax assessed on a Bank:
(a)	under the law of the jurisdiction in which that Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Bank is treated as resident for tax purposes; or
(b)	under the law of the jurisdiction in which that Bank's Lending Office is located in respect of amounts received or receivable in that jurisdiction, if that tax is imposed on or calculated by reference to the overall net income received or receivable (but not any sum deemed to be received or receivable) by that Bank; or
18.9.4	attributable to the wilful breach by that Bank or its affiliates of any law or regulation.
18.10	Survival of indemnities
The indemnities contained in this Agreement and the other Finance Documents shall continue in full force and effect after the full and final discharge of the Outstanding Indebtedness and cancellation of the Total Commitments with respect to matters arising prior to that discharge.

19.	THE AGENT
19.1	Appointment of Agent
Each Lender irrevocably appoints and authorises the Agent to act as its agent under this Agreement and the other Finance Documents.
19.2	Agent's powers and discretions
The Agent shall have such powers and discretions:
19.2.1	which are expressly delegated to the Agent by the terms of this Agreement and the other Finance Documents;
19.2.2	which the Majority Lenders consider appropriate and give to the Agent (generally or in a particular case) with the Agent's consent; and
19.2.3	which the Agent considers to be reasonably incidental to the discharge and performance of any of its functions under this Agreement or any of the Finance Documents or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the Majority Lenders.
19.3	Agent is agent only
The relationship between the Agent and each Lender is that of agent and principal only.  Nothing in this Agreement or the Finance Documents shall constitute the Agent a trustee or fiduciary for any Lender or any other person and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.
19.4	Agent's responsibility to Borrower
In performing its functions and duties under this Agreement and the other Finance Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any responsibility, liability or obligation (whether fiduciary or otherwise) towards, or relationship of agency or trust with or for, the Borrower except for liability in circumstances where it is not acting in good faith or lawfully or where it acts in breach of the provisions of this Agreement and/or any other Finance Document.
19.5	Matters within Agent's authority
Subject to Clause 19.6 and the other provisions of this Agreement and the other Finance Documents, the Agent is irrevocably authorised by the Lenders in their name and on their behalf (and shall, if so directed by written notice from the Majority Lenders after the Lenders shall have consulted for a period of not less than 5 days, which direction shall be binding on all the Lenders):
19.5.1	to waive, modify, vary or otherwise amend or excuse performance of any provisions of this Agreement or any of the Finance Documents; and

19.5.2	to enforce or take or refrain from taking any other action or proceedings with regard to this Agreement or any of the Finance Documents,
19.6	Notification of proposed waivers and amendments
Except in cases where the Agent is of the opinion that the Lenders would be prejudiced by any delay in the Agent enforcing or taking action, in which event the Agent may, but shall not be obliged to, enforce or take action without prior notification to the Lenders, the Agent shall be obliged to notify the Lenders if it proposes to waive, modify, vary or otherwise amend or excuse performance of any provision of this Agreement or any of the Finance Documents or to enforce or take or refrain from taking any action under Clause 17.2 and the Agent shall not be entitled to proceed with that proposal unless the Majority Lenders shall give notice to the Agent agreeing to that proposal.  The Agent shall be entitled to cancel that proposal if written notice pursuant to this Clause 19.6 is not received within 5 days of the Lenders being so notified by the Agent.
19.7	Agent to act in accordance with instructions of Majority Lenders
Subject to Clauses 19.14, 19.15, 19.16 and 19.17 and any other provision of this Agreement and the other Finance Documents which expressly requires the Agent to act in accordance with the instructions of all the Lenders or all the Lenders or the Relevant Majority Lenders in respect of a particular Facility, the Agent agrees to act with respect to this Agreement and the other Finance Documents in accordance with the written instructions of the Majority Lenders.  Any such instructions given by the Majority Lenders shall be binding on all the Banks.  In the absence of any instructions (and provided that it is not explicitly required to obtain the consent of the Lenders or Majority Lenders pursuant to any relevant provision of this Agreement or the Finance Documents) the Agent shall be entitled (but not bound) to give or withhold its consent or approval in such manner as it considers to be in the interests of all the Lenders without obtaining instructions from, or consulting with, all or any of the Lenders.
19.8	Agent not required to act
In no event shall the Agent be required to take any action which exposes, or is likely to expose, the Agent to personal liability or which is contrary to the provisions of:
19.8.1	this Agreement or any of the Finance Documents; or
19.8.2	any law, regulation or directive.
19.9	Provision of copy documents to Lenders
The Agent shall furnish each Lender:
19.9.1	with copies of any documents received by it under Clause 11.2 (but the Agent shall not be obliged to review or check the accuracy or completeness thereof);
19.9.2	if requested by that Lender, with copies of all documents received by the Agent under Clauses 4.4, 4.5 and 4.6;
19.9.3	with details of any communication received from the Borrower or any other Obligor referring to this Agreement and which:

(a)	contains a request for a consent or waiver which, under the terms of this Agreement or any Finance Document, requires the consent of the Lenders or the Majority Lenders; or
(b)	states that an Event of Default or Potential Event of Default has occurred and is continuing; or
(c)	contains any other request or information which, in the reasonable opinion of the Agent, is of a material nature.
19.10	Provision of copy communications to Agent
Each Lender will, promptly after receipt or despatch thereof, forward to the Agent a copy of any communication:
19.10.1	sent by that Lender to the Borrower or any other Obligor; or
19.10.2	received by that Lender from the Borrower or any other Obligor and, in each case, relating to this Agreement or any of the Finance Documents.
19.11	Distributions of sums received and deductions by Agent
The Agent shall (subject to Clause 8.3) distribute promptly to each Lender its due proportion of all sums received by the Agent on behalf of the Lenders under this Agreement or any of the other Finance Documents, subject to the Agent's right to deduct and withhold from any such payment any amount which is then (or which will, upon demand by the Agent, become) due and payable to the Agent from that Lender.
19.12	Agent's retention of fees and expenses
The Agent may retain for its own use and benefit (and shall not be liable to account to any Lender for all or any part of) any sums received by it by way of fees (and not payable to any Lender) or by way of reimbursement of expenses incurred by it.
19.13	Waiver on instructions of Majority Lenders
Save in respect of:
19.13.1	any provision which may only be waived or amended with the consent of all of the Lenders and/or all of the Lenders or the Relevant Majority Lenders in respect of a Facility and/or the relevant Service Bank (as the case may be) as specified in Clause 19.14, Clause 19.15, Clause 19.16, Clause 19.17 and/or Clause 19.20 or any other relevant provision of this Agreement;
19.13.2	any provision which is stated to be expressly for the benefit of a Bank or group of Banks other than the Lenders generally; and
19.13.3	any other matter which, under the terms of this Agreement or any other Finance Document, expressly requires the consent or approval of all the Lenders or all the Lenders or the Relevant Majority Lenders in respect of a particular Facility, the provisions of this Agreement and any other Finance Document may be waived, and (subject to the written agreement of each of the other parties thereto, other than the Banks) varied or amended, by the Agent acting on the written instructions of the Majority Lenders, in each case evidenced by an instrument in writing, and any such waiver, variation or amendment shall be binding upon all the Banks.
19.14	Consent of all Revolving Credit Facility Lenders required
Nothing in Clause 19.13 shall authorise the effecting, without the prior written consent of all the Revolving Credit Facility Lenders, of:
19.14.1	any change in the definition of "Majority Revolving Credit Facility Lenders";
19.14.2	any reduction to the Applicable Margin for the Revolving Credit Facility or any change in the date for, or alteration in the amount (or the basis of determining the amount) of, any payment interest in respect of the Revolving Credit Facility ;
19.14.3	any change in the date for, or alteration in the amount (or the basis of determining the amount) of, any payment of principal or fees payable to all the Revolving Credit Facility Lenders generally in respect of the Revolving Credit Facility;
19.14.4	any extension of the Availability Period relating to the Revolving Credit Facility;
19.14.5	any change to the provisions of Clauses 3, 4, 5 and 7 insofar as they relate to the Revolving Credit Facility;
19.14.6	any change to this Clause 19.14; or
19.14.7	any other matter in respect of which the terms of this Agreement or any of the Finance Documents expressly requires the agreement of all the Revolving Credit Facility Lenders.
19.15	Consent of all Acquisition Facility Lenders required
Nothing in Clause 19.13 shall authorise the effecting, without the prior written consent of all the Acquisition Facility Lenders, of:
19.15.1	any change in the definition of "Majority Acquisition Facility Lenders";
19.15.2	any reduction to the Applicable Margin for the Acquisition Facility or any change in the date for, or alteration in the amount (or the basis of determining the amount) of, any payment interest in respect of the Acquisition Facility ;
19.15.3	any change in the date for, or alteration in the amount (or the basis of determining the amount) of, any payment of principal or fees payable to all the Acquisition Facility Lenders generally in respect of the Acquisition Facility;
19.15.4	any extension of the Availability Period relating to the Acquisition Facility;

19.15.5	any change to the provisions of Clauses 3, 4, 5 and 7 insofar as they relate to the Acquisition Facility;
19.15.6	any change to this Clause 19.15; or
19.15.7	any other matter in respect of which the terms of this Agreement or any of the Finance Documents expressly requires the agreement of all the Acquisition Facility Lenders.
19.16	Consent of all Upsize Facility Lenders required
Nothing in Clause 19.13 shall authorise the effecting, without the prior written consent of all the Upsize Facility Lenders, of:
19.16.1	any change in the definition of "Majority Upsize Facility Lenders";
19.16.2	any reduction to the Applicable Margin for the Upsize Facility or any change in the date for, or alteration in the amount (or the basis of determining the amount) of, any payment interest in respect of the Upsize Facility ;
19.16.3	any change in the date for, or alteration in the amount (or the basis of determining the amount) of, any payment of principal or fees payable to all the Upsize Facility Lenders generally in respect of the Upsize Facility;
19.16.4	any extension of the Availability Period relating to the Upsize Facility;
19.16.5	any change to the provisions of Clauses 3, 4, 5 and 7 insofar as they relate to the Upsize Facility;
19.16.6	any change to this Clause 19.16; or
19.16.7	any other matter in respect of which the terms of this Agreement or any of the Finance Documents expressly requires the agreement of all the Upsize Facility Lenders.
19.17	Consent of all Lenders required
Nothing in Clause 19.13 shall authorise the effecting, without the prior written consent of all the Lenders, of:
19.17.1	any change in the definitions of "Majority Lenders" or "Finance Documents";
19.17.2	any change in a Lender's Commitment;
19.17.3	any proposed substitution or replacement of the Borrower;
19.17.4	any change to Clauses 6, 8.2, 23 and 30;
19.17.5	any change to this Clause 19.17;
19.17.6	the release or material variation of any of the security created by or pursuant to the Finance Documents or any of them (except as expressly provided in the Finance Documents); or

19.17.7	any other matter in respect of which the terms of this Agreement or any of the Finance Documents expressly requires the agreement of all the Lenders.
19.18	Borrower's reliance upon Agent
At all times throughout the Security Period the Borrower shall be entitled to rely upon the advice of the Agent as to the giving of any approvals or consents or the exercise of any discretions by the Lenders or any other act of the Lenders as required by this Agreement and/or any other Finance Document.
19.19	Lenders to be informed
The Agent shall, subject to Clause 19.6, notify and at all times keep the Lenders informed of each and every approval or consent proposed or given and each exercise of any such discretion and each performance of any such other act which the Agent may have performed on behalf of the Lenders as required by this Agreement or any of the Finance Documents.
19.20	Consent of Service Bank required
Notwithstanding the provisions of Clauses 19.13, 19.14, 19.15, 19.16 and 19.17, no provision of this Agreement or of any other of the Finance Documents which in any way relates to the rights, duties, functions, powers or responsibilities of a Service Bank may be amended, waived or suspended without the prior consent of that Service Bank.
20.	THE SECURITY AGENT
20.1	Trust Property defined
In this Agreement, "Trust Property" means:
20.1.1	all rights, title and interests that may be mortgaged, charged, pledged or assigned in favour of the Security Agent under or by virtue of the Finance Documents;
20.1.2	all rights granted to, or held or exercisable by, the Security Agent by virtue of this Agreement and the other Finance Documents;
20.1.3	all moneys and other assets, which are received or recovered by or on behalf of the Security Agent under or by virtue of any of the foregoing rights, including as a result of the enforcement or exercise of any such right; and
20.1.4	all moneys and other assets accrued in respect of or derived from any of the foregoing.
20.2	Duties of Security Agent
The Security Agent shall:
20.2.1	hold the Trust Property on trust for the Banks in accordance with provisions of this Agreement and the other Finance Documents; and

20.2.2	perform and exercise the rights and benefits vested in it and deal with the Trust Property in accordance with the provisions of this Agreement and the other Finance Documents.
20.3	Security Agent's responsibility to Obligors
The Security Agent does not assume and shall not be deemed to have assumed any responsibility, liability or obligation (whether fiduciary or otherwise) towards, or relationship of agency or trust with or for, the Borrower or any other Obligor in any circumstances whatsoever except for liability in circumstances where it is not acting in good faith or lawfully or where it acts in breach of the provisions of this Agreement and/or any other Finance Document.
20.4	Security Agent's powers and discretions
The Security Agent shall have such powers and discretions:
20.4.1	which are expressly delegated to the Security Agent by the terms of this Agreement and the other Finance Documents;
20.4.2	which the Majority Lenders (or, in respect of any powers or discretions which by their terms would otherwise have to be exercised by all the Lenders together) the Lenders consider appropriate and give to the Security Agent (generally or in a particular case) with the Security Agent's consent;
20.4.3	which the Security Agent considers to be reasonably incidental and conducive to the discharge and performance of any of its functions under this Agreement or any of the Finance Documents or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the Majority Lenders; and
20.4.4	which are conferred on a trustee by the Trustee Act 1925 and/or the Trustee Act 2000 and any other applicable law for the time being in force.
20.5	Security Agent appointed by the Banks as representative for the purposes of the French law Mortgages
For the purpose of the Mortgages to be made over those Vessels whose Flag State is France, each Bank appoints the Security Agent pursuant to article 2328-1 of the French Civil Code (Code Civil) to be its representative under and in connection with those Mortgages (in accordance with which, each of the Banks hereby designates the Security Agent to represent it for the creation, registration, administration, enforcement, release and discharge of all security interests in rem granted in its favour by the Borrower under such Mortgages to secure the Outstanding Indebtedness).
20.6	Security Agent to act in accordance with instructions of Majority Lenders
Subject to the provisions of the Agreement and the other Finance Documents, the Security Agent agrees to act with respect to this Agreement and the other Finance Documents in accordance with the written instructions of the Agent, or, if the Agent and the Security Agent are the same person, the Majority Lenders.  Any such instructions given by the Majority Lenders shall be binding on all the Banks.  In the absence of any instructions (and provided that it is not explicitly required to obtain the consent of the Majority Lenders or any other Banks pursuant to any relevant provision of the Finance Documents) the Agent shall be entitled (but not bound) to give or withhold its consent or approval in such manner as it considers to be in the interests of all the Banks without obtaining instructions from, or consulting with, all or any of the Banks.

20.7	Security Agent not required to act
In no event shall the Security Agent be required to take any action which exposes, or is likely to expose, the Security Agent to personal liability or which is contrary to the provisions of:
20.7.1	this Agreement or any of the Finance Documents; or
20.7.2	any law, regulation or directive.
20.8	Provision of copy documents to Banks
The Security Agent shall furnish the Agent, or, if the Agent and the Security Agent are the same person, each Lender with copies of any documents received by it under or in connection with this Agreement or any Finance Documents which it considers to be of material importance to the Banks.
20.9	Transfer of moneys to Agent
The Security Agent shall, except as expressly stated to the contrary in this Agreement or any Finance Document, transfer any moneys forming part of the Trust Property to the Agent for application in accordance with the relevant provisions of this Agreement and the other Finance Documents, subject to the Security Agent's right to deduct and withhold from any such payment any amount which is then (or which will, upon demand by the Security Agent, become) due and payable to it, or to any receiver or agent appointed by it, under this Agreement and the other Finance Documents.
20.10	Security Agent's retention of fees and expenses
The Security Agent may retain for its own use and benefit (and shall not be liable to account to any other Bank for all or any part of) any sums received by it by way of fees (and not payable to any other Bank) or by way of reimbursement of expenses incurred by it.
20.11	Release of security
At the end of the Security Period the Security Agent shall, following a request from the Borrower, release without any recourse, warranty or covenants for title whatsoever, all security granted to it pursuant to the Finance Documents then held by it, whereupon the Security Agent shall be discharged from all liabilities and obligations under this Agreement and the other Finance Documents. Any costs associated with the release of any security shall be for the cost of the Borrower.

20.12	Parallel debt
20.12.1	Notwithstanding any other provision of this Agreement the Borrower irrevocably and unconditionally undertake to pay to the Security Agent, as creditor in its own right and not as representative of the Banks, sums equal to and in the currency of each amount payable by the Borrower to each of the Banks under or by virtue of this Agreement and the other Finance Documents as and when that amount falls due for payment thereunder or would have fallen due but for any suspension of payment, moratorium, discharge by operation of law or analogous event.
20.12.2	The Security Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Clause 20.12, irrespective of any suspension, extinction or any other discharge for any reason whatsoever (otherwise than by payment) of the Borrower's obligation to pay those amounts to the Banks other than a discharge by virtue of payment which those Banks are entitled to retain.
20.12.3	Any amount due and payable by the Borrower to the Security Agent under this Clause 20.12 shall be decreased to the extent that the Banks have received (and are able to retain) payment in full of the corresponding amount under the other provisions of this Agreement and the other Finance Documents and any amount due and payable by the Borrower to the Banks under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment in full of the corresponding amount under this Clause 20.12.
20.12.4	The rights of the Banks (other than the Security Agent) to receive payment of amounts payable by the Borrower under this Agreement and the other Finance Documents are several and are separate and independent from, and without prejudice to, the rights of the Security Agent to receive payment under this Clause 20.12.
20.12.5	Any amounts received by the Security Agent shall, to the extent permitted by the mandatory provisions of the applicable law, be applied in accordance with Clause 8.2.
21.	RETIREMENT OR REPLACEMENT OF A SERVICE BANK
21.1	Resignation of Service Bank
The following provisions apply where a Service Bank wishes to resign from its role as such or, as the case may be, the Majority Lenders require it to resign from such role:
21.1.1	A Service Bank may at any time resign from its role under this Agreement and appoint one of its affiliates as its successor by giving the Obligors and the other Banks written notice to that effect
21.1.2	Alternatively, a Service Bank may at any time resign from its role under this Agreement by giving the Obligors and the other Banks not less than 30 days' prior written notice to that effect. In such a case, the Majority Lenders may, in consultation with the Borrower, appoint a successor. However, if no such successor is appointed within 30 days from the date of the Service Bank's notice of resignation, that Service Bank may, in consultation with the Borrower, appoint as its successor any reputable bank or financial institution with an office in Oslo, London or Paris.

21.1.3	With the prior written consent of the Borrower (such consent not to be unreasonably withheld), the Majority Lenders may, by notice in writing to a Service Bank, require it to resign from its role as such, in which case that Service Bank shall promptly resign in accordance with Clause 21.1.2.
21.1.4	The Agent shall resign in accordance with Clause 21.1.2 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to Clause 21.1.2 above) if on or after the date which is 3 months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)	the Agent fails to respond to a request under Clause 9.5 and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)	the information supplied by the Agent pursuant to Clause 9.5 indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.
21.2	Effective time of change of Service Bank
Any appointment of a successor Service Bank under this Clause 21 shall take effect upon:
21.2.1	the successor confirming in writing its agreement to be bound by the provisions of this Agreement, which confirmation shall be in such form as shall be approved by the Majority Lenders; and
21.2.2	notice thereof by the outgoing Service Bank and its successor (which notice, in the case of a new Agent, shall specify the bank in New York to which payments to the new Agent shall be made thereafter) being given to each of the other Parties; and
21.2.3	in the case of a new Security Agent, the outgoing Security Agent having transferred to its successor all of its rights and obligations under the Finance Documents.
21.3	Consequence of change of Service Bank
Upon the appointment of a successor to any Service Bank taking effect under Clause 21.2:
21.3.1	that successor shall become bound by all the obligations of that Service Bank and become entitled to all the rights, privileges, powers, authorities and discretions of that Service Bank under this Agreement and the other Finance Documents;

21.3.2	the obligations of that Service Bank under this Agreement and the other Finance Documents shall terminate but without prejudice to any liabilities which that Service Bank may have incurred prior to that termination;
21.3.3	that Service Bank shall be discharged from any further liability or obligations under this Agreement and the other Finance Documents; and
21.3.4	the provisions of this Agreement and the other Finance Documents shall continue in effect for the benefit of that Service Bank in respect of any action taken or omitted to be taken by it or any event occurring before the termination of its obligations pursuant to this Clause 21.
22.	LIMITS OF THE SERVICE BANKS' OBLIGATIONS
22.1	No duty to enquire
Neither Service Bank shall be obliged to ascertain or enquire:
22.1.1	either initially or on a continuing basis, as to the credit or financial condition or affairs of the Borrower, any other Obligor or any other person;
22.1.2	as to the performance or observance by the Borrower or any other Obligor of any of the terms and conditions of this Agreement or the Finance Documents or any other agreement; or
22.1.3	whether any Event of Default or Potential Event of Default has occurred, and until it shall have actual knowledge or express notice to the contrary, the Agent shall be entitled to assume that no Event of Default or Potential Event of Default has occurred.
22.2	Responsibilities excluded
Neither Service Bank and none of their respective officers, employees or agents shall be responsible to any other Bank for:
22.2.1	any failure or delay in performance, or breach by the Borrower, of their obligations under any of the Finance Documents or any other agreement or any failure or delay in performance, or breach by any of the other Obligors, of their respective obligations under any of the Finance Documents or any other agreement other than by reason of its gross negligence or wilful misconduct; or
22.2.2	any recitals, statements, representations or warranties in, or for the legality, validity, effectiveness, enforceability, admissibility in evidence or sufficiency of, any of the Finance Documents or any other agreement; or
22.2.3	the legality, validity, effectiveness or enforceability of any of the security created, or purported to be created, pursuant to any of the Finance Documents.

22.3	Limitation of liability
22.3.1	Neither Service Bank and none of their respective officers, employees or agents shall be liable for any loss, damage or expense suffered or incurred by the Borrower or any other Bank or any other person in consequence of any action taken or omitted to be taken by it under this Agreement or any of the Finance Documents or in connection herewith or therewith unless caused by its gross negligence or wilful misconduct.
22.3.2	Without prejudice to the provisions of Clause 22.3.1 or any other provisions of any Finance Document excluding or limiting the liability of the Agent, none of the other Parties shall take any proceedings against any officer, employee or agent of a Service Bank in respect of any claim which it may have against that Service Bank or in respect of any act or omission by that officer, employee or agent in relation to this Agreement or any of the Finance Documents.
22.4	Lenders' representations and undertakings
Each Lender:
22.4.1	severally represents and warrants to the Service Banks that it has made its own independent investigation of the financial condition and affairs of the Borrower and the other Obligors in connection with the entry by it into this Agreement and in such respect it has not relied on any information provided to it by either Service Bank; and
22.4.2	undertakes that it will continue to make its own independent appraisal of the creditworthiness of the Borrower and the other Obligors and will not rely on any information provided to it by either Service Bank.
22.5	Indemnification by Lenders of Service Banks
The Lenders agree (which agreement shall survive payment of all sums due under this Agreement) to indemnify each Service Bank (to the extent not reimbursed by the Borrower) rateably, according to their respective Contributions (or, if no part of the Total Commitments has been advanced, their respective Commitments) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against that Service Bank in performing its functions or duties under this Agreement or any of the Finance Documents, or in connection with any action taken or omitted to be taken by that Service Bank in enforcing or preserving or attempting to enforce or preserve the rights of the Banks under this Agreement or any of the Finance Documents or any other documents or security, otherwise than by reason of that Service Bank's (or any receiver or delegate of that Service Bank appointed in connection with the Finance Documents) gross negligence or wilful misconduct.
22.6	Ratification by other Banks
If a Service Bank takes any action under or in relation to this Agreement or any Finance Document but that action is not authorised by the terms of this Agreement or that Finance Document and has not otherwise been specifically approved by the other Banks, the other Banks ratify and agree to ratify each such action provided that (a) it is lawful, (b) it has been taken in good faith for the purpose of preserving or protecting the rights of the Banks (or any of them) and (c) having regard to all of the circumstances, it was reasonable for the Service Bank to take such action without first seeking to obtain the approval or authorisation of all of the other Banks.

22.7	Service Banks' rights
Each Service Bank may:
22.7.1	engage and pay for the advice and services of any lawyers, accountants or other experts whose advice or services may to that Service Bank seem necessary or desirable and that Service Bank shall be entitled to rely on the advice and opinions of such lawyers, accountants and other experts and shall not be liable to any of the other parties hereto for any of the consequences of any such reliance;
22.7.2	perform all or any of its functions and duties under this Agreement and the other Finance Documents through employees or agents or any office or branch of that Service Bank from time to time selected by it and notified to the other parties hereto;
22.7.3	rely on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed and shall not be liable to any of the other parties hereto for any of the consequences of such reliance; and
22.7.4	without liability to account, make loans to, accept deposits from and generally engage in any kind of banking or trust business with the Borrower or the other Obligors as though that Service Bank was not a Service Bank.
22.8	Service Banks as Lenders
If it is also a Lender, each Service Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise those rights and powers as though it were not a Service Bank.
23.	SHARING OF PAYMENTS
23.1	Relevant circumstances
This Clause 23 applies if any Lender (the "Sharing Lender") at any time receives or recovers (whether by way of voluntary or involuntary payment, by virtue of the exercise of its legal rights including but not limited to any right of set-off, counterclaim or otherwise howsoever) the whole or any part of any amounts due to it from the Borrower under this Agreement or any of the Finance Documents otherwise than by distribution from the Agent in accordance with the terms of this Agreement.
23.2	Payment by Sharing Lender to Agent
Subject to Clauses 23.3 and 23.4:

23.2.1	the Sharing Lender shall immediately pay to the Agent the full amount or (as the case may be) an amount equal to the equivalent of the full amount so received or recovered;
23.2.2	as between the Borrower and the Sharing Lender, the Borrower shall remain or again become indebted to such Sharing Lender under this Agreement in the amount so paid as if it had not been so received or recovered; and
23.2.3	the Agent shall treat the amount so paid as if it were a payment by the Borrower on account of amounts due from the Borrower under this Agreement or any of the Finance Documents for distribution to the Sharing Lender and such of the other Lenders in the proportions in which the Sharing Lender and the other Lenders would have been entitled to receive such amount had it been paid by the Borrower to the Agent under this Agreement or under such Finance Documents.
23.3	Refund by Agent
Any payment and adjustment made pursuant to Clause 23.2 shall be subject to the condition that, if the amount (or any part thereof) so paid by the Sharing Lender to the Agent subsequently falls to be repaid by the Sharing Lender to the Borrower or any other person, then each of the Lenders who has received any part thereof from the Agent shall repay the amount received by it to the Sharing Lender, together with such amount (if any) as is necessary to reimburse the Sharing Lender the appropriate portion of any interest it has been obliged to pay when repaying such amount in accordance with this Clause 23.3, and the relevant adjustments pursuant to Clause 23.2 shall be cancelled.
23.4	No sharing required
A Sharing Lender which has commenced or joined in an action or proceeding in any court to recover sums due to it under this Agreement or any of the Finance Documents, and pursuant to a judgment obtained in that action or proceeding or a settlement or compromise of that action or proceeding shall have received any amount, shall not be required to share any proportion of that amount with a Lender which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights under this Agreement or any of the Finance Documents in the same or another court.
23.5	Matters notifiable
Each Lender shall promptly give notice to the Agent of:
23.5.1	the institution by that Lender of a legal action or proceedings against the Borrower under this Agreement or any of the Finance Documents or in connection therewith; and
23.5.2	the receipt or recovery by that Lender of any amount due and payable by the Borrower under this Agreement or any of the Finance Documents which is received or recovered otherwise than through the Agent.

Upon receipt of any such notice the Agent will as soon as practicable pass on details of it to the other Banks.
24.	CHANGES TO THE LENDERS
24.1	Transfers by Lenders
Subject to obtaining the prior written consent of the Borrower and the Agent (neither of which shall be unreasonably withheld or delayed) and to complying with the following provisions of this Clause 24, any Lender (the "Transferor Lender") may transfer all or any of its rights and obligations in its capacity as a Lender under this Agreement and the other Finance Documents to another bank or financial institution (the "Transferee Lender"), provided that:
24.1.1	the consent of the Borrower and the Agent shall not be required if the transfer is made to an affiliate of the Transferor Lender; and
24.1.2	the consent of the Borrower shall not be required if the transfer is made either (a) after an Event of Default has occurred and is continuing or (b) after a Potential Event of Default has occurred and is continuing in relation to any of the events specified in Clause 17.1.1, Clause 17.1.9, Clause 17.1.10 or Clause 17.1.11.
24.2	Partial transfers
Any transfer by a Lender of part only of its Commitment and/or Contribution shall be in an amount of not less than $10,000,000 (unless the Agent otherwise agrees). If the Lender is a Revolving Credit Facility Lender and an Acquisition Facility Lender, it shall transfer the same percentage of its Revolving Credit Facility Contribution, its Revolving Credit Facility Commitment, its Acquisition Facility Contribution and its Acquisition Facility Commitment.
24.3	Prohibition on debt buy-backs
Except with the prior consent of all of the other Lenders, no Lender may transfer all or any of its rights and obligations under this Agreement and the other Finance Documents to the Borrower or any other member of the Group.
24.4	Method of transfer
No assignment or transfer by a Lender of any of its rights or obligations under this Agreement and the other Finance Documents shall be binding on, or effective in relation to, any other Party unless it is effected, evidenced and perfected by the delivery by the Transferor Lender to the Agent of a Transfer Certificate executed by the Transferor Lender and the Transferee Lender.
However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Agent waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice or, if later, the date on which the relevant merger, de-merger or other reorganisation takes effect, the successor shall become a Lender with the same Commitments and Contributions as were held by the predecessor Lender.

24.5	Signature of Transfer Certificate
The Agent shall as soon as practicable after receipt by it of a Transfer Certificate signed by a Transferee Lender permitted under Clause 24.1, sign the Transfer Certificate on behalf of the Obligors, itself and each of the other Banks and give notice to the Obligors and the Banks of its receipt of that Transfer Certificate (attaching a copy of it).
24.6	Authorisation of Agent to sign Transfer Certificate
Each of the other Parties irrevocably authorises the Agent to sign any Transfer Certificate on its behalf.
24.7	Effective date of Transfer Certificate
A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided always that it is signed by the Agent under Clause 24.5 on or before that date.
24.8	Effect of Transfer Certificate
A Transfer Certificate shall have effect in accordance with the following:
24.8.1	to the extent that in that Transfer Certificate the Transferor Lender seeks to transfer its rights and/or its obligations under this Agreement and the other Finance Documents, each Obligor and the Transferor Lender shall each be released from further obligations to the other under this Agreement and the other Finance Documents and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this Clause 24.8 as "discharged rights and obligations");
24.8.2	each Obligor, the Transferee Lender and the other Banks shall each assume obligations towards each other and/or acquire rights against each other which differ from the discharged rights and obligations only insofar as the Transferee Lender has assumed and/or acquired the same in place of the Transferor Lender; and
24.8.3	the Transferee Lender and the other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the Transferee Lender been an original party to this Agreement as a Lender with the rights and/or obligations acquired or assumed by it as a result of that transfer.
24.9	Transfer fee
In respect of each Transfer Certificate, the relevant Transferee Lender shall pay to the Agent for its own account a transfer fee of $5,000 on the date on which the transfer effected by the relevant Transfer Certificate becomes effective.
24.10	Sub-participation by Lenders
Any Lender may at any time without the consent of the Borrower or any other Obligor sub-participate all or any of its rights and/or obligations under this Agreement and the other Finance Documents.

24.11	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor or the Agent, at any time charge, assign or otherwise create an Encumbrance in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation, any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank), except that no such charge, assignment or Encumbrance shall:
24.11.1	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Encumbrance for the Lender as a party to any of the Finance Documents; or
24.11.2	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
24.12	Change of Lending Office
Any Lender may at any time and from time to time change its Lending Office by giving notice to the Agent and that change shall be effective on the later of (a) the date specified in that notice and (b) the date of receipt by the Agent of that notice from that Lender. The Agent shall promptly notify the Obligors and the other Banks of any notice received by it pursuant to this Clause 24.12.
24.13	Mitigation
If:
24.13.1	a Lender transfers any of its rights and obligations under this Agreement and the other Finance Documents in accordance with Clause 24.1 or changes its Lending Office in accordance with Clause 24.12; and
24.13.2	as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the Transferee Lender or Lender acting through its new Lending Office under Clause 9.2, Clause 18.4 or Clause 18.8, then the Transferee Lender or Lender acting through its new Lending Office is only entitled to receive payment under those Clauses to the same extent as the Transferor Lender or Lender acting through its previous Lending Office would have been if the transfer or change had not occurred.
24.14	Register
The Agent shall keep a register of all the Lenders for the time being with details of their respective Commitments, Contributions and Lending Office and shall provide any other Party (at that Party's expense) with a copy of the register on request.

24.15	Replacement of Lenders by Borrower
Subject to paragraph (c) below, the Borrower may at any time in respect of:
24.15.1	an Affected Lender whose costs of funds charged to the Borrower under Clause 7.12.2 are (in the Borrower's reasonable opinion) materially higher than those of the other Lenders generally;
24.15.2	a Lender who makes a claim under Clause 18.4 or who imposes an Increased Cost on the Borrower under Clause 18.8;
24.15.3	a Defaulting Lender; or
24.15.4	a Non-Consenting Lender
by giving 10 Banking Days' notice to the Agent and that Lender (the "Outgoing Lender") replace the Outgoing Lender by requiring it to (and the Outgoing Lender must) transfer in accordance with Clause 24.1 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution or other entity (a "Replacement Lender") selected by the Borrower and which is acceptable to the Agent (acting reasonably) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of the Outgoing Lender's Contribution and all accrued interest, Break Costs and other amounts payable in relation to that Contribution under this Agreement and the other Finance Documents.
Any transfer of rights and obligations of an Outgoing Lender under this Clause is subject to the following conditions:
(a)	neither the Agent nor the Outgoing Lender will have any obligation to the Borrower to find a Replacement Lender;
(b)	the transfer must take place no later than 10 Banking Days after the Borrower's notice referred to above;
(c)	no such transfer may take place if an Event of Default or Potential Event of Default has occurred and is then continuing; and
(d)	in no event will the Outgoing Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Outgoing Lender under this Agreement and the other Finance Documents.
25.	CHANGES TO THE SWAP PROVIDERS
25.1	Transfers by Swap Providers
Where a Swap Provider (a "Transferor Swap Provider") effects a transfer of all or any of its rights and obligations under its Master Agreement to any person (a "Transferee Swap Provider") in accordance with the provisions of that Master Agreement, it shall also be entitled to assign or transfer to the Transferee Swap Provider a commensurate proportion of its rights and obligations as a Swap Provider under this Agreement and the other Finance Documents, provided that:

(a)	no such rights and obligations may be assigned or transferred to a Transferee Swap Provider that is a member of the Group, except with the consent of all the Lenders and the other Swap Providers; and
(b)	no assignment or transfer by a Swap Provider of any of its rights or obligations under this Agreement and the other Finance Documents to a Transferee Swap Provider that is not already a Party to this Agreement in the capacity of Swap Provider shall be binding on, or effective in relation to, any other Party unless the Transferee Swap Provider has confirmed in writing its agreement to be bound by the provisions of this Agreement insofar as they apply to the Swap Providers, which confirmation shall be in such form as shall be approved by the Borrower, the Agent and the other Swap Providers.
25.2	Notice of transfer
Promptly after completion of any relevant transfer referred to in Clause 25.1, the Transferor Swap Provider and the Transferee Swap Provider shall give notice in writing to the Agent notifying it of that transfer and, in the case of the Transferee Swap Provider (if it is not already a Swap Provider), advising of its address for communications under Clause 28.
25.3	Transfer documents
The Borrower undertakes to do or to procure all such acts and things and to sign, execute and deliver or procure the signing, execution and delivery of all such instruments and documents as the Transferor Swap Provider and/or the Transferee Swap Provider may reasonably require for the purpose of perfecting any such assignment or transfer as mentioned in Clause 25.1.
26.	SET-OFF
A Bank may, after the occurrence of an Event of Default which is continuing, set off any matured obligation due from the Borrower under this Agreement or any Finance Document (to the extent beneficially owned by that Bank) against any matured obligation owed by that Bank to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
The provisions of Clause 23 shall apply in respect of any amount received or recovered by a Bank under this Clause 26.
27.	MISCELLANEOUS
27.1	No assignment by Borrower
The Borrower may not assign or transfer all or any of its rights, benefits or obligations under this Agreement or any of the other Finance Documents.

27.2	Delegation
Any Bank may at any time and from to time to time delegate any one or more of its rights, powers and/or obligations under this Agreement and the other Finance Documents to any person (provided that such Bank shall remain fully responsible for the exercise or performance of any rights, powers and/or obligations delegated by it).
27.3	Time of essence
Time is of the essence as regards every obligation of the Borrower under this Agreement and the other Finance Documents.
27.4	Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of any Bank, any right or remedy under this Agreement or any other Finance Document shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of it or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
27.5	Waivers and amendments to be in writing
Any waiver by any Bank of any provision of this Agreement or any other Finance Document, and any consent or approval given by any Bank under or in respect of this Agreement or any other Finance Document, shall only be effective if given in writing and then only strictly for the purpose and upon the terms for which it is given. Neither this Agreement nor any other Finance Document may be amended or varied orally but only by an instrument signed by each of the parties to it.
27.6	Severability
If at any time one or more of the provisions of this Agreement or any other Finance Document is or becomes invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.
27.7	Counterparts
This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.
27.8	Conclusiveness of Bank's certificates
The certificate or determination of a Bank of a rate or amount under this Agreement or any other Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates and is binding on the Borrower.

27.9	Further assurance
The Borrower shall, upon demand, and at its own expense, sign, perfect, do, execute and register all such further assurances, documents, acts and things as the Agent may require for the purpose of more effectually accomplishing or perfecting the transaction or security contemplated by this Agreement and the other Finance Documents.
28.	NOTICES
28.1	Communications in writing; addresses
All communications (which expression includes any notice, demand, request, consent or other communication) to be given by one Party to another under this Agreement shall be in writing and (unless delivered personally) shall be given by telefax or first class pre-paid post (airmail if sent internationally) and be addressed:
28.1.1	in the case of the Agent and the Security Agent to it at:
Loan Administration:

Middelthunsgate 17
P.O. Box 1166 Sentrum
NO-0107 Oslo
Norway
Telefax No:	+47 22 48 66 78
Attn:	International Loan Administration

Credit Matters:

Middelthunsgate 17
P.O. Box 1166 Sentrum
NO-0107 Oslo
Norway

Telefax No:	+47 22 48 66 68
Attn:	Shipping, Offshore & Oil Services

28.1.2	in the case of an Original Lender, Arranger, Bookrunner or Co-ordinator, to it at the address set out beneath its name in Schedule 1 and, in the case of any other Lender, to it at the address specified in the relevant Transfer Certificate;
28.1.3	in the case of an Original Swap Provider, to it at the address set out beneath its name in Schedule 2 and, in the case of any other Swap Provider, to it at the address notified to the Agent pursuant to Clause 25.2;

28.1.4	in the case of the Borrower, to it at:
de Gerlachekaai 20
B-2000 Antwerp
Belgium

Telefax No:	+32 3 247 4409
Attn:	Chief Financial Officer

or to such other address and/or number as is notified by any Party to the others under this Agreement.
28.2	Communications via Agent
Notwithstanding any other provision of this Agreement or any other Finance Document, all communications to be made under this Agreement and the other Finance Documents between the Borrower on the one hand and all or any of the Banks on the other hand shall be made solely through the Agent.
Where this Agreement or any other Finance Document provides for any matter to be determined by reference to the opinion of the Lenders or the Majority Lenders or to be subject to the consent or request of the Lenders or the Majority Lenders or for any action to be taken on the instructions of the Lenders or the Majority Lenders and the Agent gives notice to the Borrower that the Lenders or (as the case may be) the Majority Lenders have given or issued such opinion, consent, request or instructions, the Borrower shall be entitled to rely on such notice whether or not this is in fact the case.
28.3	Deemed receipt of communications
Communications addressed as provided above shall be deemed to have been duly given when despatched (in the case of telefax), when delivered (in the case of personal delivery), 2 days after posting (in the case of letters sent within the same country), or 5 days after posting (in the case of letters sent internationally), provided that any communication to a Bank shall be effective only upon its actual receipt by that Bank and then only if it is expressly marked for the attention of the relevant department or officer named above (or any substitute from time to time notified by that Bank).  In each of the above cases any communication received on a non-working day or after business hours in the country of receipt shall be deemed to be given at the opening of business hours on the next working day in that country.
28.4	Electronic communication
Any communication to be made between the Agent and a Lender under or in connection with this Agreement or the other Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
28.4.1	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
28.4.2	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

28.4.3	notify each other of any change to their address or any other such information supplied by them.
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
28.5	English language
All communications, notices and documents to be given or delivered pursuant to or otherwise in relation to this Agreement and the other Finance Documents shall be in the English language or be accompanied by a certified English translation.
29.	BANKS' DUTIES OF CONFIDENTIALITY
29.1	Confidential Information
Each Bank agrees for the benefit of the Borrower and each other Obligor to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by the following provisions of this Clause 29, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
29.2	Disclosure of Confidential Information
Any Bank may disclose:
29.2.1	to any of its affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Bank shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 29.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
29.2.2	to any person:
(a)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's affiliates, Representatives and professional advisers;
(b)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's affiliates, Representatives and professional advisers;

(c)	appointed by any Bank or by a person to whom Clause 29.2.2(a) or 29.2.2(b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;
(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 29.2.2(a) or 29.2.2(b) above;
(e)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(g)	to whom or for whose benefit that Bank charges, assigns or otherwise creates Encumbrances (or may do so) pursuant to Clause 24.11;
(h)	who is a Party to this Agreement; or
(i)	with the consent of the Borrower, (such consent not to be unreasonably withheld or delayed), in each case, such Confidential Information as that Bank shall consider appropriate if:
(i)	in relation to Clauses 29.2.2(a) and 29.2.2(b) above, the Borrower has consented (such consent not to be unreasonably withheld or delayed) to the disclosure and the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(ii)	in relation to Clause 29.2.2(c) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(iii)	in relation to Clause 29.2.2(d) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking and is informed that some or all of such Confidential Information may be price-sensitive information;

(iv)	in relation to Clauses 29.2.2(e) and 29.2.2(f) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Bank, it is not practicable so to do in the circumstances.
29.3	Entire agreement
This Clause 29 constitutes the entire agreement between the parties in relation to the obligations of the Banks under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
29.4	Inside information
Each of the Banks acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Banks undertakes not to use any Confidential Information for any unlawful purpose.
29.5	Notification of disclosure
Each of the Banks agrees (to the extent permitted by law and regulation) to inform the Borrower:
29.5.1	of the circumstances of any disclosure of Confidential Information made pursuant to Clause 29.2.2(e) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and
29.5.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 29.
29.6	Continuing obligations
The obligations in this Clause 29 are continuing and, in particular, shall survive and remain binding on each Bank for a period of 12 months from the earlier of:
29.6.1	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
29.6.2	the date on which such Bank otherwise ceases to be a Bank.

30.	APPLICABLE LAW AND JURISDICTION
30.1	Governing law
This Agreement (other than Clause 20.5) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. Clause 20.5 and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with French law.
30.2	Submission to jurisdiction
The Borrower irrevocably agrees for the exclusive benefit of the Banks that the English courts shall have jurisdiction in relation to any dispute and any suit, action or proceeding (referred to together in this Clause 30 as "Proceedings") which may arise out of or in connection with this Agreement and for such purposes irrevocably submits to the jurisdiction of those courts.
30.3	Service of process
The Borrower irrevocably agrees:
30.3.1	that, for the purpose of Proceedings in England, any legal process may be served upon Euronav (UK) Agencies Limited whose registered office is presently at Moreau House, 3rd Floor, 116 Brompton Road, London SW3 1JJ and who, by this Agreement, are authorised to accept service on its behalf, which shall be deemed to be good service on the Borrower; and
30.3.2	that throughout the Security Period it will maintain a duly appointed process agent in England, duly notified to the Agent, and that failure by any such process agent to give notice to the Borrower of such service shall not impair the validity of that service or of a judgment or order based on it.
30.4	Choice of forum
Nothing in this Clause 30 shall affect the right of any Bank to serve process in any manner permitted by law or limit the right of any Bank to take Proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings by any Bank in any other jurisdiction, whether concurrently or not.
The Borrower shall not commence any Proceedings in any country other than England in relation to any matter arising out of or in connection with this Agreement and/or any of the other Finance Documents.
30.5	Forum convenience
The Borrower irrevocably waives any objection which it may at any time have on the grounds of inconvenient forum or otherwise to Proceedings being brought in any such court as is referred to in this Clause 30, and further irrevocably agrees that a judgment or order in any Proceedings brought in the English courts shall be conclusive and binding upon it and may be enforced without review in the courts of any other jurisdiction.

30.6	Consent
The Borrower consents generally in respect of any Proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with those Proceedings, including without limitation, the making, enforcement or execution against any property or assets whatsoever of any order or judgment which may be made or given in those Proceedings.
IN WITNESS of which the Parties have executed this Agreement the day and year first before written.

SCHEDULE 1
LENDERS AND COMMITMENTS
Part 1 - The Revolving Credit Facility Lenders
Revolving Credit Facility Lender	Lending Office	Revolving Credit Facility Commitment ($)

ABN AMRO Bank N.V.	Coolsingel 93 3012 AE Rotterdam The Netherlands with copy to: Gustav Mahlerlaan 10 1082PP Amsterdam The Netherlands Credit Matters: Tel: +31 10 402 3731 / +31 10 401 5192 Fax: +31 10 401 5323 Attn: Jesse van Schaik / Kees Tiemstra Email: jesse.van.schaik@nl.abnamro.com / kees.tiemstra@nl.abnamro.com Operations/Administrations: Tel: +31 10 401 6254 Fax: +31 10 401 6118 Attn: Pieter Van Wijk Email: loket.leningenadministratie.ccs@nl.abnamro.com	56,666,666.67
Belfius Bank NV/SA	Pachecolaan 44 B-1000 Brussels Belgium Credit Matters: Tel: +32 2 222 6626 / +32 2 222 6891 Fax: +32 2 222 2311 Attn: Erik Dewitte / Frederic Avondts Email: erik.dewitte@belfius.be / frederic.avondts@belfius.be Operations/Administrations: Tel: +32 2 222 7620 / +32 2 222 2069 Fax: +32 2 222 7980 Attn: Niek Poppe / Katrien de Schepper Email: loans.corp.specials@belfius.be	16,666,666.67
Credit Agricole Corporate and Investment Bank
9 quai du President Paul Doumer
92920 Paris
La Defense Cedex

Credit Matters:
Address: Broadwalk House, 5 Appold Street, London, EC2A 2DA
Tel: +44 207 214 5996
Fax: +44 207 214 6889
Attn: Dilhan Sebastian / Justin Lande / Julie Glauser
Email: dilhan.sebastian@ca-cib.com / justin.lande@ca-cib.com / julie.glauser@ca-cib.com

Middle office:
Tel: +33 1 41 89 22 88 / +33 1 41 89 12 49 / +33 1 41 89 90 47
Fax: +33 1 41 89 19 34
Attn: Nhu Nhan Lam/ / Sylvie Godet-Couery / Clementine Costil
Email: nhunhan.lam@ca-cib.com / sylvie.godetcouery@ca-cib.com / clementine.costil@ca-cib.com

Operations/Administrations:
Tel: +33 1 57 87 21 57
Fax: +33 1 41 89 19 64
Attn: Marie-Laure Golling
Email: marie-laure.golling@ca-cib.com

		46,666,666.67

DNB (UK) Limited	8th Floor, The Walbrook Building 25 Walbrook London EC4N 8AF England Credit Matters: Tel: +44 207 621 6116 Fax: +44 207 283 6931 Attn: Hugues Calmet Email: hugues.calmet@dnb.no Operations/Administrations: Tel: +44 207 621 6048 Attn: Sarah Sanders Email: ladlondon@dnb.no	76,666,666.67
HSBC Bank plc	8 Canada Square London E14 5HQ Tel: +32 2761 2677 Fax: +32 83 15 13 0516 Attn: Tyler Foster Email: tyler.m.foster@hsbc.com	20,000,000.00
ING Bank N.V.	Bijlmerplein 888 De Amsterdamse Poort 1102 MG Amsterdam Credit Matters: Tel: +31 205 63 9102 / +31 205 76 8088 Attn: Harry Schuil / Andreas Tiniakos / Remco Steger Email: harry.schuil@ingbank.com / andreas.tiniakos@ing.nl / remco.steger@ingbank.com Operations/Adminstrations: Tel: +31 205 76 0234 / +31 205 76 8152 Fax: +31 205 65 8203 Attn: Luigi Wester / Christiaan van der Laan Email: luigi.wester@ing.nl / christiaan.van.der.laan@ingbank.com	56,666,666.67

KBC Bank NV	BC Antwerpen Corporate Eiermarkt 20 – 2000 Antwerp Belgium Credit Matters: Tel: +32 3 202 9081 / +32 3 202 9233 Fax: +32 3 202 9194 Attn: Anja Goris / Dennis Ideler Email: anja.goris@kbc.be / dennis.ideler@kbc.be Operations/Administrations: Tel: +32 2 429 0820 / +32 2 429 4276 Email: creditadmin.br2@kbc.be	26,666,666.67
Nordea Bank Norge ASA	Middelthunsgate 17 P.O. Box 1166 Sentrum NO-0107 Oslo Norway Credit Matters: Tel: +47 22 48 50 00 Fax: +47 22 48 66 68 Attn: Shipping, Offshore and Oil Services Operations/Administrations: Tel: +47 22 48 50 00 Fax: +47 22 48 42 78 Attn: International Loan Administration	76,666,666.65

Scotiabank Europe plc	201 Bishopsgate 6th Floor London EC2M 3NS Credit Matters: Tel: +44 207 826 5605 / +44 207 826 5793 Fax: +44 207 638 8488 Attn: Matt Tuskin / Graeme Stark Email: matt.tuskin@scotiabank.com / graeme.stark@scotiabank.com / credit.admin@scotiabank.com With copy to: Attn: David Sparkes / Michael Weinburg Email: david.sparkes@scotiabank.com / michael.weinberg@scotiabank.com Operations/Administrations: Tel: +44 207 826 5660 Fax: +207 826 5666 Attn: Tony Sposato / Savi Rampat Email: tony.sposato@scotiabank.com / savi.rampat@scotiabank.com / GWSLONSON_GTB@scotiabank.com	33,333,333.33
Skandinaviska Enskilda Banken AB (publ)	Kungsträdgårdsgatan 8 SE-106 40 Stockholm Sweden Credit Matters: Tel: +47 22 82 7021 / +47 22 82 7008 Attn: Egil Aarrestad / Brenda Arrospide Email: egil.aarrestad@seb.no / brenda.arrospide@seb.no Operations/Administrations: Tel: +46 87 63 8607 Attn: Henrik Ekman Email: sco@seb.se	56,666,666.67

Societe Generale	29 Boulevard Haussmann 75009 Paris France Credit Matters: Tel: +33 1 58 98 51 09 / +33 1 58 98 70 77 Fax: +33 1 58 98 96 42 Attn: Imane Elmokhtari / Claire Nicolas Email: imane.elmokhtari@sgcib.com / claire.nicolas@sgcib.com Operations/Administrations: Tel: +33 1 42 14 04 72 / +33 1 57 29 10 44 Fax: +33 1 46 92 46 07 Attn: Severine Echard / Francine Gama Email: severine.echard@sgcib.com / Francine.gama@sgcib.com / par-oper-car-dmt7@sgcib.com	33,333,333.33
500,000,000

Part 2 - The Acquisition Facility Lenders
Acquisition Facility Lender	Lending Office	Acquisition Facility Commitment ($)
ABN AMRO Bank N.V.	Coolsingel 93 3012 AE Rotterdam The Netherlands with copy to: Gustav Mahlerlaan 10 1082PP Amsterdam The Netherlands Credit Matters: Tel: +31 10 402 3731 / +31 10 401 5192 Fax: +31 10 401 5323 Attn: Jesse van Schaik / Kees Tiemstra Email: jesse.van.schaik@nl.abnamro.com / kees.tiemstra@nl.abnamro.com Operations/Administrations: Tel: +31 10 401 6254 Fax: +31 10 401 6118 Attn: Pieter Van Wijk Email: loket.leningenadministratie.ccs@nl.abnamro.com	28,333,333.33

Belfius Bank NV/SA	Pachecolaan 44 B-1000 Brussels Belgium Credit Matters: Tel: +32 2 222 6626 / +32 2 222 6891 Fax: +32 2 222 2311 Attn: Erik Dewitte / Frederic Avondts Email: erik.dewitte@belfius.be / frederic.avondts@belfius.be Operations/Administrations: Tel: +32 2 222 7620 / +32 2 222 2069 Fax: +32 2 222 7980 Attn: Niek Poppe / Katrien de Schepper Email: loans.corp.specials@belfius.be	8,333,333.33
Credit Agricole Corporate and Investment Bank
9 quai du President Paul Doumer
92920 Paris
La Defense Cedex

Credit Matters:
Address: Broadwalk House, 5 Appold Street, London, EC2A 2DA
Tel: +44 207 214 5996
Fax: +44 207 214 6889
Attn: Dilhan Sebastian / Justin Lande / Julie Glauser
Email: dilhan.sebastian@ca-cib.com / justin.lande@ca-cib.com / julie.glauser@ca-cib.com

Middle office:
Tel: +33 1 41 89 22 88 / +33 1 41 89 12 49 / +33 1 41 89 90 47
Fax: +33 1 41 89 19 34
Attn: Nhu Nhan Lam/ / Sylvie Godet-Couery / Clementine Costil
Email: nhunhan.lam@ca-cib.com / sylvie.godetcouery@ca-cib.com / clementine.costil@ca-cib.com

Operations/Administrations:
Tel: +33 1 57 87 21 57
Fax: +33 1 41 89 19 64
Attn: Marie-Laure Golling
Email: marie-laure.golling@ca-cib.com

23,333,333.33

DNB (UK) Limited	8th Floor, The Walbrook Building 25 Walbrook London EC4N 8AF England Credit Matters: Tel: +44 207 621 6116 Fax: +44 207 283 6931 Attn: Hugues Calmet Email: hugues.calmet@dnb.no Operations/Administrations: Tel: +44 207 621 6048 Attn: Sarah Sanders Email: ladlondon@dnb.no	38,333,333.33
HSBC Bank plc	8 Canada Square London E14 5HQ Tel: +32 2761 2677 Fax: +32 83 15 13 0516 Attn: Tyler Foster Email: tyler.m.foster@hsbc.com	10,000,000.00
ING Bank N.V.	Bijlmerplein 888 De Amsterdamse Poort 1102 MG Amsterdam Credit Matters: Tel: +31 205 63 9102 / +31 205 76 8088 Attn: Harry Schuil / Andreas Tiniakos / Remco Steger Email: harry.schuil@ingbank.com / andreas.tiniakos@ing.nl / remco.steger@ingbank.com Operations/Adminstrations: Tel: +31 205 76 0234 / +31 205 76 8152 Fax: +31 205 65 8203 Attn: Luigi Wester / Christiaan van der Laan Email: luigi.wester@ing.nl / christiaan.van.der.laan@ingbank.com	28,333,333.33

KBC Bank NV	BC Antwerpen Corporate Eiermarkt 20 – 2000 Antwerp Belgium Credit Matters: Tel: +32 3 202 9081 / +32 3 202 9233 Fax: +32 3 202 9194 Attn: Anja Goris / Dennis Ideler Email: anja.goris@kbc.be / dennis.ideler@kbc.be Operations/Administrations: Tel: +32 2 429 0820 / +32 2 429 4276 Email: creditadmin.br2@kbc.be	13,333,333.33
Nordea Bank Norge ASA	Middelthunsgate 17 P.O. Box 1166 Sentrum NO-0107 Oslo Norway Credit Matters: Tel: +47 22 48 50 00 Fax: +47 22 48 66 68 Attn: Shipping, Offshore and Oil Services Operations/Administrations: Tel: +47 22 48 50 00 Fax: +47 22 48 42 78 Attn: International Loan Administration	38,333,333.35

Scotiabank Europe plc	201 Bishopsgate 6th Floor London EC2M 3NS Credit Matters: Tel: +44 207 826 5605 / +44 207 826 5793 Fax: +44 207 638 8488 Attn: Matt Tuskin / Graeme Stark Email: matt.tuskin@scotiabank.com / graeme.stark@scotiabank.com / credit.admin@scotiabank.com With copy to: Attn: David Sparkes / Michael Weinburg Email: david.sparkes@scotiabank.com / michael.weinberg@scotiabank.com Operations/Administrations: Tel: +44 207 826 5660 Fax: +207 826 5666 Attn: Tony Sposato / Savi Rampat Email: tony.sposato@scotiabank.com / savi.rampat@scotiabank.com / GWSLONSON_GTB@scotiabank.com	16,666,666.67
Skandinaviska Enskilda Banken AB (publ)	Kungsträdgårdsgatan 8 SE-106 40 Stockholm Sweden Credit Matters: Tel: +47 22 82 7021 / +47 22 82 7008 Attn: Egil Aarrestad / Brenda Arrospide Email: egil.aarrestad@seb.no / brenda.arrospide@seb.no Operations/Administrations: Tel: +46 87 63 8607 Attn: Henrik Ekman Email: sco@seb.se	28,333,333.33

Societe Generale	29 Boulevard Haussmann 75009 Paris France Credit Matters: Tel: +33 1 58 98 51 09 / +33 1 58 98 70 77 Fax: +33 1 58 98 96 42 Attn: Imane Elmokhtari / Claire Nicolas Email: imane.elmokhtari@sgcib.com / claire.nicolas@sgcib.com Operations/Administrations: Tel: +33 1 42 14 04 72 / +33 1 57 29 10 44 Fax: +33 1 46 92 46 07 Attn: Severine Echard / Francine Gama Email: severine.echard@sgcib.com / Francine.gama@sgcib.com / par-oper-car-dmt7@sgcib.com	16,666,666.67
250,000,000

SCHEDULE 2
SWAP PROVIDERS
Swap Provider	Office
ABN AMRO Bank N.V.
Gustav Mahlerlaan 10
1082PP Amsterdam
The Netherlands

Credit Matters:
Tel: +31 10 402 3731 / +31 10 401 5192
Fax: +31 10 401 5323
Attn: Jesse van Schaik / Kees Tiemstra
Email: jesse.van.schaik@nl.abnamro.com / kees.tiemstra@nl.abnamro.com

Operations/Administrations:
Tel: +31 10 401 6254
Fax: +31 10 401 6118
Attn: Pieter Van Wijk
Email: loket.leningenadministratie.ccs@nl.abnamro.com

Belfius Bank NV/SA	Rogierplein 11 GI01/22 1201 Brussels Belgium Tel: +32 2 222 71 16 / +32 2 222 70 95 Fax: +32 2 222 23 42 Attn: Dennis van Landeghem / Axel Tavernier
Credit Agricole Corporate and Investment Bank	Broadwalk House 5 Appold Street London EC2A 2DA Fax: +44 207 214 6183 Attn: Cobus Van Wyk Email: cobus.vanwyk@ca-cib.com

DNB Bank ASA	8th Floor, The Walbrook Building 25 Walbrook London EC4N 8AF England Fax: +44 207 283 6931 Attn: Markets Department / Shipping
HSBC Bank plc
8 Canada Square
London
E14 5HQ

with copy to:

Square de Meeus, 23
Brussels
Belgium

Tel: +32 2761 2677 / +44 207 991 7818
Fax: +32 83 15 13 0516
Attn: Tyler Foster / Lisa Milner
Email: tyler.m.foster@hsbc.com

KBC Bank NV	Havenlaan 2 1080 Brussels Tel: +32 2 417 49 61 Fax: +32 2 429 48 87 Attn: Joris Vermeulen
Nordea Bank Finland plc
Aleksis Kiven Katu 3-5
FIN-00020 Nordea
Helsinki
Finland

Attn: Merchant Banking Law

and

c/o Nordea Bank Danmark A/S
7288 Derivatives Operations
Postbox 850
DK-0900 Copenhagen C
Denmark

Tel: +45 33 33 61 67
Fax: +45 33 33 35 34
Attn: Derivatives Operations

with copy to:

Middelthunsgate 17
P.O. Box 1166 Sentrum
NO-0107 Oslo
Norway

Credit Matters:
Tel: +47 22 48 50 00
Fax: +47 22 48 66 68
Attn: Shipping, Offshore and Oil Services

Scotiabank Europe plc	201 Bishopsgate 6th Floor London EC2M 3NS Tel: +44 207 826 5635 / +44 207 826 5991 Fax: +44 207 638 8488 Attn: David Sparkes / Priya Rai Email: david.sparkes@scotiabank.com / priya.rai@scotiabank.com
Skandinaviska Enskilda Banken AB (publ)	Kungsträdgårdsgatan 8 SE-106 40 Stockholm Sweden Tel: +47 22 82 7021 / +47 22 82 7008 Attn: Egil Aarrestad / Brenda Arrospide Email: egil.aarrestad@seb.no / brenda.arrospide@seb.no

SCHEDULE 3
THE VESSELS
Part 1 - Existing Vessels
Vessel name	Type	Size (dwt)	Year built	Flag State	IMO No.	Initial Value
TI EUROPE	ULCC	441,655	2002	Belgium	9235268	$61,625,000
TI HELLAS	VLCC	318,000	2005	Belgium	9290086	$60,000,000
FLANDRE	VLCC	305,688	2004	France	9235256	$54,000,000
TI TOPAZ	VLCC	319,470	2002	Belgium	9230907	$46,125,000
ARTOIS	VLCC	298,330	2001	France	9230969	$41,375,000
FAMENNE	VLCC	298,412	2001	France	9233272	$41,375,000
ALSACE	VLCC	320,350	2012	Greece	9530905	$93,375,000
CAP LARA	Suezmax	159,000	2007	Greece	9330874	$50,375,000
CAP VICTOR	Suezmax	159,000	2007	Greece	9321720	$49,750,000
CAP GUILLAUME	Suezmax	159,000	2006	Greece	9321691	$44,875,000
CAP CHARLES	Suezmax	159,000	2006	Greece	9321706	$44,875,000
CAP PHILLIPPE	Suezmax	159,000	2006	Greece	9321718	$44,875,000
CAP PIERRE	Suezmax	159,600	2004	Greece	9274446	$40,125,000
FINESSE	Suezmax	150,709	2003	Greece	9236016	$36,375,000
CAP LEON	Suezmax	159,600	2003	Greece	9274434	$37,375,000
FILIKON	Suezmax	150,709	2002	Greece	9236004	$33,625,000
CAP DIAMANT	Suezmax	164,000	2001	Greece	9229295	$31,000,000
CAP ROMUALD	Suezmax	148,000	1998	Greece	9160229	$20,500,000
CAP GEORGES	Suezmax	147,443	1998	Greece	9128283	$20,500,000
CAP LAURENT	Suezmax	147,443	1998	Greece	9137648	$20,500,000
CAP JEAN	Suezmax	146,440	1998	Greece	9158147	$20,500,000

Part 2 - Acquisition Vessels
Hull number	Details of Building Contract	Type	Size (dwt)	Scheduled Delivery Date
Hull No. 2725	Shipbuilding contract dated 29 August 2013 originally made between the Builder and Bondi Shipping Company as buyer (as amended by an agreement dated 29 August 2013 and as further amended by an umbrella agreement dated 29 January 2015) as novated out of the name of Bondi Shipping Company and into the name of the Borrower pursuant to a novation agreement dated 15 June 2015 (as further amended and supplemented by addendum no. 1 dated 10 July 2015)	VLCC	300,000	30 September 2015
Hull No. 2726	Shipbuilding contract dated 29 August 2013 originally made between the Builder and Cronulla Shipping Company as buyer (as amended by an agreement dated 29 August 2013 and as further amended by an umbrella agreement dated 29 January 2015) as novated out of the name of Cronulla Shipping Company and into the name of the Borrower pursuant to a novation agreement dated 15 June 2015 (as further amended and supplemented by addendum no. 1 dated 10 July 2015)	VLCC	300,000	29 January 2016
Hull No. 2727	Shipbuilding contract dated 28 November 2013 originally made between the Builder and Maroubra Shipping Company as buyer (as amended by an agreement dated 28 November 2013 and as further amended by an umbrella agreement dated 29 January 2015) as novated out of the name of Maroubra Shipping Company and into the name of the Borrower pursuant to a novation agreement dated 15 June 2015 (as further amended and supplemented by addendum no. 1 dated 28 November 2013 and an addendum no. 2 dated 10 July 2015)	VLCC	300,000	31 March 2016

Hull No. 2728	Shipbuilding contract dated 28 November 2013 originally made between the Builder and Tamarama Shipping Company as buyer (as amended by an agreement dated 28 November 2013 and as further amended by an umbrella agreement dated 29 January 2015) as novated out of the name of Tamarama Shipping Company and into the name of the Borrower pursuant to a novation agreement dated 15 June 2015 (as further amended and supplemented by addendum no. 1 dated 28 November 2013 and an addendum no. 2 dated 10 July 2015)	VLCC	300,000	31 May 2016

Part 3 - Upsize Vessels
Hull number	Details of Building Contract	Type	Size (dwt)	Scheduled Delivery Date
Hull No 2826	Shipbuilding contract dated 28 November 2013 originally made between the Builder and Bronte Shipping Company as buyer to be novated out of the name of Bronte Shipping Company and into the name of the Borrower	VLCC	300,000	30 September 2016
Hull No 2827	Shipbuilding contract dated 28 November 2013 originally made between the Builder and Dee Why Shipping Company as buyer to be novated out of the name of Dee Why Shipping Company and into the name of the Borrower	VLCC	300,000	30 November 2016
Hull No 2766	Shipbuilding contract dated 28 November 2013 originally made between the Builder and Coogee Shipping Company as buyer to be novated out of the name of Coogee Shipping Company and into the name of the Borrower	VLCC	300,000	30 December 2016
Hull No 2767	Shipbuilding contract dated 28 November 2013 originally made between the Builder and Manly Shipping Company as buyer to be novated out of the name of Manly Shipping Company and into the name of the Borrower	VLCC	300,000	31 March 2017

SCHEDULE 4
FORMS OF NOTICE OF DRAWDOWN
Part 1 - Notice of Drawdown for Initial Borrowing Date
To:	Nordea Bank Norge ASA Middelthunsgate 17 P.O. Box 1166 Sentrum NO-0107 Oslo Norway

Attn.	International Loan Administration

Date: [●] 20[●]
Dear Sirs
Loan Agreement dated [●] 2015
We refer to the loan agreement dated [●] 2015 (the "Loan Agreement") made between, amongst others, (1) ourselves as Borrower, (2) the banks and financial institutions listed in Schedule 1 thereto as Original Lenders, (3) the banks and financial institutions listed in Schedule 2 thereto as Original Swap Providers and (4) yourselves as Agent and Security Agent providing for the making available to us of committed revolving credit facilities in the aggregate amount of $750,000,000 and an uncommitted upsize facility in the amount of $250,000,000.
Expressions defined in the Loan Agreement shall have the same meanings when used in this letter.
1.	Pursuant to Clause 4.1 of the Loan Agreement we give you notice that we wish to draw [specify number] Advances under the Revolving Credit Facility on [●] 2015 in the following amounts and that we select an Interest Period for each such Revolving Credit Facility Advance as follows:
Revolving Credit Facility Advance	Interest Period
$[●]	[●] month(s)
$[●]	[●] month(s)
$[●]	[●] month(s)
2.	We request and authorise you to apply the proceeds of the above Advances as follows:
(a)	by crediting the sum of $[●] to our loan account with you in respect of the Existing $750m Facility Agreement in repayment in full of the Existing $750m Facility Indebtedness;
(b)	by transferring the sum of $[●] to our account number [●] with DNB Bank ASA, London Branch under reference [●]; and

(c)	by transferring the sum of $[●] to [●] under reference [●].
3.	We confirm that:
(a)	the amount referred to in paragraph 2(b) above shall prepay in full the outstanding amount of the Existing Alsace Loan Indebtedness;
(b)	the proceeds of the above Advances shall be applied solely for the relevant purposes permitted in respect thereof under the Loan Agreement;
(c)	the representations and warranties made by us as set out in Clause 10 of the Loan Agreement are true and accurate on the date of this letter as if made on the same date as this letter;
(d)	no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of the proposed borrowing of the relevant Advances; and
(e)	the financial covenants set out in Clause 13.1 of the Loan Agreement are complied with.
Yours faithfully

……………………………….
For and on behalf of
EURONAV NV

Part 2 - Notice of Drawdown for Other Advances

To:	Nordea Bank Norge ASA Middelthunsgate 17 P.O. Box 1166 Sentrum NO-0107 Oslo Norway

Attn.	International Loan Administration

Date: [●] 201[●]
Dear Sirs
Loan Agreement dated [●] 2015
We refer to the loan agreement dated [●] 2015 (the "Loan Agreement") made between, amongst others, (1) ourselves as Borrower, (2) the banks and financial institutions listed in Schedule 1 thereto as Original Lenders, (3) the banks and financial institutions listed in Schedule 2 thereto as Original Swap Providers and (4) yourselves as Agent and Security Agent providing for the making available to us of committed revolving credit facilities in the aggregate amount of $750,000,000 and an uncommitted upsize facility in the amount of $250,000,000.
Expressions defined in the Loan Agreement shall have the same meanings when used in this letter.
Pursuant to Clause 4.1 of the Loan Agreement we give you notice that we wish to draw [a Revolving Credit Facility Advance[s] under the Revolving Credit Facility][[an] Acquisition Facility Advance[s] under the Acquisition Facility][[an] Upsize Facility Advance[s] under the Upsize Facility] on [●] 20[●] in the following amount[s] and Interest Period[s] for such Advance[s] [and, with respect to the [Acquisition Facility][Upsize Facility], in relation to the following Vessel[s]]:
Facility	Advance Amount	Interest Period	Vessel
[Revolving Credit] [Acquisition] [Upsize] Facility	$[●]	[●] month(s)	[●]
[Revolving Credit] [Acquisition] [Upsize] Facility	$[●]	[●] month(s)	[●]
[Revolving Credit] [Acquisition] [Upsize] Facility	$[●]	[●] month(s)	[●]
The proceeds of such Advance[s] should be credited to [●] under reference [●].
We confirm that:
1.	the proceeds of such Advance[s] shall be applied solely for the relevant purposes permitted in respect thereof under the Loan Agreement;

2.	the representations and warranties made by us as set out in Clause 10 of the Loan Agreement are true and accurate on the date of this letter as if made on the same date as this letter;
3.	no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of the proposed borrowing of the relevant Advance[s]; and
4.	the financial covenants set out in Clause 13.1 of the Loan Agreement are complied with.
Yours faithfully

……………………………….
For and on behalf of
EURONAV NV

SCHEDULE 5
CONDITIONS PRECEDENT
Part 1 – Documents and evidence to be received on or before the Closing Date
1.	Corporate documents of the Borrower
1.1	In respect of the Borrower:
1.1.1	certified copies of its certificate of incorporation and constitutional documents;
1.1.2	to the extent only that such resolutions are required in connection with any legal opinion mentioned below, certified copies of resolutions duly passed by the board of directors of the Borrower evidencing their approval of the transactions contemplated by the Finance Documents and authorising the execution of them by the Borrower;
1.1.3	an original certificate, signed by the secretary or a director of the Borrower, stating:
(a)	its officers and directors;
(b)	that no licences, authorisations, approvals or consents are required by it in connection with the execution, delivery, performance, validity and enforceability of the Finance Documents to which it is (or is to become) a party or, if any such licences, authorisations, approvals or consents are required by it, attaching certified copies of them; and
1.1.4	the original or a certified copy of any power of attorney issued by it in favour of any person or persons executing this Agreement and/or the Fee Letters on its behalf.
2.	Finance Documents
2.1	Originals of the following Finance Documents and related documents:
2.1.1	this Agreement executed by the Borrower; and
2.1.2	the Fee Letters referred to in Clause 18.1.2 executed by the Borrower.
3.	Building Contracts
Copies of the Building Contracts for the Acquisition Vessels.
4.	Earnings Account
Evidence that the Earnings Account has been duly opened by the Borrower with the Agent.
5.	Process agent
Confirmation from the agents in England nominated by the Borrower in this Agreement for the acceptance of service of process, that they consent to such nomination.

6.	Know your customer
Such certificates and documents as any Bank may reasonably require in order to comply with any anti-money laundering or "know your customer" legislation, regulation or procedures applicable to it including its own internal compliance policies.
7.	Fees
Evidence that any fees, costs and expenses to the extent due and payable on or before the Closing Date from the Borrower pursuant to Clause 18 have been paid.

Part 2 – Documents and evidence to be received on or before the Initial Borrowing Date
1.	Corporate documents of the Borrower
In respect of the documents delivered by the Borrower to the Agent pursuant to part 1 of this Schedule 5, such other updating documents as the Agent may require (including but not limited to a written confirmation from the Borrower stating that none of documents delivered by it to the Agent under Part 1 of this Schedule 5 have been modified, amended or supplemented, attaching a certified copy of such document as so modified, amended or supplemented, or if any such document has been revoked, attaching a certified copy of any document replacing the one that has been revoked).
2.	Execution and registration of the Finance Documents
2.1	Originals of the following Finance Documents:
2.1.1	the Mortgage in respect of each Existing Vessel executed by the Borrower;
2.1.2	the General Assignment in respect of each Existing Vessel executed by the Borrower;
2.1.3	a Charter Assignment executed by the Borrower in respect of each Existing Vessel which, on the Initial Borrowing Date, is subject to a Long Term Charter;
2.1.4	the Account Security executed by the Borrower;
2.1.5	the Master Agreement Security Deed executed by the Borrower; and
2.1.6	all notices, acknowledgements, instruments and other documents as are required to be delivered to the Agent on or before the Initial Borrowing Date under the terms of the above Finance Documents, each duly executed (where appropriate) by the relevant parties.
2.2	Evidence that the Mortgage for each Existing Vessel has been registered or is capable of immediate registration with first priority against the relevant Existing Vessel at the appropriate ship registry.
2.3	Evidence that the relevant Existing Vessel is registered in the sole name of the Borrower under the laws and flag of its Flag State free from all Encumbrances except for the Mortgage on it.
3.	Charters
Written confirmation from the Borrower stating that no Long Term Charter has been entered into by it in respect of the Existing Vessels or, if it has, attaching a certified true copy of each Long Term Charter and any related Charter Guarantee (unless disclosure thereof would cause the Borrower to breach any confidentiality obligations in respect of any such Long Term Charter or Charter Guarantee).
4.	Classification
A certificate of class maintained in respect of each Existing Vessel issued no more than 5 Banking Days before the Initial Borrowing Date confirming that each Existing Vessel is classed with the highest class applicable to vessels of her age, type and specifications with its Classification Society free of overdue recommendations and conditions.

5.	Insurances
5.1	Evidence that each Existing Vessel is insured in the manner required by the Finance Documents, that letters of undertaking will be issued in the manner required by the Finance Documents and that all other requirements of the Finance Documents in respect of the Insurances of the Existing Vessels and the noting of the Security Agent's interest thereon have been complied with.
5.2	A favourable opinion on the Insurances of the Existing Vessels satisfactory to the Lenders from Bankserve Insurance Services Limited or such other insurance advisers as the Agent may appoint.
6.	Management
6.1	The following documents relating to the management of each Existing Vessel:
6.1.1	a certified copy of the Management Agreement;
6.1.2	an original of the Manager's Undertaking; and
6.1.3	such evidence as the Agent may reasonably require (including but not limited an original or certified copy of a power of attorney from the Manager) as to the due execution of any relevant documents by the Manager.
7.	ISM Code and ISPS Code
7.1	The following documents relating to the safety and security of each Existing Vessel:
7.1.1	a copy of the Document of Compliance in relation to the company responsible for the relevant Existing Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code;
7.1.2	a copy of the relevant Existing Vessel's Safety Management Certificate as required by the ISM Code;
7.1.3	a copy of the relevant Existing Vessel's International Ship Safety Certificate as required by the ISPS Code.
8.	Existing Indebtedness
8.1	Evidence that before (or simultaneously with) drawdown of the first Advance:
8.1.1	in respect of the Existing $750m Facility Agreement:
(a)	the whole of the Existing $750m Facility Indebtedness has been or will be repaid;
(b)	all undrawn and available commitments under the Existing $750m Facility Agreement will be finally and irrevocably cancelled;
(c)	all of the Encumbrances securing the Existing $750m Facility Indebtedness will be finally and unconditionally released and discharged; and
8.1.2	in respect of the Existing Alsace Loan Agreement;
(a)	the whole of the Existing Alsace Loan Indebtedness has been or will be repaid;

(b)	all undrawn and available commitments under the Existing Alsace Loan Agreement will be finally and irrevocably cancelled; and
(c)	all of the Encumbrances securing the Existing Alsace Loan Indebtedness will be finally and unconditionally released and discharged.
9.	Legal opinions
9.1	Legal opinions satisfactory to the Lenders:
9.1.1	on Belgian law from Fransen Luyten;
9.1.2	on Greek law from Theo V. Sioufas & Co.;
9.1.3	on French law from Holman Fenwick Willan LLP;
9.1.4	on English law from Holman Fenwick Willan LLP;
9.1.5	on Norwegian law from BA-HR;
9.1.6	on the laws of any other relevant jurisdiction from such firm in that jurisdiction as the Agent may appoint, or, in respect of any one or more of such legal opinions, confirmation satisfactory to the Agent that the opinion in question will be issued in form and substance acceptable to it within such period after the Initial Borrowing Date as is acceptable to it.
10.	Process agent
Confirmation from the agents in England nominated by (a) the Borrower in the Master Agreement Security Deed, the General Assignments and the Charter Assignments (if any) and (b) the Manager in the Manager's Undertakings for the acceptance of service of process, that they consent to such nomination.

Part 3 – Documents and evidence to be received on or before the first Drawdown Date relating to an Acquisition Vessel or an Upsize Vessel
1.	Corporate documents of the Borrower
In respect of the documents delivered by the Borrower to the Agent pursuant to part 1 of this Schedule 5, such updating documents as the Agent may require.
2.	Building Contracts
In respect of an Upsize Advance only, a copy of the Building Contract for the Upsize Vessel to which the Advance relates.
3.	Execution and registration of the Finance Documents
3.1	Originals of the following Finance Documents:
3.1.1	the Mortgage in respect of the Acquisition Vessel or Upsize Vessel to which the Advance relates (the "relevant Vessel") executed by the Borrower;
3.1.2	the General Assignment in respect of the relevant Vessel executed by the Borrower;
3.1.3	a Charter Assignment executed by the Borrower in respect of the relevant Vessel if, on the relevant Drawdown Date, it is subject to a Long Term Charter;
3.1.4	all notices, acknowledgements, instruments and other documents as are required to be delivered to the Agent on or before the relevant Drawdown Date under the terms of the above Finance Documents, each duly executed (where appropriate) by the relevant parties.
3.2	Evidence that the Mortgage for the relevant Vessel has been registered or is capable of immediate registration with first priority against the relevant Vessel at the appropriate ship registry.
4.	Title to the relevant Vessel; delivery
4.1	The following documents and evidence relating to the purchase of the relevant Vessel and her delivery under the relevant Building Contract:
4.1.1	certified copies of the bill of sale, builder's certificate, declaration of warranty and commercial invoice issued by the Builder under the relevant Building Contract;
4.1.2	evidence that all pre-delivery instalments falling due under the relevant Building Contract before the relevant Delivery Date have been paid in full to the Builder;
4.1.3	evidence that the balance of the purchase price payable by the Borrower of the relevant Vessel has been (or, contemporaneously with drawdown of the relevant Advance, will be) paid to the Builder;

4.1.4	a certified copy of a protocol of delivery and acceptance for the relevant Vessel under the relevant Building Contract executed on behalf of the Builder and the Borrower; and
4.1.5	such evidence as the Agent may reasonably require as to the due execution of any relevant documents by the Builder.
4.2	Evidence that the relevant Vessel is registered in the sole name of the Borrower under the laws and flag of its Flag State free from all Encumbrances except for the Mortgage on it.
5.	Charters
Written confirmation from the Borrower stating that no Long Term Charter has been entered into by it in respect of the relevant Vessel or, if it has, attaching a certified true copy of such Long Term Charter and any related Charter Guarantee (unless disclosure thereof would cause the Borrower to breach any confidentiality obligations in respect of any such Long Term Charter or Charter Guarantee.
6.	Classification
A certificate of class maintained in respect of the relevant Vessel issued no more than 5 Banking Days before the relevant Drawdown Date confirming that the relevant Vessel is classed with the highest class applicable to vessels of her age, type and specifications with its Classification Society free of overdue recommendations and conditions.
7.	Insurances
7.1	Evidence that the relevant Vessel is insured in the manner required by the Finance Documents, that letters of undertaking will be issued in the manner required by the Finance Documents and that all other requirements of the Finance Documents in respect of the Insurances of the relevant Vessel and the noting of the Security Agent's interest thereon have been complied with.
7.2	A favourable opinion on the Insurances of the relevant Vessel satisfactory to the Lenders from Bankserve Insurance Services Limited or such other insurance advisers as the Agent may appoint.
8.	Management
8.1	The following documents relating to the management of the relevant Vessel:
8.1.1	a certified copy of the Management Agreement;
8.1.2	an original of the Manager's Undertaking; and
8.1.3	such evidence as the Agent may reasonably require (including but not limited an original or certified copy of a power of attorney from the Manager) as to the due execution of any relevant documents by the Manager.

9.	ISM Code and ISPS Code
A copy of the Document of Compliance in relation to the company responsible for the relevant Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.
10.	Valuation
A valuation of the relevant Vessel dated not earlier than 30 days prior to the relevant Drawdown Date determined in accordance with Clause 16 demonstrating that the amount of the relevant Advance to be drawn does not exceed 65% of the Fair Market Value of the relevant Vessel.
11.	Legal opinions
11.1	Legal opinions satisfactory to the Lenders:
11.1.1	on Belgian law from Fransen Luyten;
11.1.2	on English law from Holman Fenwick Willan LLP;
11.1.3	on the laws of the Flag State of the relevant Vessel; and
11.1.4	on the laws of any other relevant jurisdiction from such firm in that jurisdiction as the Agent may appoint, or, in respect of any one or more of such legal opinions, confirmation satisfactory to the Agent that the opinion in question will be issued in form and substance acceptable to it within such period after the relevant Drawdown Date as is acceptable to it.
12.	Process agent
Confirmation from the agents in England nominated by (a) the Borrower in the General Assignments and the Charter Assignments (if any) and (b) the Manager of the relevant Vessel in the Manager's Undertaking for the acceptance of service of process, that they consent to such nomination.

Part 4 – Further documents and evidence to be received on or before the first Drawdown Date relating to an Upsize Vessel
1.	Execution and registration of the Finance Documents
1.1	If required in connection with the legal opinions mentioned below, originals of any Supplemental Mortgage Deeds in respect of the relevant Vessels executed by the Borrower.
1.2	Evidence that the Supplemental Mortgage Deeds for the Vessels have been registered or are capable of immediate registration against the relevant Vessels at the appropriate ship registry.
2.	Additional opinions in respect of the first Drawdown Date relating to an Upsize Vessel
2.1	If required by the Lenders, legal opinions satisfactory to the Lenders:
2.1.1	on Belgian law from Fransen Luyten;
2.1.2	on English law from Holman Fenwick Willan LLP;
2.1.3	on French law from Holman Fenwick Willan LLP;
2.1.4	on Greek law from Theo V. Sioufas & Co; and
2.1.5	on the laws of the Flag State of any Mortgaged Vessel;
confirming that the Finance Documents (including any Supplemental Mortgage Deeds) secure the relevant Upsize Facility Advance with first priority or, in the case of the Supplemental Mortgage Deeds, with a ranking which is immediately subordinated to the ranking of the Mortgage or Mortgages already granted by the Borrower on the relevant Vessel (or, in respect of any one or more of such legal opinions, confirmation satisfactory to the Agent that the opinion in question will be issued in form and substance acceptable to it within such period after the relevant Drawdown Date as is acceptable to it).
2.2	If required by the Lenders, written confirmation satisfactory to the Lenders on Norwegian law from BA-HR confirming that the Account Security secures the relevant Upsize Facility Advance with first priority (or confirmation satisfactory to the Agent that the confirmation will be issued in form and substance acceptable to it within such period after the relevant Drawdown Date as is acceptable to it).

Part 5 – Documents and evidence to be received within 5 Banking Days of the first Drawdown Date relating to an Acquisition Vessel or an Upsize Vessel
1.	ISM Code and ISPS Code
1.1	The following documents relating to the safety and security of the relevant Vessel:
1.1.1	a copy of the relevant Vessel's Safety Management Certificate as required by the ISM Code; and
1.1.2	a copy of the relevant Vessel's International Ship Safety Certificate as required by the ISPS Code.

SCHEDULE 6
FORM OF TRANSFER CERTIFICATE
TRANSFER CERTIFICATE
The Transferor Lender and the Transferee Lender accept exclusive responsibility for ensuring that this Transfer Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.
To:	Nordea Bank Norge ASA as agent on its own behalf and for and on behalf of the Obligors and Banks defined in the Agreement referred to below:
1.	This Transfer Certificate relates to a loan agreement dated [●] 2015 (the "Loan Agreement") made between, amongst others, (1) Euronav NV as borrower (the "Borrower"), (2) the banks and financial institutions defined therein as lenders (the "Lenders"), (3) the banks and financial institutions defined therein as swap providers (the "Swap Providers") and (4) Nordea Bank Norge ASA as agent and security agent providing for the making available to the Borrower of committed revolving credit facilities in the aggregate amount of $750,000,000 and an uncommitted upsize facility in the amount of $250,000,000 (as the same may from time to time be amended or varied).
2.	Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings when used in this Transfer Certificate.
3.	In this Transfer Certificate:
"Relevant Party" means each Obligor and each Bank (other than the Transferor Lender and the Transferee Lender);
"Transferor Lender" means [full name] of [lending office]; and
"Transferee Lender" means [full name] of [lending office].
4.	The Transferor Lender as beneficial owner hereby transfers to the Transferee Lender absolutely in accordance with Clause 24 of the Loan Agreement all its rights and benefit (present, future or contingent) under the Loan Agreement and the other Finance Documents to the extent of [●]% of its Revolving Credit Facility Contribution and [●]% of its Acquisition Facility Contribution, which percentages represent $[●] and $[●] respectively.
5.	By virtue of this Transfer Certificate and Clause 24 of the Loan Agreement the Transferor Lender is discharged [entirely from its Revolving Credit Facility Commitment and its Acquisition Facility Commitment which amount to $[●] and $[●] respectively][from [●]% of its Revolving Credit Facility Commitment and [●]% of its Acquisition Facility Commitment, which percentages represent $[●] and $[●] respectively] and the Transferee Lender acquires a Revolving Credit Facility Commitment and an Acquisition Facility Commitment of $[●] and $[●] respectively.
6.	The Transferee Lender hereby requests the Agent and the other Banks to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of Clause 24 of the Loan Agreement so as to take effect in accordance with the terms thereof on [●] 20[●].

7.	The Transferee Lender:
7.1	confirms that it has received copies of the Loan Agreement and the other Finance Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;
7.2	confirms that it has not relied and will not hereafter rely on the Transferor Lender or any other Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, any of the other Finance Documents or any such other documents or information;
7.3	agrees that it has not relied and will not rely on the Transferor Lender or any other Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to the Loan Agreement or any of the other Finance Documents (save as otherwise expressly provided therein);
7.4	warrants to the Transferor Lender and each Relevant Party that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement and the other Finance Documents;
7.5	if not already a Lender, appoints the Agent to act as its agent as provided in the Loan Agreement and the other Finance Documents and agrees to be bound by the terms thereof; and
7.6	confirms the accuracy of the administrative details set out in the Schedule to this Transfer Certificate.
8.	The Transferor Lender:
8.1	warrants to the Transferee Lender and each Relevant Party that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so; and
8.2	undertakes with the Transferee Lender that it will, at its own expense, execute any documents which the Transferee Lender reasonably requests for perfecting in any relevant jurisdiction the Transferee Lender's title under this Transfer Certificate or for a similar purpose.

9.	The Transferee Lender hereby undertakes with the Transferor Lender and each Relevant Party that it will perform all those obligations which by the terms of the Loan Agreement will be assumed by it after this Transfer Certificate takes effect.
10.	If this Transfer Certificate takes effect during an Interest Period, the Agent shall make all payments which would have become due to the Transferor Lender under the Loan Agreement during that Interest Period if no such transfer had been effected to the Transferor Lender and the Transferee Lender according to the percentages of the Transferor Lender's Contributions and Commitments transferred and retained pursuant to Clauses 4 and 5 of this Transfer Certificate, and the Transferor Lender and the Transferee Lender shall be responsible for paying to each other pro rata all amounts (if any) due to them from each other for that Interest Period. On and from the commencement of the immediately succeeding Interest Period, the Agent shall make all payments due under the Loan Agreement for the account of the Transferor Lender to the Transferor Lender and shall make all payments due under the Loan Agreement for the account of the Transferee Lender to the Transferee Lender. This provision is for administrative convenience only and shall not affect the rights of the Transferor Lender and the Transferee Lender under the Loan Agreement.
11.	Neither the Transferor Lender nor any other Bank:
11.1	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Loan Agreement or any of the other Finance Documents or any other document relating thereto;
11.2	assumes any responsibility for the financial condition of the Borrower or any other party to the Loan Agreement or any of the other Finance Documents or any other document relating thereto or for the performance and observance thereof by (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether expressed or implied by law or otherwise, are hereby excluded (except as aforesaid).
12.	The Transferor Lender and the Transferee Lender undertake that they will on demand fully indemnify the Agent and the Security Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter connected with or arising out of it unless caused by the Agent's or Security Agent's gross negligence or wilful misconduct, as the case may be.
13.	The agreements and undertaking of the Transferee Lender in this Transfer Certificate are given to and for the benefit of and made with each of the Relevant Parties.
14.	This Transfer Certificate shall be governed by, and construed in accordance with, English law.
WARNING: This Transfer Certificate may not operate to transfer the Transferor Lender's interest in all of the security created by the Finance Documents (for example, the Mortgages on any Greek flagged Vessels) and the Transferee Lender should check that all deeds of assignment and other documents necessary to transfer such security to it are signed by the Transferor Lender and, where appropriate, registered.

Transferor Lender
By: [●]
Dated: [●]

Transferee Lender
By: [●]
Dated: [●]

Agent (for and on behalf of itself and for every other Relevant Party)
By: [●]
Dated: [●]

Schedule
Administrative Details of Transferee Lender
Name of Transferee Lender:
Lending Office:
Contact Person
(Loan Administration Department):
Telephone:
Fax:

Contact Person
(Credit Administration Department):
Telephone:
Fax:
Account for Payments:

SCHEDULE 7
FORM OF UPSIZE CONFIRMATION
To:	Nordea Bank Norge ASA Middelthunsgate 17 P.O. Box 1166 Sentrum NO-0107 Oslo Norway

Attn.	International Loan Administration

Date:  [●] 201[●]
Dear Sirs
Euronav NV – Loan Agreement dated [●] 2015 – Upsize Facility
1.	We refer to the loan agreement dated [●] 2015 (the "Loan Agreement") made between, amongst others, (1) Euronav NV as borrower (the "Borrower"), (2) the banks and financial institutions listed in Schedule 1 thereto as Original Lenders, (3) the banks and financial institutions listed in Schedule 2 thereto as Original Swap Providers and (4) yourselves as Agent and Security Agent providing for the making available to the Borrower of committed revolving credit facilities in the aggregate amount of $750,000,000 and an uncommitted upsize facility in the amount of $250,000,000.
2.	This is an Upsize Confirmation.
3.	Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings when used in this Upsize Confirmation.
4.	The Borrower has requested an Upsize of $[●] in the Upsize Facility Commitments and the banks and financial institutions specified in the Schedule (the "Relevant Lenders") have agreed to assume Upsize Facility Commitments to give effect to that Upsize in the respective amounts specified against their names in the Schedule (the "Relevant Commitments").
5.	The assumption of the Relevant Commitments by the Relevant Lenders takes effect on the date of this Upsize Confirmation and the Borrower acknowledges that, from this date, it is obliged to pay a commitment fee on the Relevant Commitments in accordance with Clause 18.1.1 of the Loan Agreement at the Applicable Commitment Fee Rate mentioned below.
6.	Each Relevant Lender:
6.1	agrees to assume and will assume all of the obligations of an Upsize Facility Lender corresponding to its Relevant Commitment in accordance with the terms of the Loan Agreement as supplemented by this Upsize Confirmation;
6.2	confirms that all Upsize Conditions relating to the Upsize effected by this Upsize Confirmation have been satisfied;
6.3	confirms that it has received copies of the Loan Agreement and the other Finance Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

6.4	confirms that it has not relied and will not hereafter rely on any other Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, any of the other Finance Documents or any such other documents or information;
6.5	agrees that it has not relied and will not rely on any other Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to the Loan Agreement or any of the other Finance Documents (save as otherwise expressly provided therein);
6.6	warrants that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Upsize Confirmation and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement and the other Finance Documents;
6.7	if not already a Lender, appoints the Agent to act as its agent as provided in the Loan Agreement and the other Finance Documents and agrees to be bound by the terms thereof; and
6.8	confirms the accuracy of the administrative details set out in the Schedule.
7.	The Upsize effected by this Upsize Confirmation relates to the Upsize Vessel with hull number [●] (the "Relevant Vessel") and the Upsize Facility Advance to be made by the Relevant Lenders under the Relevant Commitments (the "Relevant Advance") shall be applied in relation to that Vessel only.
8.	The Applicable Margin relating to the Relevant Advance shall be [●]% per annum.
9.	The Applicable Commitment Fee Rate relating to the Relevant Commitments shall be [●]% per annum.
10.	The Lending Office and address, fax number, email address and attention details for notices to the Relevant Lenders for the purposes of Clause 28 of the Loan Agreement are set out in the Schedule.
11.	This Upsize Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Upsize Confirmation.
12.	This Upsize Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.
13.	This Upsize Confirmation has been entered into on the date stated at the beginning of this Upsize Confirmation.

Yours faithfully

for and on behalf of	for and on behalf of
EURONAV NV	[●]

for and on behalf of	for and on behalf of
[●]	[●]

Acknowledged by

for and on behalf of
NORDEA BANK NORGE ASA
as Agent

WARNING: This Upsize Confirmation may not operate to include the Upsize Facility Lender's interest in all of the security created by the Finance Documents (for example, the Mortgages on any Greek flagged Vessels) and the Upsize Facility Lender should check that all deeds of amendment and other documents necessary to transfer such security to it are signed by the Upsize Facility Lender and, where appropriate, registered.

SCHEDULE
Relevant Lender	Lending Office	Relevant Commitment ($)
[●]	[●]	[●]
[●]	[●]	[●]
[●]	[●]	[●]
[62,500,000]

SCHEDULE 8
FORM OF COMPLIANCE CERTIFICATE

To:	Nordea Bank Norge ASA Middelthunsgate 17 P.O. Box 1166 Sentrum NO-0107 Oslo Norway

Attn.	International Loan Administration

Date: [●] 201[●]
Dear Sirs
Compliance Certificate - Loan Agreement dated [●] 2015
We refer to the loan agreement dated [●] 2015 (the "Loan Agreement") made between, amongst others, (1) ourselves as Borrower, (2) the banks and financial institutions listed in Schedule 1 thereto as Original Lenders, (3) the banks and financial institutions listed in Schedule 2 thereto as Original Swap Providers and (4) yourselves as Agent and Security Agent providing for the making available to us of committed revolving credit facilities in the aggregate amount of $750,000,000 and an uncommitted upsize facility in the amount of $250,000,000.
Expressions defined in the Loan Agreement shall have the same meanings when used in this certificate.
I, the Chief Financial Officer of the Borrower, hereby certify that:
1.	Attached to this certificate are the latest audited consolidated accounts of the Group for the financial [year][half-year] ending on [●] 201[●] (the "Accounts").
2.	Set out below are the respective amounts, in Dollars, of the Current Assets, Current Liabilities, Free Liquid Assets (including the respective amounts of cash, cash equivalents and Available Facilities), Stockholders' Equity, Total Assets and Total Indebtedness of the Group as at [●] 201[●]:
Current Assets	$[●]
Current Liabilities	$[●]
Free Liquid Assets	$[●]
Cash	$[●]
Cash equivalents	$[●]
Available Facilities	$[●]
Stockholders' Equity	$[●]
Total Assets	$[●]
Total Indebtedness	$[●]

3.	Accordingly, as at the date of this certificate the financial covenants set out in Clause 13.1 of the Loan Agreement [are] [are not] complied with, in that as at [●] 201[●]:
3.1	Current Assets exceed Current Liabilities by $[●];
3.2	Free Liquid Assets are $[●];
3.3	the aggregate amount of cash is $[●];
3.4	the ratio of Stockholders' Equity to Total Assets is [●] per cent;
[or, as the case may be, specify in what respect any of the financial covenants are not complied with.]
4.	As at [●] 201[●] no Event of Default has occurred and is continuing.
[or, specify/identify any Event of Default]
The Borrower is in compliance with Clause 16.1 of the Loan Agreement.
[If not, specify this and what is proposed as regards Clause 16.3]
The aggregate Fair Market Values of the Mortgaged Vessels as at [●] 201[●] is $[●] based on a Fair Market Value for each Mortgaged Vessel as at that date as follows:
Name of Vessel	Name of first shipbroker providing valuation	Name of second shipbroker providing valuation	Average market value
[●]	[●]	[●]	$[●]
[●]	[●]	[●]	$[●]
[●]	[●]	[●]	$[●]

Yours faithfully

……………………......
Chief Financial Officer
EURONAV NV

SCHEDULE 9
DESIGNATION NOTICE
To:	Nordea Bank Norge ASA Middelthunsgate 17 P.O. Box 1166 Sentrum NO-0107 Oslo Norway

Attn.	International Loan Administration

Copy:	Euronav NV

Date: [●] 20[●]
Dear Sirs
Loan Agreement dated [●] 2015
We refer to:
1.	the loan agreement dated [●] 2015 (the "Loan Agreement") made between, amongst others, (1) ourselves as Borrower, (2) the banks and financial institutions listed in Schedule 1 thereto as Original Lenders, (3) the banks and financial institutions listed in Schedule 2 thereto as Original Swap Providers and (4) yourselves as Agent and Security Agent providing for the making available to us of committed revolving credit facilities in the aggregate amount of $750,000,000 and an uncommitted upsize facility in the amount of $250,000,000;
2.	the master agreement dated as of [●] made between Euronav NV and [●] (the "Master Agreement"); and
3.	a confirmation delivered pursuant to the said Master Agreement dated [●] and addressed by [●] to Euronav NV (the "Confirmation").
In accordance with the terms of the Loan Agreement, we hereby give you notice of the Confirmation and hereby confirm that the transaction evidenced by it will be designated as a "Designated Transaction" for the purposes of the Loan Agreement and the Finance Documents.
Yours faithfully

.................................................
for and on behalf of
[SWAP PROVIDER]

EXECUTION PAGES
THE BORROWER

SIGNED	)
by	)
duly authorised for and on behalf of	)	/s/ Thomas Willan
EURONAV NV	)	Thomas Willan Attorney-in-fact

THE BANKS

SIGNED	)
by	)
duly authorised for and on behalf of	)	/s/ Katherine Noble
ABN AMRO BANK N.V. as Mandated Lead	)	Katherine Noble
Arranger, Bookrunner, Original Lender	)	Attorney-in-fact
and Original Swap Provider	)

SIGNED	)
by	)
duly authorised for and on behalf of	)	/s/ Katherine Noble
BELFIUS BANK NV/SA as Original Lender		Katherine Noble
and Original Swap Provider		Attorney-in-fact

SIGNED	)
by	)
duly authorised for and on behalf of	)	/s/ Katherine Noble
CREDIT AGRICOLE CORPORATE AND	)	Katherine Noble
INVESTMENT BANK as Lead Arranger,	)	Attorney-in-fact
Original Lender and Original Swap Provider

SIGNED	)
by	)
duly authorised for and on behalf of	)	/s/ Katherine Noble
DNB BANK ASA as Mandated Lead Arranger,	)	Katherine Noble
Bookrunner, Co-ordinator and Original Swap	)	Attorney-in-fact
Provider	)

SIGNED	)
by	)
duly authorised for and on behalf of	)	/s/ Katherine Noble
DNB (UK) LIMITED as Original Lender	)	Katherine Noble
Attorney-in-fact
SIGNED	)
by	)
duly authorised for and on behalf of	)	/s/ Katherine Noble
HSBC BANK PLC as Original Lender	)	Katherine Noble
and Original Swap Provider	)	Attorney-in-fact

SIGNED	)
by	)
duly authorised for and on behalf of	)	/s/ Katherine Noble
ING BANK N.V. as Mandated Lead	)	Katherine Noble
Arranger, Bookrunner and Original Lender ))		Attorney-in-fact

SIGNED	)
by	)
duly authorised for and on behalf of	)	/s/ Katherine Noble
KBC BANK N.V. as Co-Arranger, Original	)	Katherine Noble
Lender and Original Swap Provider	)	Attorney-in-fact

SIGNED	)
by	)
duly authorised for and on behalf of	)	/s/ Katherine Noble
NORDEA BANK FINLAND PLC as	)	Katherine Noble
Original Swap Provider	)	Attorney-in-fact

SIGNED	)
by	)
duly authorised for and on behalf of	)	/s/ Katherine Noble
NORDEA BANK NORGE ASA	)	Katherine Noble
as Mandated Lead Arranger, Bookrunner,	)	Attorney-in-fact
Co-ordinator, Original Lender, Agent and	)
Security Agent

SIGNED	)
by	)
duly authorised for and on behalf of	)	/s/ Katherine Noble
SCOTIABANK EUROPE PLC as	)	Katherine Noble
Co-Arranger, Original Lender and	)	Attorney-in-fact
Original Swap Provider	)

SIGNED	)
by	)
duly authorised for and on behalf of	)	/s/ Katherine Noble
SKANDINAVISKA ENSKILDA BANKEN	)	Katherine Noble
AB (PUBL) as Mandated Lead Arranger,	)	Attorney-in-fact
Bookrunner, Original Lender and Original	)
Swap Provider	)

SIGNED	)
by	)
duly authorised for and on behalf of	)	/s/ Katherine Noble
SOCIETE GENERALE as Co-Arranger and	)	Katherine Noble
Original Lender		Attorney-in-fact